Filed Pursuant to Rule 424(b)(3)

Registration No. 333-135562

Ben Franklin Financial, Inc. Proposed Holding Company for Ben Franklin Bank of Illinois Up to 776,250 Shares of Common Stock

Ben Franklin Financial, Inc. is offering shares of its common stock for sale in connection with the reorganization of Ben Franklin Bank of Illinois into the mutual holding company form of ownership. After the offering, 55% of our outstanding common stock will be owned by Ben Franklin Financial, MHC, our federally chartered mutual holding company parent. We have never issued stock previously. Following the completion of the reorganization, we expect that the common stock of Ben Franklin Financial, Inc. will be quoted on the OTC Bulletin Board.

We are offering 776,250 shares of the common stock on a best efforts basis. The shares being offered represent 45% of the shares of common stock of Ben Franklin Financial, Inc. that will be outstanding following the reorganization. Depositors who had accounts at Ben Franklin Bank of Illinois with aggregate balances of at least $50 on March 31, 2005 will have first priority to purchase shares of common stock of Ben Franklin Financial, Inc. We must sell a minimum of 573,750 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 892,688 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate at 12:00 Noon, Central Standard Time on September 19, 2006. We may extend the termination date without notice to you, until November 3, 2006, unless the Office of Thrift Supervision approves a later date, which may not be beyond September 26, 2008.

The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is 10,000 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 30,000 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond November 3, 2006. If the offering is extended beyond November 3, 2006, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in a segregated account at Ben Franklin Bank of Illinois or, at our discretion, at another federally insured depository institution. Subscription funds will bear interest at our passbook savings rate, which is currently 0.75% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 18.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Maximum	Adjusted Maximum
Number of shares	573,750	776,250	892,688
Estimated offering expenses, excluding underwriting commissions and expenses	$530,000	$530,000	$530,000
Underwriting commissions and expenses	$165,000	$165,000	$165,000
Estimated net proceeds	$5,042,500	$7,067,500	$8,231,880
Estimated net proceeds per share	$8.79	$9.10	$9.22

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact our Stock Information Center at (847) 398-0990 ext. 253.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is August 14, 2006

Ben Franklin Bank of Illinois

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83
45
12
53
Arlington Heights
Rolling Meadows
294
14
58
290
90

90
Arlington Heights
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290
294
Chicago O'Hare International Airport
90
Chicago
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55
COOK COUNTY
90
94
80
57

Main Office
14 N. Dryden Place
Arlington Heights, IL 60004

Branch Offices
360 E. Northwest Highway
Arlington Heights, IL 60004

Rolling Meadows Shopping Center
3148 Kirchoff Road
Rolling Meadows, IL 60008

Chicago
ILLINOIS
St. Louis

i

SUMMARY

The following summary explains selected information regarding the reorganization, the offering of common stock by Ben Franklin Financial, Inc. and the business of Ben Franklin Bank of Illinois. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of Ben Franklin Bank of Illinois.

The Companies

Ben Franklin Financial, MHC

Upon completion of the reorganization and offering, Ben Franklin Financial, MHC will become the federally-chartered mutual holding company parent of Ben Franklin Financial, Inc. Ben Franklin Financial, MHC is not currently an operating company and has not engaged in any business to date. Ben Franklin Financial, MHC will be formed upon completion of the reorganization. So long as Ben Franklin Financial, MHC exists, it will own a majority of the voting stock of Ben Franklin Financial, Inc.

Ben Franklin Financial, Inc.

Ben Franklin Financial, Inc. will be the mid-tier stock holding company for Ben Franklin Bank of Illinois following the reorganization and stock offering. Ben Franklin Financial, Inc. is not currently an operating company. Ben Franklin Financial, Inc. will be formed upon completion of the reorganization. Ben Franklin Financial, Inc. will be chartered under federal law and will own 100% of the common stock of Ben Franklin Bank of Illinois. Our executive office will be located at 14 North Dryden Place, Arlington Heights, Illinois 60004, and our telephone number will be (847) 398-0990.

Ben Franklin Bank of Illinois

Ben Franklin Bank of Illinois is a federally-chartered savings bank headquartered in Arlington Heights, Illinois. Ben Franklin Bank of Illinois was originally founded in 1893 as a building and loan association. We conduct our business from our main office and two branch offices. All of our offices are located in the northwestern corridor of the Chicago metropolitan area. The telephone number at our main office is (847) 398-0990.

At March 31, 2006, we had total assets of $110.2 million, total deposits of $99.2 million and total equity of $8.4 million. Our net income for the year ended December 31, 2005 was $388,000. Our principal business activity is the origination and purchase of mortgage loans secured by one- to four-family residential real estate. We also invest in commercial real estate, multi-family, construction, land and home equity loans. We offer a variety of deposit accounts, including checking, money market savings and certificates of deposit, and emphasize personal and efficient service for our customers. Since 2001, we have restructured our board and management. In particular, since that date, we have hired a new chief executive officer, chief financial officer and chief lending officer. Also, four of our six directors joined the board in 2001 or later.

Our Reorganization into a Mutual Holding Company and the Stock Offering

We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters such as the election of directors and the proposed mutual holding company reorganization. The reorganization is a series of transactions by which we will convert our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. Following the reorganization, Ben Franklin Bank of Illinois will become a federal stock savings bank subsidiary of Ben Franklin Financial, Inc. Ben Franklin Financial, Inc. will be a majority-owned subsidiary of Ben Franklin Financial, MHC. After the reorganization, our depositors will become members of Ben Franklin Financial, MHC, and will continue to have the same voting rights in Ben Franklin Financial, MHC as they have in Ben Franklin Bank of Illinois prior to the reorganization. As a federal stock savings bank, we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Also, upon consummation of the reorganization and offering, Ben Franklin Financial, MHC and Ben Franklin Financial, Inc. will be registered with the Office of Thrift Supervision as savings and loan holding companies, and will be subject to Office of Thrift Supervision regulations, supervision and reporting requirements.

As part of the stock offering, we are offering between 573,750 and 776,250 shares of Ben Franklin Financial, Inc. common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. We may increase the amount of stock to be sold to 892,688 shares without any further notice to you.

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to: (1) compete more effectively in the financial services marketplace; (2) offer our depositors, employees, management and directors an equity ownership interest in Ben Franklin Bank of Illinois and thereby obtain an economic interest in its future success; and (3) increase our capital to support future growth and profitability.

Our new structure will permit us to issue capital stock, which is a source of capital not available to a mutual savings bank.

The reorganization and the capital raised in the offering are expected to:

•	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits; and

•	support the implementation of a controlled growth strategy, including the modernization and, if practicable, expansion of our branch network.

The reorganization and offering also will allow us to establish stock benefit plans for management and employees which will permit us to attract and retain qualified personnel.

Unlike a standard conversion transaction in which all of the common stock issued by the converting savings bank is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. A majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of our outstanding shares. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided to offer 45% of our outstanding shares of common stock for sale in the offering, and 55% of our shares will be retained by Ben Franklin Financial, MHC. The board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering would enable management to more effectively invest the capital raised in the offering. See “—Possible Conversion of Ben Franklin Financial, MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Since 2001, we have substantially restructured our board and management including the election of four new directors (out of a total of six) and the appointment of a new chief executive officer, a chief financial officer and a chief lending officer. Since such date, we have focused on improving the execution of our community oriented retail banking strategy. Highlights of our current strategy include the following:

•	focus on residential lending;

•	increase our multi-family and commercial real estate lending;

•	implement a controlled growth strategy;

•	manage interest rate risk; and

•	maintain strong asset quality.

A full description of our business strategy can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ben Franklin Bank of Illinois—Business Strategy” and a description of our products and services can be found under “Business of Ben Franklin Bank of Illinois.”

Terms of the Offering

We are offering between 573,750 and 776,250 shares of common stock of Ben Franklin Financial, Inc. to qualified depositors, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 892,688 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of Ben Franklin Financial, Inc. decreases below $12,750,000 or increases above $19,837,500, or the offering is extended beyond November 3, 2006, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Keefe, Bruyette & Woods, Inc., our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Ben Franklin Financial, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at Ben Franklin Bank of Illinois with aggregate balances of at least $50 on March 31, 2005;

(2)	the tax-qualified employee benefit plans of Ben Franklin Bank of Illinois (including our employee stock ownership plan);

(3)	depositors who had accounts at Ben Franklin Bank of Illinois with aggregate balances of at least $50 on June 30, 2006; and

(4)	other depositor members of Ben Franklin Bank of Illinois on July 31, 2006.

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Cook County, Illinois will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at March 31, 2005, June 30, 2006 or July 31, 2006 as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 573,750 Shares and 776,250 Shares and the $10.00 Price Per Share

Our decision to offer between 573,750 shares and 776,250 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of June 16, 2006, the estimated pro forma market value of the common stock of Ben Franklin Financial, Inc. on a fully converted basis was between $12,750,000 and $17,250,000, with a midpoint of $15,000,000.

In preparing its independent appraisal, RP Financial, LC. considered the information contained in this prospectus, including Ben Franklin Bank of Illinois’ financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in our existing marketing area;

•	historical, financial and other information relating to Ben Franklin Bank of Illinois;

•	a comparative evaluation of the operating and financial statistics of Ben Franklin Bank of Illinois with those of other similarly situated publicly traded savings bank and mutual holding companies;

•	the impact of the stock offering on our consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

In reviewing the appraisal prepared by RP Financial, LC., the board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

The board of directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of Ben Franklin Financial, Inc. common stock should be offered for sale in the offering, and 55% should be held by Ben Franklin Financial, MHC. The board of directors determined that offering 45% of our outstanding shares of common stock for sale in the offering allowed for an efficient use of net proceeds for Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois in the short-term and the near-term. See “—Possible Conversion of Ben Franklin Financial, MHC to Stock Form.” Based on the estimated valuation range and the purchase price, the number of shares of Ben Franklin Financial, Inc. common stock that will be outstanding upon completion of the stock offering will range from 1,275,000 shares to 1,725,000 shares (subject to adjustment to 1,983,750 shares), and the number of shares of Ben Franklin Financial, Inc. common stock that will be sold in the stock offering will range from 573,750 shares to 776,250 shares (subject to adjustment to 892,688 shares). The number of shares that Ben Franklin Financial, MHC will own after the offering will range from 701,250 shares to 948,750 shares (subject to adjustment to 1,091,062 shares). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Ben Franklin Bank of Illinois or market conditions generally, or to fill the order of the employee stock ownership plan.

The independent appraisal will be updated before we complete the reorganization and stock offering. If the pro forma market value of the common stock at that time is either below $12,750,000 or above $19,837,500, then Ben Franklin Financial, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s annual net income. RP Financial, LC. considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. The following table presents the ratio of the offering price to Ben Franklin Financial, Inc.’s pro forma book value and earnings per share for the periods indicated. See “Pro Forma Data” for a description of the assumptions we used in making these calculations.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis. These figures are from the RP Financial, LC. appraisal report. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a premium of 55.8% on a price-to-earnings basis and a discount of 27.7% on a price-to-book basis. At the minimum and maximum of the valuation range a share of common stock is priced at 36.04 times and 46.06 times our earnings. The peer group companies, as of June 16, 2006, traded on average at 29.57 times earnings. The median trading price of the peer group common stock was at 26.42 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 101.73% and 120.63%, respectively, of our pro forma book value. This represents a discount to the average trading price-to-book value of peer group companies, which as of June 16, 2006 averaged 166.79%. As of June 16, 2006, the median trading price of peer group companies was 163.96% of the book value of these companies. Our board of directors, in reviewing and accepting the valuation considered the range of price-to-earnings multiples and the range of the price-to-book value ratios at the different amounts of shares to be sold in the offering. The independent appraisal did not consider one valuation approach to be more important than the other. Instead, the independent appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing Ben Franklin Financial, Inc. and the number of shares to be sold, in comparison to the identified peer group institutions. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization and offering and the appraiser’s conclusions regarding Ben Franklin Financial, Inc.’s financial condition and operation after the offering in comparison to the peer group companies.

	Non-Fully Converted Pro Forma Price to Earnings Multiple(1)	Non-Fully Converted Pro Forma Price to Book Value Ratio
Ben Franklin Financial, Inc.
Maximum	46.06x	120.63%
Minimum	36.04x	101.73%
Valuation of peer group companies as of June 16, 2006
Averages	29.57x	166.79%
Medians	26.42x	163.96%

(1)	Based on earnings for the twelve months ended March 31, 2006.

The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully-converted equivalent basis, and the resulting pricing ratios for Ben Franklin Financial, Inc. on a fully-converted equivalent basis (i.e., the pro forma market value of Ben Franklin Bank of Illinois assuming that 100% of the shares of Ben Franklin Bank of Illinois were sold in a public offering). Compared to the average fully- converted pricing ratios of the peer group, Ben Franklin Financial, Inc.’s pro forma fully- converted pricing ratios at the maximum of the offering range indicated a premium of 21.4% on a price-to-earnings basis and a discount of 15.0% on a price-to-book basis.

	Fully Converted Equivalent Pro Forma Price to Earnings Multiple	Fully Converted Equivalent Pro Forma Price to Book Value Ratio
Ben Franklin Financial, Inc.
Maximum	34.51x	76.08%
Minimum	28.15x	67.32%
Valuation of peer group companies as of June 16, 2006
Averages	28.43x	89.54%
Medians	28.94x	91.33%

In preparing the fully converted pricing ratio analysis, RP Financial, LC. assumed offering expenses equal to 5.0% of the gross proceeds, a pre-tax reinvestment rate of 4.82% of the net proceeds of the offering, a tax rate of 34.0%, purchases by the employee stock ownership plan equal to 8.0% of the issued shares funded with a loan from Ben Franklin Financial, Inc. with a 15 year-term, purchases by the stock-based incentive plan equal to 4.0% of the issued shares with a five year vesting schedule and option grants under the stock-based incentive plan equal to 10.0% of the issued shares. Shares of common stock purchased by the stock-based incentive plan were assumed at $10.00 per share. The stock options were assumed to be granted with an exercise price of $10.00 per share, vesting over a five-year period and have a term of 10 years.

The independent appraisal does not indicate market value. Do not assume or expect that Ben Franklin Financial, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information Provided by Independent Appraiser

The following table presents stock price performance information for all mutual holding company initial public offerings completed between January 1, 2005 and June 16, 2006.

		Price Performance from Initial Trading Date
Transaction	Closing Date	One day	One week	One month	Through 16-Jun-06
Georgetown Bancorp, Inc. (GTWN)	01/06/05	2.0%	(0.5)%	0.5%	(11.5)%
BV Financial, Inc. (BVFL)	01/14/05	(6.5)%	(5.0)%	(0.7)%	(12.5)%
Home Federal Bancorp, Inc. of LA (HFBL)	01/21/05	(1.0)%	0.5%	(0.8)%	3.0%
Kearny Financial Corp. (KRNY)	02/24/05	13.9%	15.0%	11.3%	41.5%
Kentucky First Federal Bancorp (KFFB)	03/03/05	7.9%	12.0%	12.4%	8.0%
Prudential Bancorp, Inc. (PBIP)	03/30/05	(1.5)%	(6.5)%	(12.5)%	31.5%
Brooklyn Federal Bancorp, Inc. (BFSB)	04/06/05	(0.5)%	(1.0)%	(5.0)%	20.0%
FedFirst Financial Corp. (FFCO)	04/07/05	(6.6)%	(9.3)%	(14.5)%	8.0%
Rockville Financial, Inc. (RCKB)	05/23/05	4.8%	10.5%	20.0%	42.6%
North Penn Bancorp, Inc. (NPEN)	06/02/05	10.0%	2.5%	1.5%	12.0%
Colonial Bankshares, Inc. (COBK)	06/30/05	6.0%	9.9%	7.5%	24.0%
Heritage Financial Group (HBOS)	06/30/05	7.5%	7.5%	9.3%	33.5%
United Financial Bancorp, Inc. (UBNK)	07/13/05	17.5%	16.0%	17.0%	19.8%
Ottawa Savings Bancorp, Inc. (OTTW)	07/14/05	4.0%	5.0%	7.0%	15.0%
Wauwatosa Holdings, Inc. (WAUW)	10/05/05	12.5%	7.3%	9.5%	57.2%
Investors Bancorp, Inc. (ISBC)	10/12/05	0.2%	1.0%	5.2%	33.2%
Equitable Financial Corp. (EQFC)	11/09/05	0.0%	(5.5)%	(5.5)%	(6.5)%
Greenville Federal Financial Corp. (GVFF)	01/05/06	3.8%	2.5%	0.0%	(3.0)%
Magyar Bancorp, Inc. (MGYR)	01/24/06	6.5%	5.5%	6.0%	15.9%
United Community Bancorp (UCBA)	03/31/06	8.0%	7.0%	5.5%	5.0%
Lake Shore Bancorp, Inc. (LSBK)	04/04/06	7.0%	4.8%	1.5%	(0.8)%
Mutual Federal Bancorp, Inc. (MFDB)	04/06/06	11.3%	10.0%	14.0%	10.0%
Average		4.9%	4.1%	4.1%	15.7%
Median		5.4%	4.9%	5.4%	13.5%

This table is not intended to be indicative of how our stock price may perform. Furthermore, this table presents only short-term price performance with respect to companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Ben Franklin Financial, Inc., the pricing ratios for their stock offerings may be different from the pricing ratios for Ben Franklin Financial, Inc. common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other companies.

Before you make an investment decision, we urge you to carefully read this entire prospectus, including, but not limited to, the section entitled “Risk Factors,” beginning on page 18.

You should be aware that, in certain market conditions, stock prices of initial public offerings by thrift institutions have decreased below their initial offering prices. For example, as the above table illustrates, the stocks of five companies were trading at or below their initial offering price at June 16, 2006. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent first-step mutual holding company offerings. See “Risk Factors—Risks Related to this Offering—The Future Price of the Shares of Common Stock May Be Less Than the Purchase Price in the Offering.”

As part of its independent appraisal of our pro forma market value, RP Financial, LC. considered the after-market performance of mutual-to-stock conversions completed in the three months before June 16, 2006 which is the date of its independent appraisal report. RP Financial, LC. considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Ben Franklin Financial, Inc. Does Not Initially Intend to Pay Cash Dividends on its Common Stock

We do not initially intend to pay dividends on the common stock. Any future payment of dividends will depend upon the board of directors’ consideration of a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid, or that if paid, they will not be reduced or eliminated in future periods.

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $100,000 (10,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $300,000 (30,000 shares):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you have an interest or hold a position; or

•	other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13-G or Schedule 13-D Beneficial Ownership Report with the Securities and Exchange Commission).

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Reorganization and the Stock Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

It is expected that the employee stock ownership plan will purchase 3.92% of the shares to be issued in the offering (including shares issued to Ben Franklin Financial, MHC). Therefore, our employee stock ownership plan may purchase up to 49,980 and 67,620 shares of common stock, respectively, at the minimum and maximum of the offering range.

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Ben Franklin Bank of Illinois.

If you wish to use your Ben Franklin Bank of Illinois individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Ben Franklin Bank of Illinois. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that Ben Franklin Bank of Illinois is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the expiration date of the subscription offering. Funds received prior to the completion of the offering will be held in a segregated account at Ben Franklin Bank of Illinois or, in our discretion, at another federally insured depository institution. Subscription funds will bear interest at our passbook savings rate, which is currently 0.75% per annum. If the offering is terminated, we will promptly return your subscription funds with interest.

Withdrawals from certificates of deposit at Ben Franklin Bank of Illinois for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Ben Franklin Bank of Illinois must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. In addition, we are not required to accept copies or facsimiles of order forms.

You May Not Sell or Transfer Your Subscription Rights

If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than 12:00 Noon, Central Standard Time, on September 19, 2006 unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to one of our offices. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond November 3, 2006.

Termination of the Offering

The subscription offering will terminate at 12:00 noon, Central Standard Time, on September 19, 2006. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until November 3, 2006, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond November 3, 2006, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to increase, decrease or cancel their subscription. If you choose not to subscribe for the common stock or do not respond to the resolicitation notice, your funds will be promptly returned to you with interest. All further extensions, in the aggregate, may not last beyond September 26, 2008, which is two years after the special meeting of members of Ben Franklin Bank of Illinois to be held on September 26, 2006 to vote on the Plan of Reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 573,750 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the purchase limitations and/or (ii) seek regulatory approval to extend the offering beyond the November 3, 2006 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscription. If a subscriber determines to cancel his or her subscription or does not respond to the resolicitation notice, his or her subscription funds will be refunded with interest.

Market for the Common Stock

We anticipate that the common stock sold in the offering will be traded and quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds from the Offering

Assuming we sell 776,250 shares of common stock in the offering, and we have net proceeds of $7.1 million, we intend to distribute the net proceeds as follows:

•	$4.1 million (58.0% of the net proceeds) will be contributed to Ben Franklin Bank of Illinois, plus such additional amount so that, upon completion of the offering,

Ben Franklin Bank of Illinois will have a tangible capital to assets ratio of at least 10%;

•	$2.9 million (40.6% of the net proceeds) will be retained by us and, from such amount, we will loan up to $676,000 of the net proceeds to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares; and

•	as a part of our formation of a mutual holding company, $100,000 will be contributed to Ben Franklin Financial, MHC.

We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Ben Franklin Bank of Illinois may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering.” Neither Ben Franklin Bank of Illinois nor Ben Franklin Financial, Inc. has any plans or agreements for any specific acquisition transactions at this time.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Reorganization and Offering, Which Will Reduce Earnings

We intend to establish an employee stock ownership plan, and we may implement a stock-based incentive plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of Ben Franklin Bank of Illinois has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares held by Ben Franklin Financial, MHC); provided that if Ben Franklin Bank of Illinois’ tangible capital immediately following the stock issuance is less than 10% of its assets, then our employee stock ownership plan will purchase in the offering an amount of shares equal to only 3.43% of our outstanding shares.

Stock-Based Incentive Plan. In addition to shares purchased by the employee stock ownership plan, we may grant options and awards under a stock-based incentive plan. The number of options granted and restricted shares awarded under the stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Ben Franklin Financial, MHC; provided that if Ben Franklin Bank of Illinois’ tangible capital at the time of the adoption of a stock-based incentive plan is less than 10% of its assets, then the amount of restricted shares awarded (exclusive of stock options) under such plan will not exceed 1.47% of our outstanding shares. The number of options granted or restricted shares awarded under the stock-based incentive plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Ben Franklin Financial, MHC.

The stock-based incentive plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the offering and, under current Office of Thrift Supervision rules, would require the approval of our stockholders by a majority of the outstanding votes of Ben Franklin Financial, Inc. eligible to be cast (excluding votes eligible to be cast by Ben Franklin Financial, MHC), unless we obtain a waiver from the Office of Thrift Supervision which would allow the approval of the stock-based incentive plan by our stockholders by a majority of votes cast (excluding shares voted by Ben Franklin Financial, MHC). We currently intend to seek such a waiver from the Office of Thrift Supervision.

On July 20, 2006, the Office of Thrift Supervision published proposed amendments to its rules to (i) require a vote of minority stockholders on most plans similar to the stock-based incentive plan only in the first year following a stock issuance and (ii) clarify that the vote required during the first year is a majority of the votes cast. If this rule is adopted as proposed and we do not implement a stock-based incentive plan until at least one year following offering, stockholder approval of such plan would not be required under Office of Thrift Supervision rules. Even if this proposal is adopted in its current form, since our charter requires stockholder approval of any stock issuance to management, we may seek stockholder approval of any stock-based inventive plan adopted more than one year following the completion of the offering with Ben Franklin Financial, MHC permitted to vote its shares for the adoption of the stock-based incentive plan.

Unless we obtain a waiver from the Office of Thrift Supervision (or we adopt our stock-based incentive plan more than one year following the completion of the offering and the Office of Thrift Supervision adopts the proposed rules which would eliminate the above restrictions for plans adopted more than one year following a minority stock offering) the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc.

In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

Incentive Plan Expenses. The implementation of an employee stock ownership plan and a stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. For instance, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the employees. Similarly, if we issue restricted stock awards under a stock-based incentive plan, we would be required to recognize an expense based on the fair market value of the shares on the grant date as they vest. Finally, if we issue stock options, we would be required to recognize expense based on the estimated value of such options on the grant date, as they vest. See “Risk Factors—Risks Related to this Offering—Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” and “Management—Future Stock Benefit Plans.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the maximum of the offering range and assuming that we implement a stock-based incentive plan granting options to purchase 4.90% of the total shares of common stock of Ben Franklin Financial, Inc. issued in the stock offering (including shares issued to Ben Franklin Financial, MHC) and awarding restricted shares of common stock equal to 1.96% of the total shares of common stock of Ben Franklin Financial, Inc. issued in the stock offering (including shares issued to Ben Franklin Financial, MHC).

Plan	Individuals Eligible to Receive Awards	% of Outstanding Shares	Value of Benefits Based on Maximum of Offering Range
Employee stock ownership plan	All employees	3.92%	$676,200
Stock awards	Directors, officers and employees	1.96%	$338,100
Stock options	Directors, officers and employees	4.90%	$331,338	(1)

(1)	The fair value of stock options has been estimated at $3.92 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.86%; and a volatility rate of 10.14% based on an index of publicly traded mutual holding company institutions.

The value of the restricted shares of common stock issued under the stock-based incentive plan will be based on the fair market value of Ben Franklin Financial, Inc.’s common stock at the time those restricted shares are awarded, which, subject to stockholder approval, cannot be implemented until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the restricted shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share. The value of restricted shares to be granted under the stock-based incentive plan ranges from $200,000 to $544,000, depending on the number of restricted shares awarded and the assumed market price on the date the restricted shares are granted.

Share Price	24,990 Shares Awarded at Minimum of Offering Range	29,400 Shares Awarded at Midpoint of Offering Range	33,810 Shares Awarded at Maximum of Offering Range	38,882 Shares Awarded at Adjusted Maximum of Offering Range
	(In thousands, except share data)
$8.00	$200	$235	$270	$311
$10.00	$250	$294	$338	$389
$12.00	$300	$353	$406	$467
$14.00	$350	$412	$473	$544

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of Ben Franklin Financial, Inc.’s common stock at the time the options are granted, which, subject to stockholder approval, cannot be implemented until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $14.00 per share. The grant-date fair value of the options granted under the stock option plan ranges from $196,000 to $534,000, depending on the number of options granted and the assumed market price on the date the options are granted.

Market/Exercise Price	Grant-Date Fair Value Per Option	62,475 Options at Minimum of Offering Range	73,500 Options at Midpoint of Offering Range	84,525 Options at Maximum of Offering Range	97,204 Options at Adjusted Maximum of Offering Range
	(In thousands, except share and option data)
$8.00	$3.14	$196	$231	$265	$305
$10.00	$3.92	$245	$288	$331	$381
$12.00	$4.70	$294	$345	$397	$457
$14.00	$5.49	$343	$404	$464	$534

Ben Franklin Bank of Illinois intends to enter into three-year employment agreements with two of our executive officers and one-year agreements with two other officers. See “Management—Benefit Plans—Employment Agreements” for a discussion of the employment agreements.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond November 3, 2006.

Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the reorganization on August 14, 2006; however, because completion of the reorganization and offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond November 3, 2006.

Restrictions on the Acquisition of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois

Federal regulations, as well as provisions contained in the charter and bylaws of Ben Franklin Bank of Illinois, restrict the ability of any person, firm or entity to acquire Ben Franklin Financial, Inc., Ben Franklin Bank of Illinois, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of Ben Franklin Financial, Inc. or Ben Franklin Bank of Illinois. Because a majority of the shares of outstanding common stock of Ben Franklin Financial, Inc. must be owned by Ben Franklin Financial, MHC, any acquisition of Ben Franklin Financial, Inc. must be approved by Ben Franklin Financial, MHC. Furthermore, Ben Franklin Financial, MHC would not be required to pursue or approve a sale of Ben Franklin Financial, Inc. even if such sale were favored by a majority of Ben Franklin Financial, Inc.’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in a remutualization transaction, current Office of Thrift Supervision policy makes such transactions unlikely because of the special regulatory scrutiny given to the structure and pricing of such transactions.

Possible Conversion of Ben Franklin Financial, MHC to Stock Form

In the future, Ben Franklin Financial, MHC may convert from the mutual to capital stock form, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of Ben Franklin Financial, MHC would have subscription rights to purchase common stock of Ben Franklin Financial, Inc. or its successor, and the public stockholders of Ben Franklin Financial, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Ben Franklin Financial, MHC. This percentage may be adjusted to reflect any assets owned by Ben Franklin Financial, MHC.

The board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Ben Franklin Financial, Inc. common stock (excluding shares held by Ben Franklin Financial, MHC) and the approval of a majority of the votes held by Ben Franklin Bank of Illinois’ depositors, with depositors entitled to cast one vote per $100 on deposit at Ben Franklin Bank of Illinois (up to a maximum of 1,000 votes).

Proposed Stock Purchases by Management

Ben Franklin Financial, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 86,000 shares of common stock in the offering, which represents 15.0%, 12.7%, 11.1% and 9.6% of the shares sold to the public and 6.7%, 5.7%, 5.0% and 4.3% of the total shares to be outstanding after the offering at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (847) 398-0990 ext.253, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Standard Time.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Business

We Are Increasing Our Multi-Family and Commercial Real Estate Loan Originations, Increasing the Risk in our Loan Portfolio.

In order to enhance the yield and shorten the term-to-maturity of our loan portfolio, we have expanded our multi-family and commercial real estate lending during recent years. Multi-family lending has increased as a percentage of our total loan portfolio from 11.3% at December 31, 2002 to 16.5% at March 31, 2006. Commercial real estate lending has increased as a percentage of our total loan portfolio from 4.1% at December 31, 2002 to 13.5% at March 31, 2006. Given their larger balances and the complexity of the underlying collateral, multi-family and commercial real estate loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. In addition, our multi-family and commercial real estate loan portfolios are not as seasoned as the loan portfolios of some of our competitors. Should the local real estate market or economy weaken, we may begin to experience higher levels of non-performing loans. For additional information, see “Business of Ben Franklin Bank of Illinois—Lending Activities.”

Future Changes in Interest Rates Could Reduce Our Profits and Equity.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

Although interest rates had been at historically low levels, since June 30, 2004, the U.S. Federal Reserve has steadily increased its target rate for the federal funds. While short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, and if short-term interest rates continue to rise (and rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments), we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. For the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, our net interest margin was 2.95%, 3.20% and 2.68% and our interest rate spread was 2.71%, 3.02% and 2.56%, respectively.

Certificates of deposit maturing within twelve months were $34.4 million as of March 31, 2006. To the extent that the yield curve remains flat, as these deposits mature and are renewed and replaced, we may continue to experience margin compression.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At March 31, 2006, the fair value of our securities classified as available-for-sale totaled $6.7 million. Unrealized net losses on available-for-sale securities totaled $161,000 at March 31, 2006 and are reported, net of tax, as a separate component of total equity. A continued rise in interest rates could cause a further decrease in the fair value of securities available-for-sale in future periods, which would have an adverse effect on total equity.

We have an asset/liability management policy which focuses on maximizing our net interest margin while managing our interest rate risk. Depending on market conditions, we often place more emphasis on enhancing our net interest margin rather than matching the interest rate sensitivity of our assets and liabilities. In particular, we believe that the increased net interest income resulting from a mismatch in the maturity of our asset and liabilities portfolios can, during periods of stable or declining interest rates provide high enough returns to justify increased exposure to sudden and unexpected increases in interest rates. As a result, our results of operations and the economic value of our equity will remain vulnerable to increases in interest rates and to declines in the difference between long- and short-term interest rates.

We evaluate interest rate sensitivity using an Office of Thrift Supervision model that estimates the change in Ben Franklin Bank of Illinois’ net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At March 31, 2006, in the event of an immediate 200 basis point increase in interest rates, the Office of Thrift Supervision model projects that we would experience a $2.1 million, or 17.0%, decrease in our net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ben Franklin Bank of Illinois—Management of Market Risk.”

Our Growth Strategy Will Increase Our Expenses and May Not Be Successful.

Following the completion of the reorganization, we may attempt to increase the size of our franchise by establishing one or more new branch offices, although we have made no specific commitments to do so as of this date. Building branch offices and hiring new employees to staff these offices would significantly increase our non-interest expense. Moreover, new branch offices generally operate at losses for many years until they generate sufficient levels of deposit and loan growth to offset the applicable non-interest expense. Achieving profitability may also be hampered by the interest rate spread that we will be able to achieve from yields available on loans and rates that must be paid on deposits in the current interest rate environment. Finally, we may not be successful in increasing the volume of loans and deposits at acceptable risk and cost levels. For all these reasons, in the event that we are unable to execute our strategy of de novo branching, our earnings could be affected adversely.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

Competition in the banking and financial services industry, and more specifically in the metropolitan Chicago area, is intense. In our market area and the metropolitan Chicago area generally, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and broader range of deposit and loan products offered by our competition may limit our ability to increase our interest-earning assets and profitability. For additional information see “Business of Ben Franklin Bank of Illinois—Competition.”

If Economic Conditions Deteriorate, Particularly in the Metropolitan Chicago Area, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers’ Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, particularly in the metropolitan Chicago area, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. At March 31, 2006, loans secured by real estate represented 88.8% of our total loans, with substantially all such loans being made in the Chicago metropolitan area. In recent years, real estate values within the Chicago metropolitan area have increased substantially. Decreases in local real estate values would adversely affect the value of property used as collateral for our loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of December 31, 2005, the unemployment rate in Cook County, Illinois was approximately 5.7%, respectively, compared to the unemployment rate in the state of Illinois of approximately 5.7% and the national rate of approximately 4.9%.

If Our Allowance for Loan Losses Is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease or be Eliminated.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements. This Will Increase Our Operating Expenses.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs. In addition, such requirements may cause us to hire additional accounting, internal audit and/or compliance personnel.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

We Rely on Our Management Team for the Successful Implementation of Our Business Strategy.

The future success of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois will be largely due to the efforts of our senior management team consisting of C. Steven Sjogren, President and Chief Executive Officer, Glen A. Miller, Vice President and Chief Financial Officer, Robin L. Jenkins, Senior Vice President and Chief Lending Officer, and Angie Plesiotis, Vice President and Chief Operations Officer. The loss of services of one or more of these individuals may have a material adverse effect on our ability to implement our business plan. We intend to enter into three-year employment agreements with Messrs. Sjogren and Miller and one-year employment agreements with Mr. Jenkins and Ms. Plesiotis. Such agreements have one-year covenants not to compete if the subject executive voluntarily resigns under certain circumstances. See “Management—Benefit Plans—Employment Agreements.”

Risks Related to this Offering

The Future Price of the Shares of Common Stock May Be Less Than the Purchase Price in the Offering.

If you purchase shares of common stock in the offering, you may be unable to sell them at or above the purchase price in the offering. The purchase price in the offering is determined by an independent, third-party appraisal, which is determined pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The Office of Thrift Supervision attempts to ensure that the aftermarket appreciation of standard conversion and mutual holding company stocks is not excessive. In recent years, the final independent valuation as approved by the Office of Thrift Supervision has often been 30% or more above the initial midpoint of the valuation range. However, you will generally not be permitted to change your subscription order unless the final valuation is above the adjusted maximum of our valuation range. You should be aware that our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

Between January 1, 2005 and June 16, 2006, based on market trading data, seven of the 22 mutual holding company initial public offerings traded below their initial offering price within the first 30 days of trading.

After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Ben Franklin Financial, Inc. and the outlook for financial institutions in general.

There Will be a Limited Trading Market in Our Common Stock, Which Will Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

Ben Franklin Financial, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. In any event, our public “float,” which is the total number of our outstanding shares less the shares held by Ben Franklin Financial, MHC, our employee stock ownership plan and our directors and senior officers, is likely to be quite limited.

We expect that our common stock will trade on the OTC Bulletin Board. It is unlikely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see “Market for the Common Stock.”

Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain below the industry average until we are able to leverage our increased equity from the offering as well as improve our overall profitability. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and any stock-based incentive plan that we may adopt in the future. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock. For the three months ended March 31, 2006, our annualized return on average equity was 2.3%. On a pro forma basis, assuming the completion of the offering, this ratio would be even lower. This compares to a return on average equity of 7.1% for all publicly traded savings banks. Following the offering we expect our consolidated equity to increase from $8.4 million to between $12.5 million at the minimum and $15.3 million at the adjusted maximum of the offering range.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We anticipate that our employee stock ownership plan will purchase an amount of shares of our common stock equal to up to 3.92% of our outstanding shares (including the shares held by Ben Franklin Financial, MHC). The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $499,800 at the minimum of the offering range and $777,630 at the adjusted maximum of the offering range, assuming that Ben Franklin Bank of Illinois’ ratio of tangible capital to assets immediately following the stock issuance is at least 10%. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Under Office of Thrift Supervision regulations, we are authorized to grant awards of stock or options under one or more stock-based incentive plans in an amount up to 25% of the number of shares of common stock held by persons other than Ben Franklin Financial, MHC. The number of shares of common stock or options granted under any initial stock-based incentive plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to Ben Franklin Financial, MHC.

The shares of restricted common stock granted under the stock-based incentive plan will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based incentive plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Ben Franklin Financial, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $249,900 at the minimum of the offering range and $388,820 at the adjusted maximum of the offering range, assuming that Ben Franklin Bank of Illinois’ tangible capital ratio at the date of adoption of such plan is at least 10%. To the extent we repurchase shares of common stock in the open market to fund the grants of restricted shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will recognize in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in the Management’s Discussion and Analysis of Ben Franklin Bank of Illinois section of this prospectus, and based on certain assumptions discussed there, we estimate this annual expense would be approximately $70,000 on an aftertax basis, assuming the adjusted maximum number of shares is sold in the offering.

The Implementation of a Stock-Based Incentive Plan May Dilute Your Ownership Interest.

We intend to adopt a stock-based incentive plan following the reorganization and offering. This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Ben Franklin Financial, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 4.67% and 1.92%, respectively, of the total shares issued in the reorganization and offering.

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Reduce Our Profits.

Ben Franklin Financial, Inc. may retain up to 50% of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to Ben Franklin Bank of Illinois. Ben Franklin Financial, Inc. will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities or acquire other financial services companies, although we do not have any specific plans or commitments to do so as of this date. Ben Franklin Bank of Illinois may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

Persons Who Purchase Stock in the Offering Will Own a Minority of Ben Franklin Financial, Inc.’s Common Stock and Will Not Be Able To Exercise Voting Control Over Most Matters Put To a Vote of Stockholders.

Public stockholders will own a minority of the outstanding shares of Ben Franklin Financial, Inc.’s common stock. As a result, stockholders other than Ben Franklin Financial, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Ben Franklin Financial, MHC, will own a majority of Ben Franklin Financial, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Ben Franklin Bank of Illinois will also manage Ben Franklin Financial, Inc. and Ben Franklin Financial, MHC. The only matters as to which stockholders other than Ben Franklin Financial, MHC will be able to exercise voting control currently include any proposal to implement a stock-based incentive plan within one year of the offering or a “second-step” conversion. In addition, Ben Franklin Financial, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our Stock Value May be Negatively Affected by our Mutual Holding Company Structure and Federal Regulations Restricting Takeovers.

The Mutual Holding Company Structure May Impede Takeovers. Ben Franklin Financial, MHC, as the majority stockholder of Ben Franklin Financial, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Ben Franklin Financial, Inc. Accordingly, Ben Franklin Financial, MHC may prevent the sale of control or merger of Ben Franklin Financial, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Ben Franklin Financial, Inc. The board of Ben Franklin Bank of Illinois has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow the board to control the future of Ben Franklin Financial, MHC and its subsidiaries.

Federal Regulations Restricting Takeovers. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution, and restricts the terms of permissible acquisitions. See “Restrictions on the Acquisition of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois” on page 139 for a discussion of applicable Office of Thrift Supervision Regulations regarding acquisitions.

The Corporate Governance Provisions in Our Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock from Obtaining Representation on Our Board of Directors and May Also Prevent or Impede a Change in Control.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors which means that Ben Franklin Financial, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Third, our bylaws contain procedures and timetables for a stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders, the effect of which may be to give our management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interests of stockholders generally.

In addition, the charter of Ben Franklin Bank of Illinois imposes limitations on the voting rights of beneficial owners of more than 10% of our common stock for a period of five years following completion of the stock issuance. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors. All of these provisions may prevent the sale of control or merger of Ben Franklin Financial, Inc., even if such transaction is favored by a majority of our public stockholders.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	our ability to manage the increased risk from our multi-family and commercial real estate lending;

•	significantly increased competition among depository and other financial institutions;

•	our ability to execute our plan to grow our assets on a profitable basis;

•	our ability to execute on a favorable basis any plan we may have to acquire other institutions or branches or establish new offices;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments and inflation;

•	general economic conditions, either nationally or in our market area;

•	adverse changes in the securities and national and local real estate markets (including real estate values);

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the authoritative accounting and auditing bodies; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 18.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the financial statements of Ben Franklin Bank of Illinois. The financial condition data at December 31, 2005 and 2004, and the operating data for the years ended December 31, 2005 and 2004 were derived from the audited financial statements of Ben Franklin Bank of Illinois included herein. The information at December 31, 2003 and for the year ended December 31, 2003 was derived in part from audited financial statements that are not included in this prospectus. The information at and for the three months ended March 31, 2006 and 2005 is unaudited. However, in the opinion of management of Ben Franklin Bank of Illinois, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2006, are not necessarily indicative of the results that may be expected for future periods. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus. Financial ratios for interim periods have been annualized.

	At March 31, 2006	At December 31,
		2005	2004	2003
	(In thousands)
Selected Financial Condition Data:
Total assets	$110,247	$107,769	$114,228	$116,451
Cash and cash equivalents	8,880	7,039	5,941	6,213
Loans receivable, net	91,100	89,982	90,255	80,279
Securities	6,663	7,163	9,869	15,092
Deposits	99,240	96,160	98,271	100,017
FHLB advances	2,000	2,000	7,000	7,000
Equity	8,356	8,334	8,011	7,762

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Selected Operating Data:
Interest and dividend income	$1,489	$1,442	$5,764	$5,404	$5,631
Interest expense	712	558	2,349	2,368	2,953

Net interest income	777	884	3,415	3,036	2,678
Provision (credit) for loan losses	1	6	17	19	(108)

Net interest income after provision for loan losses	776	878	3,398	3,017	2,786
Non-interest income	43	41	196	242	453
Non-interest expense	746	744	3,006	2,940	3,005

Income before income tax expense	73	175	588	319	234
Income tax expense	25	59	200	108	80

Net income	$48	$116	$388	$211	$154

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2006	2005	2005	2004	2003
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.18%	0.41%	0.35%	0.18%	0.12%
Return on equity (ratio of net income to average equity)	2.34%	5.73%	4.72%	2.68%	1.98%
Interest rate spread(1)	2.71%	3.08%	3.02%	2.56%	2.14%
Net interest margin(2)	2.95%	3.24%	3.20%	2.68%	2.21%
Efficiency ratio(3)	90.98%	80.52%	84.04%	89.99%	104.52%
Non-interest expense to average total assets	2.76%	2.65%	2.74%	2.50%	2.38%
Average interest-earning assets to average interest-bearing liabilities	108.71%	107.43%	108.20%	105.44%	102.99%
Loans to deposits	92.31%	92.96%	94.10%	92.34%	80.74%
Asset Quality Ratios:
Non-performing assets to total assets	0.38%	— (4)	— (4)	— (4)	— (4)
Non-performing loans to total loans	0.46%	— (4)	— (4)	— (4)	— (4)
Allowance for loan losses to non-performing loans	121.14%	NM (5)	NM (5)	NM (5)	NM (5)
Allowance for loan losses to total loans	0.56%	0.55%	0.56%	0.54%	0.59%
Capital Ratios:
Equity to total assets at end of period	7.58%	7.44%	7.73%	7.01%	6.67%
Average equity to average assets	7.57%	7.17%	7.50%	6.67%	6.16%
Other Data:
Number of full service offices	3	3	3	3	3

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	Represents net interest income as a percent of average interest-earning assets for the period.

(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding net gains (losses) on the sale of loans and securities.

(4)	There were no non-performing assets during such periods.

(5)	Ratio not meaningful.

RECENT DEVELOPMENTS

The following tables set forth certain financial and other data of Ben Franklin Bank of Illinois at and for the periods indicated. The information at December 31, 2005 was derived from the audited financial statements of Ben Franklin Bank of Illinois. Financial data and financial ratios and other data at June 30, 2006 should be read in conjunction with the audited financial statements of Ben Franklin Bank of Illinois and notes thereto presented elsewhere in this prospectus. Financial and operating data and financial ratios and other data at and for the three and six months ended June 30, 2006 and 2005 were derived from unaudited financial statements of Ben Franklin Bank of Illinois which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) for a fair presentation of such information. The results of operations and ratios and other data presented for the three and six months ended June 30, 2006 are not necessarily indicative of the results of operations for the year ending December 31, 2006. Financial ratios for interim periods have been annualized.

	At June 30, 2006	At December 31, 2005
	(In thousands)
Selected Financial Condition Data:
Total assets	$110,288	$107,769
Cash and cash equivalents	10,925	7,039
Loans receivable, net	90,414	89,982
Securities	5,627	7,163
Deposits	99,129	96,160
FHLB advances	2,000	2,000
Equity	8,334	8,334

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands)
Selected Operating Data:
Interest and dividend income	$1,527	$1,451	$3,016	$2,893
Interest expense	814	551	1,526	1,109

Net interest income	713	900	1,490	1,784
Provision (credit) for loan losses	(2)	3	(1)	9

Net interest income after provision for loan losses	715	897	1,491	1,775
Non-interest income	66	61	109	102
Non-interest expense	756	751	1,502	1,495

Income before income tax expense	25	207	98	382
Income tax expense	12	71	37	130

Net income	$13	$136	$61	$252

	At or For the Three Months Ended June 30,			At or For the Six Months Ended June 30,
	2006	2005		2006		2005
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.05%	0.50%		0.11%		0.45%
Return on equity (ratio of net income to average equity)	0.62%	6.77%		1.47%		6.32%
Interest rate spread(1)	2.41%	3.21%		2.55%		3.15%
Net interest margin(2)	2.66%	3.38%		2.80%		3.31%
Efficiency ratio(3)	97.05%	79.81%		93.93%		80.16%
Non-interest expense to average total assets	2.74%	2.74%		2.75%		2.69%
Average interest-earning assets to average interest-bearing liabilities	108.29%	107.97%		108.49%		107.70%
Loans to deposits	91.72%	91.80%		91.72%		91.80%
Asset Quality Ratios:
Non-performing assets to total assets	0.37%	—	%(4)	0.37	%(4)	—	%(4)
Non-performing loans to total loans	0.45%	—	%(4)	0.45	%(4)	—	%(4)
Allowance for loan losses to non-performing loans	196.14%	NM	(5)	196.14%		NM	(5)
Allowance for loan losses to total loans	0.56%	0.55%		0.56%		0.55%
Capital Ratios:
Equity to total assets at end of period	7.56%	7.51%		7.56%		7.51%
Average equity to average assets	7.61%	7.32%		7.59%		7.17%
Other Data:
Number of full service offices	3	3		3		3

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	Represents net interest income as a percent of average interest-earning assets for the period.

(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding net gains (losses) on the sale of loans and securities.

(4)	There were no non-performing assets during such periods.

(5)	Ratio not meaningful.

Comparison of Financial Condition at June 30, 2006 and December 31, 2005

Assets. Total assets at June 30, 2006 were $110.3 million compared to $107.8 million at December 31, 2005, an increase of $2.5 million or 2.3%. This increase reflects a $3.9 million increase in cash and cash equivalents offset by a decrease in securities of $1.5 million.

For the first six months of 2006, loan balances increased $432,000 to $90.4 million at June 30, 2006 compared to $90.0 million at December 31, 2005. Our one- to four-family residential loans increased $566,000 or 1.2% to $49.4 million and our commercial loans increased $1.1 million or 61.2% to $2.8 million, both as of June 30, 2006. This increase was offset by decreases in our multi-family real estate, commercial real estate, and land loans of $793,000 or 2.8% to $27.6 million at June 30, 2006 compared to $28.4 million at December 31, 2005. Similarly our home equity lines-of-credit decreased $571,000 or 6.9% to $7.7 million at June 30, 2006 compared to $8.3 million at December 31, 2005. Over the past six months, our loan portfolio has experienced an increase in loan payments primarily on multi-family, commercial real estate, and land loans. To offset this decline and supplement our originations, we purchased $3.1 million of adjustable-rate single-family loans.

Securities balances decreased by $1.5 million from December 31, 2005 to June 30, 2006 due to payments on mortgage-backed securities and the redemption of $489,000 of Federal Home Loan Bank of Chicago stock. Given the decline in the dividend rate on Federal Home Loan Bank of Chicago stock, we may consider requesting redemption of additional shares of stock when permitted by the Federal Home Loan Bank of Chicago.

Cash and cash equivalents have increased $3.9 million or 55.7% to $10.9 million at June 30, 2006 compared to $7.0 million at December 31, 2005. The increase was due to an increase of $3.0 million in customer deposits offset by a decrease of $1.5 million in securities. The increase in cash and cash equivalents reflects our decision to increase liquidity in a rising interest rate environment pending reinvestment at higher rates.

Liabilities. Deposit balances increased $2.9 million or 3.0% to $99.1 million at June 30, 2006 from $96.2 million at December 31, 2005. The increase was primarily due to a $4.2 million or 6.9% increase in certificates of deposit offset by a decrease in non-certificate of deposit accounts of $1.2 million or 3.3% at June 30, 2006. The increase in certificates of deposit was due to promotional rates offered during the first quarter of 2006 to retain $16.4 million of maturing deposits, which resulted in additional funds being deposited. The decrease in non-certificates of deposit consisted of a decline in savings and money market accounts of $625,000 and $1.2 million, respectively, offset by an increase in demand accounts of $628,000 at June 30, 2006. The decrease in savings and money market deposits reflects management’s decision to conservatively price these deposit accounts as well as the increased attractiveness to customers of competitively priced certificates of deposit in a higher interest rate environment. The increase in demand accounts was primarily due to a promotional rate offered for these accounts.

Equity. Total equity at June 30, 2006 was $8.3 million, the same as at December 31, 2005. Equity increased by $61,000 due to net income which was offset by an increase in the unrealized loss on securities available-for-sale of $61,000.

Comparison of Operating Results for the Three Months Ended June 30, 2006 and June 30, 2005

General. Net income decreased 90.4% to $13,000 for the three months ended June 30, 2006 compared to $136,000 for the three months ended June 30, 2005. This decrease reflects a decline in our net interest margin from 3.38% for the three months ended June 30, 2005 to 2.66% for the three months ended June 30, 2006. The primary reasons for the decline were higher interest rates paid on certificates of deposit during a period of rising short-term interest rates which contributed to a 105 basis point increase in yield on interest-bearing liabilities and an increase in the balance of lower yielding interest-earning deposits in 2006 along with a decrease in the Federal Home Loan Bank of Chicago stock dividend, both of which limited the increase in yield on interest-earning assets to 25 basis points. Management does not expect to see any significant improvement in our interest margin until economic conditions, particularly the current “flat” yield curve, improve.

Interest Income. Interest income increased $76,000 for the three months ended June 30, 2006 compared with the prior year period or 5.2% to $1.5 million. Interest income from loans increased $59,000 or 4.6% to $1.3 million for the three months ended June 30, 2006 due primarily to an increase in yield due to rising market rates. The average yield on loans for the three months ended June 30, 2006 increased to 5.98% compared to 5.59% for the three months ended June 30, 2005 due to upward repricing of certain adjustable rate loans, higher rates on new originations, and a change in the mix of our loan portfolio. The average loan balance decreased $2.0 million to $89.1 million for the three months ended June 30, 2006 compared to $91.1 million for the three months ended June 30, 2005.

The average balance of our multi-family real estate, commercial real estate and land loans increased $3.9 million or 16.6% to $27.7 million for the three months ended June 30, 2006 as compared with the prior year period. Average yield on such loans was 6.43% for the three months ended June 30, 2006 compared to 6.32% for the three months ended June 30, 2005. These factors resulted in an increase in interest income of $70,000. This was offset by a decrease in the average balance of all remaining loans of $6.0 million to $61.4 million and included declines in one- to four-family residential loans of $4.0 million or 7.9% and home equity lines-of-credit of $1.9 million or 19.8% for the three months ended June 30, 2006. The average yield on such loans was 5.78% for the three months ended June 30, 2006 compared to 5.33% for the three months ended June 30, 2005, resulting in a decrease in interest income of $11,000.

Interest income from securities decreased $72,000 or 48.7% to $76,000 for the three months ended June 30, 2006 from $148,000 for the three months ended June 30, 2005. Dividend income from Federal Home Loan Bank of Chicago stock declined $49,000 or 75.6% due to reductions in the average balance and rate paid. For the dividend received for the three months ended June 30, 2005, our average balance was $4.8 million and the rate of 5.50% was paid to us as compared to our average balance of $2.1 million and the rate of 3.10% that was paid to us for the dividend received for the three months ended June 30, 2006. The average balance of our securities decreased $2.7 million to $8.3 million for the three months ended June 30, 2006 compared to $11.0 million for the three months ended June 30, 2005 due primarily to the payments on mortgage-backed securities. The yield on securities for the three months ended

June 30, 2006 was 3.71% compared to 5.38% for the three months ended June 30, 2005 due primarily to the lower dividend rate paid on Federal Home Loan Bank of Chicago stock.

Interest from other interest-earning assets for the three months ended June 30, 2006 increased $89,000 or 278.1% to $121,000 from $32,000 for the three months ended June 30, 2005 due to higher balances and higher interest rates. The average balance for the three months ended June 30, 2006 was $10.0 million with an average yield of 4.85%. For the three months ended June 30, 2005, the average balance was $4.5 million with an average yield of 2.88%. This increase in balance reflects our decision to increase liquidity in a rising interest rate environment pending reinvestment at higher rates.

Interest Expense. Interest expense for the three months ended June 30, 2006 was $814,000, an increase of $263,000 or 47.7% from $551,000 for the three months ended June 30, 2005. Interest expense on deposit accounts increased $263,000 or 49.8% to $791,000 from $528,000 for the prior year period due primarily to an increase in average cost to 3.26% for the three months ended June 30, 2006 compared to 2.19% for the prior year period. This increase was due to an increase in general interest rates, a highly competitive market for certificates of deposit combined with a higher percentage of our deposits in certificates of deposit. The average balance of deposit accounts increased $488,000 or 0.5% to $97.2 million for the three months ended June 30, 2006 compared to $96.7 million for the three months ended June 30, 2005. For the three months ended June 30, 2006, average certificates of deposit increased $6.2 million or 10.7% to $64.3 million from $58.1 million and average non-certificates of deposit decreased $5.7 million or 14.8% to $32.9 million for the three months ended June 30, 2006 from $38.6 million for the three months ended June 30, 2005. The changes in deposit balances were the result of our decision to withhold rate increases on certain non-certificate of deposit accounts and customer preference for higher yielding instruments in a rising interest rate environment.

Net Interest Income. Net interest income for the three months ended June 30, 2006 was $713,000 compared to $900,000 for the three months ended June 30, 2005, a decrease of $187,000 or 20.8%. The average yield on interest-earning assets for the three months ended June 30, 2006 was 5.70% compared to 5.45% for the prior year period. The average cost of interest-bearing liabilities increased to 3.29% for the three months ended June 30, 2006 from 2.24% for the three months ended June 30, 2005. The net interest rate spread decreased to 2.41% for the three months ended June 30, 2006 compared to 3.21% for the three months ended June 30, 2005. To the extent that the yield curve remains flat, as certain certificates of deposit mature and are renewed and replaced, we are likely to experience continued compression of our interest rate margin. This will have an adverse impact on our results of operations.

Provision (Credit) for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred losses in the loan portfolio at the balance sheet date. Our analysis includes a review of identified problem loans for which a specific allowance is required as well as a general allowance for the remainder of the portfolio.

A credit of $2,000 for loan losses was recorded for the three months ended June 30, 2006 compared to a provision for loan losses of $3,000 for the three months ended June 30, 2005. While our methodology takes into account higher risk factors for multi-family real estate, commercial real estate and land lending, other factors including our experience with our borrowers and community, our underwriting standards and the repayment performance of our portfolio loans may offset these risks. The 2006 credit reflects the continued low level of non-performing and past due loans in our portfolio and a lower balance in the commercial real estate portfolio.

Non-interest Income. For the three months ended June 30, 2006, non-interest income was $66,000 compared to $61,000 for the three months ended June 30, 2005, an 8.2% increase. There was no gain on sale of loans for the three months ended June 30, 2006 compared with $20,000 for the prior year period. Fees received from providing origination services for other financial institutions totaled $21,000 for the three months ended June 30, 2006 compared to $5,000 for the three months ended June 30, 2005.

Non-interest Expense. For the three months ended June 30, 2006, non-interest expense totaled $756,000 compared to $751,000 for the prior year period, a 0.7% increase. Compensation and benefits expense increased $5,000 or 1.2% for the three months ended June 30, 2006 from the three months ended June 30, 2005 due to normal salary increases. All other components of non-interest expense remained unchanged from the prior year period.

Income Tax Provision. The provision for income taxes was $12,000 for the three months ended June 30, 2006 compared to $71,000 for the three months ended June 30, 2005. The decrease in the provision was due to the decrease in pretax income of $182,000.

Comparison of Operating Results for the Six Months Ended June 30, 2006 and June 30, 2005

General. Net income decreased $191,000 or 75.8% to $61,000 for the six months ended June 30, 2006 compared to $252,000 for the six months ended June 30, 2005. The primary reasons for this decrease were higher interest rates paid on certificates of deposit during a period of rising short-term interest rates which contributed to a 91 basis points increase in yield on interest-bearing liabilities and an increase in the balance of lower yielding interest-earning deposits along with a decrease in the Federal Home Loan Bank of Chicago stock dividend rate, both of which limited the increase in yield on interest-earning assets to 31 basis points. Non-interest income increased for the six months ended June 30, 2006 by $7,000 or 6.9% to $109,000 from $102,000 for the six months ended June 30, 2005 due to higher service fee and other fee income. Non-interest expense for the six months ended June 30, 2006 was $1.5 million, the same as the prior year period.

Interest Income. Interest income for the six months ended June 30, 2006 increased $123,000 or 4.3% to $3.0 million from $2.9 million for the six months ended June 30, 2005. Interest income from loans increased $228,000 or 9.3% to $2.7 million for the six months ended June 30, 2006 from $2.4 million for the same period in 2005. This increase was due to an increase in loan yields resulting from higher market rates and an increased emphasis on higher yielding multi-family real estate, commercial real estate and land loans. Our average loan balance decreased $567,000 for the six months ended June 30, 2006 to $89.6 million from $90.2 million for the six months ended June 30, 2005. The average yield on loans for the six months ended June 30, 2006 was 5.98% compared to 5.43% for the prior year period as higher market interest rates resulted in originations at higher rates and caused our variable rate loans to reprice at higher rates. The change in our loan portfolio mix also contributed to the increase in yield.

The average balance of our multi-family real estate, commercial real estate and land portfolios increased $5.8 million or 25.9% to $28.2 million for the six months ended June 30, 2006 compared to $22.4 million for the same period in 2005. Average yield on such loans was 6.50% for the six months ended June 30, 2006 compared to 6.25% for the six months ended June 30, 2005. These factors resulted in an increase in interest income of $214,000. The average balance of all remaining loans in our portfolio decreased $6.3 million to $61.5 million for the six months ended June 30, 2006 compared to $67.8 million for the same period in 2005 and included declines in the average balances of one- to four-family loans of $4.3 million or 8.4%, construction loans of $1.1 million or 25.1%, and home equity lines-of-credit of $1.6 million or 16.8%. The average yield on such loans increased to 5.74% for the six months ended June 30, 2006 compared to 5.16% for the six months ended June 30, 2005, resulting in an increase of interest income of $14,000.

Interest income from securities declined $229,000 or 58.9% to $160,000 for the six months ended June 30, 2006 from $389,000 for the six months ended June 30, 2005. The average balance of securities for the six months ended June 30, 2006 was $8.7 million compared to $12.7 million for the prior year period due to the redemption of Federal Home Loan Bank of Chicago stock and payments received on mortgage-backed securities. Our Federal Home Loan Bank of Chicago stock dividends decreased $186,000 or 85.5% to $32,000 for the six months ended June 30, 2006 from $218,000 for the prior year period due to an average balance decrease of $1.3 million or 39.6% related to the redemption of $4.7 million of excess stock during the first three months of 2005 as well as a decline in the dividend rate paid on such stock from 5.50% in the first quarter of 2005 to 3.10% in the second quarter of 2006. With the decrease in Federal Home Loan Bank of Chicago dividends, the yield on our securities for the six months ended June 30, 2006 was 3.68% compared to 6.14% for the six months ended June 30, 2005.

For the six months ended June 30, 2006, interest from other interest-earning assets increased $124,000 to $188,000 from $64,000 for the six months ended June 30, 2005 due to higher balances and an increase in yields. During this period of rising interest rates, management increased liquidity pending reinvestment into higher yielding loans and other investments. The average balance increased during the first six months of 2006 by $3.1 million to $8.1 million from $5.0 million for the first six months of 2005. For the six months ended June 30, 2006, the yield on interest-earning deposits increased to 4.68% from 2.59% in the prior year period reflecting changes in general interest rates.

Interest Expense. Interest expense for the six months ended June 30, 2006 was $1.5 million, an increase of $417,000 or 37.6% from the six months ended June 30, 2005. Interest expense on deposit accounts increased $469,000 or 46.4% to $1.5 million for the six months ended June 30, 2006 from $1.0 million for the six months ended June 30, 2005. This increase was due to an increase in general interest rates, a highly competitive market for certificates of deposit, and a higher percentage of our customer deposits in certificates of deposit. The average cost of deposits increased to 3.10% in the first six months of 2006 compared to 2.11% in the first six months of 2005 due to an increase in market rates. Our average balance of deposit accounts was $96.1 million for the six months ended June 30, 2006, a decrease of $478,000 or 0.5% from

$96.6 million for the prior year period. A decrease during the six months ended June 30, 2006 in the average balance of savings, checking, and money market accounts of $6.2 million or 15.8%, offset in part by an increase in certificates of deposit of $5.7 million or 10.1%, accounted for the overall decline in the balance of deposit accounts. This decline resulted from our decision to withhold rate increases on certain non-certificates of deposit accounts and customer preference for higher yielding certificates of deposit in a higher interest rate environment.

Interest expense on Federal Home Loan Bank of Chicago advances was $46,000 for the six months ended June 30, 2006, a decrease of $52,000 or 53.1% from $98,000 for the prior year period. The average balance of advances for the six months ended June 30, 2006 was $2.0 million compared to $3.5 million for the six months ended June 30, 2005. During 2005, we paid off $5.0 million of the $7.0 million advance that matured and extended the balance for five years. The average cost for Federal Home Loan Bank of Chicago advances decreased to 4.64% for the six months ended June 30, 2006 from 5.61% for the six months ended June 30, 2005 as we paid down our higher cost borrowings.

Net Interest Income. Net interest income for the six months ended June 30, 2006 decreased $294,000 or 16.5% to $1.5 million from $1.8 million for the prior year period. The average yield on interest-earning assets for the six months ended June 30, 2006 was 5.69% compared to 5.38% for the prior year period. The average cost of interest-bearing liabilities increased to 3.14% for the six months ended June 30, 2006 from 2.23% for the six months ended June 30, 2005. The result was a net interest rate spread of 2.55% for the six months ended June 30, 2006 compared to 3.15% for the prior year period.

Provision (Credit) for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred losses in the loan portfolio at the balance sheet date. Our analysis includes a review of identified problem loans for which a specific allowance is required as well as a general allowance for the remainder of the portfolio.

A credit of $1,000 for loan losses was recorded for the six months ended June 30, 2006 compared to a provision for loan losses of $9,000 for the six months ended June 30, 2005. The credit for the six months ended June 30, 2006 reflected the continued low level of non-performing and past due loans in our portfolio and a decrease in the balance of our commercial real estate loans.

Non-interest Income. Non-interest income increased $7,000 or 6.9% to $109,000 for the six months ended June 30, 2006 compared to $102,000 for the prior year period. Fees for deposit and loan related services were $87,000 for the six months ended June 30, 2006 compared to $67,000 for the prior year period, a 29.9% increase. This increase was primarily due to a $28,000 increase in fees received from providing origination services for other financial institutions. This was offset by a $21,000 decrease in gain on sale of loans.

Non-interest Expense. Non-interest expense totaled $1.5 million for the six months ended June 30, 2006, unchanged from the six months ended June 30, 2005. The largest component of non-interest expenses, compensation and benefits expense, increased $17,000 or 2.0% primarily due to an increase in salaries of $11,000 due to normal salary increases. All other components of non-interest expense decreased $10,000 or 1.6%.

Income Tax Provision. The provision for income taxes was $37,000 for the six months ended June 30, 2006 compared to $130,000 for the six months ended June 30, 2005. The decrease in the provision was due to the decrease in pretax income of $284,000.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $5.0 million and $7.1 million, or $8.2 million if the offering is increased by 15%.

Ben Franklin Financial, Inc. intends to distribute the net proceeds from the offering as follows:

	573,750 Shares at Minimum of Offering Range		675,000 Shares at Midpoint of Offering Range		776,250 Shares at Maximum of Offering Range		892,688 Shares at Adjusted Maximum of Offering Range
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$5,738		$6,750		$7,763		$8,927
Less: offering expenses	695		695		695		695

Net offering proceeds	5,043	100.0%	6,055	100.0%	7,068	100.0%	8,232	100.0%
Less:
Proceeds contributed to Ben Franklin Bank of Illinois	3,832	76.0	3,996	66.0	4,099	58.0	4,281	52.0
Proceeds used for loan to employee stock ownership plan	500	9.9 (1)	588	9.7 (1)	676	9.6 (1)	778	9.5 (1)

Amount contributed to Ben Franklin Financial, MHC	100	2.0	100	1.7	100	1.4	100	1.2

Proceeds retained by Ben Franklin Financial, Inc.(2)	$611	12.1%	$1,371	22.6%	$2,193	31.0%	$3,073	37.3%

(1)	The proceeds used for the loan to the employee stock ownership plan, based on gross proceeds, would be 8.71% at each of the minimum, midpoint, maximum and adjusted maximum.

(2)	Excludes proceeds used for loan to employee stock ownership plan.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Ben Franklin Bank of Illinois’ deposits. Ben Franklin Bank of Illinois will receive at least 50% of the net proceeds of the offering, provided that we may provide more than 50% of the net proceeds to Ben Franklin Bank of Illinois to the extent necessary so that upon completion of the reorganization and offering, Ben Franklin Bank of Illinois’ ratio of tangible capital to total assets is at least 10%.

We are undertaking the reorganization and offering at this time in order to increase our capital and have the capital resources available to support and expand our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ben Franklin Bank of Illinois—Business Strategy.” As a part of our formation of a mutual holding company, $100,000 will be contributed to Ben Franklin Financial, MHC. The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

Ben Franklin Financial, Inc. may use the proceeds it retains from the offering:

•	to invest in mortgage-backed and other securities;

•	to make a loan to the employee stock ownership plan;

•	to allow us to pay cash dividends and repurchase shares of our common stock;

•	to finance acquisitions of financial institutions, branch offices or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time; or

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Ben Franklin Bank of Illinois may use the proceeds it receives from the offering:

•	to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	to fund new loans, including one- to four-family mortgage loans, multi-family real estate loans, commercial real estate loans and home equity lines-of-credit;

•	to increase our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets;

•	to support new products and services;

•	to increase our capacity to invest in securities, including mortgage-backed securities;

•	to expand our retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, although no such transactions are specifically being considered at this time; or

•	for general corporate purposes.

The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We do not intend initially to pay dividends on our common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us following the offering, investment opportunities available to us, regulatory capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.

We cannot assure you that we will pay dividends, or that if paid, we will not reduce or eliminate dividends in the future. In addition, since we intend to infuse a sufficient amount of net proceeds so that Ben Franklin Bank of Illinois’ ratio of tangible capital to total assets is at least 10%, the amount of net proceeds retained by Ben Franklin Financial, Inc. which would be available to pay dividends may be limited.

If Ben Franklin Financial, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Ben Franklin Financial, MHC, unless Ben Franklin Financial, MHC elects to waive the receipt of dividends. We anticipate that Ben Franklin Financial, MHC will waive any dividends paid by Ben Franklin Financial, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Ben Franklin Financial, MHC in the event Ben Franklin Financial, MHC converts to stock form. See “Supervision and Regulation—Holding Company Regulation.”

Dividends from Ben Franklin Financial, Inc. will depend, in part, upon receipt of dividends from Ben Franklin Bank of Illinois, because Ben Franklin Financial, Inc. initially will have no source of income other than dividends from Ben Franklin Bank of Illinois, earnings from the investment of proceeds it retains from the sale of shares of common stock, and interest payments with respect to Ben Franklin Financial, Inc.’s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions such as Ben Franklin Bank of Illinois. Ben Franklin Financial, Inc., however, will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Additionally, we have committed to the Office of Thrift Supervision that, during the three-year period following the completion of the reorganization and offering, we will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

MARKET FOR THE COMMON STOCK

Ben Franklin Financial, Inc. is a newly formed company and has never issued capital stock. Ben Franklin Bank of Illinois, as a mutual institution, has never issued capital stock. Ben Franklin Financial, Inc. anticipates that its common stock will be traded in the over-the-counter market and quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by Ben Franklin Financial, MHC, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

At March 31, 2006, Ben Franklin Bank of Illinois exceeded all regulatory capital requirements. The following table sets forth our compliance, as of March 31, 2006, with the regulatory capital standards, on a historical and pro forma basis assuming that (i) the indicated number of shares of common stock were sold as of such date at $10.00 per share, (ii) Ben Franklin Bank of Illinois received 50% of the net proceeds of the offering plus such additional amount as may be necessary so that the ratio of its tangible capital to its total assets upon the completion of the offering is at least 10%, (iii) an employee stock ownership plan and stock-based incentive plan are implemented on the basis set forth as described in the Prospectus with the related expense amounts reflected in regulatory capital and (iv) the remaining net proceeds are retained by Ben Franklin Financial, Inc. Based on the above, proceeds received by Ben Franklin Bank of Illinois have been assumed to equal $3.8 million, $4.0 million, $4.1 million and $4.3 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at March 31, 2006, Based Upon the Sale of
	Historical at March 31, 2006		573,750 Shares at Minimum of Offering Range		675,000 Shares at Midpoint of Offering Range		776,250 Shares at Maximum of Offering Range		892,688 Shares at Adjusted Maximum of Offering Range(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
GAAP capital(3)	$8,356	7.58%	$11,439	10.05%	$11,470	10.07%	$11,441	10.04%	$11,470	10.05%

Tangible capital:
Tangible capital	$8,333	7.56%	$11,416	10.03%	$11,447	10.04%	$11,418	10.01%	$11,447	10.03%
Requirement	1,654	1.50	1,708	1.50	1,710	1.50	1,711	1.50	1,713	1.50

Excess	$6,679	6.06%	$9,708	8.53%	$9,737	8.54%	$9,707	8.51%	$9,734	8.53%

Core capital:
Core capital(4)	$8,333	7.56%	$11,416	10.03%	$11,447	10.04%	$11,418	10.01%	$11,447	10.03%
Requirement(5)	4,411	4.00	4,555	4.00	4,560	4.00	4,562	4.00	4,567	4.00

Excess	$3,922	3.56%	$6,861	6.03%	$6,887	6.04%	$6,856	6.01%	$6,880	6.03%

Risk-based capital:
Tier 1 risk-based	$8,333	10.83%	$11,416	14.50%	$11,447	14.53%	$11,418	14.49%	$11,447	14.51%
Requirement	3,077	4.00	3,149	4.00	3,151	4.00	3,153	4.00	3,155	4.00

Excess	$5,256	6.83%	$8,267	10.50%	$8,296	10.53%	$8,265	10.49%	$8,292	10.51%

Total risk-based capital:
Total risk-based capital(4)(6)	$8,843	11.49%	$11,926	15.15%	$11,957	15.18%	$11,928	15.13%	$11,957	15.16%
Requirement	6,155	8.00	6,298	8.00	6,303	8.00	6,305	8.00	6,311	8.00

Excess	$2,688	3.49%	$5,628	7.15%	$5,654	7.18%	$5,623	7.13%	$5,646	7.16%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	Derived from Ben Franklin Bank of Illinois’ unaudited March 31, 2006 financial statements.

(4)	Pro forma capital levels assume that Ben Franklin Financial, Inc. funds restricted stock awards under the stock-based incentive plan with purchases in the open market of 1.96% of the shares of common stock sold in the offering (including shares issued to Ben Franklin Financial, MHC) at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 3.92% of the shares of common stock issued in the reorganization (including shares issued to Ben Franklin Financial, MHC) with funds borrowed from Ben Franklin Financial, Inc. Ben Franklin Bank of Illinois’ pro forma GAAP and regulatory capital has been reduced by the amount required to fund both of these plans. See “Management” for a discussion of the stock-based incentive plan and employee stock ownership plan.

(5)	The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

(6)	Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

CAPITALIZATION

The following table presents the historical capitalization of Ben Franklin Bank of Illinois at March 31, 2006, and the pro forma consolidated capitalization of Ben Franklin Financial, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	Pro Forma Consolidated Capitalization of Ben Franklin Financial, Inc. Based Upon the Sale for $10.00 Per Share of
	Ben Franklin Bank of Illinois Historical Capitalization(1)	573,750 Shares at Minimum of Offering Range	675,000 Shares at Midpoint of Offering Range	776,250 Shares at Maximum of Offering Range	892,688 Shares at Adjusted Maximum of Offering Range(2)
	(Dollars in thousands)
Deposits(3)	$99,240	$99,240	$99,240	$99,240	$99,240
Borrowings	2,000	2,000	2,000	2,000	2,000

Total interest-bearing liabilities	$101,240	$101,240	$101,240	$101,240	$101,240

Stockholders’ equity:
Preferred Stock, $0.01 par value per share, 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
20,000,000 shares authorized; shares to be issued as reflected	—	13	15	17	20
Additional paid-in capital(4)	—	5,030	6,040	7,051	8,212
Retained earnings	8,458	8,458	8,458	8,458	8,458
Accumulated comprehensive loss	(102)	(102)	(102)	(102)	(102)
Less:
Assets retained by Ben Franklin Financial, MHC(5)	—	(100)	(100)	(100)	(100)
Common Stock acquired by employee stock ownership plan(6)	—	(500)	(588)	(676)	(778)
Common Stock acquired by the stock-based incentive plan(7)	—	(250)	(294)	(338)	(389)

Total stockholders’ equity	$8,356	$12,549	$13,429	$14,310	$15,321

Pro forma shares outstanding:
Total shares outstanding		1,275,000	1,500,000	1,725,000	1,983,750
Shares issued to Ben Franklin Financial, MHC		701,250	825,000	948,750	1,091,062
Shares offered for sale		573,750	675,000	776,250	892,688
Total stockholders’ equity as a percentage of pro forma total assets	7.58%	10.97%	11.64%	12.31%	13.07%

(1)	Derived from Ben Franklin Bank of Illinois’ unaudited March 31, 2006 financial statements.

(2)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(3)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(4)	The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under the stock-based incentive plan that Ben Franklin Financial, Inc. expects to adopt. The plan of reorganization permits Ben Franklin Financial, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than Ben Franklin Financial, MHC.

(5)	Pro forma stockholders’ equity reflects a $100,000 initial capitalization of Ben Franklin Financial, MHC.

(6)	Assumes that 3.92% of the shares of common stock outstanding following the offering will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Ben Franklin Financial, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Ben Franklin Bank of Illinois will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”

(7)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Ben Franklin Financial, MHC) are purchased by Ben Franklin Financial, Inc. for stock awards under the stock-based incentive plan in the open market. The shares of common stock to be purchased by the stock-based incentive plan are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits Ben Franklin Financial, Inc. to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Ben Franklin Financial, MHC. The stock-based incentive plan will not be implemented for at least six months after the reorganization and offering and, if required under applicable regulations, until it has been approved by stockholders.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $5.0 million and $7.1 million, or $8.2 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	expenses of the offering, other than fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., are estimated to be $530,000;

•	86,000 shares of common stock will be purchased by our officers and directors, and their immediate families; and

•	Keefe, Bruyette & Woods, Inc. will receive a fee equal to $100,000 plus expenses of $65,000.

We calculated the pro forma consolidated net income and stockholders’ equity of Ben Franklin Financial, Inc. for the year ended December 31, 2005 and the three months ended March 31, 2006 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 4.82% for the three months ended March 31, 2006 and 4.38% for the year ended December 31, 2005, which rates are equal to the one year United States Treasury yield for those periods. We believe these rates more accurately reflect a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods. We assumed a tax rate of 34.0% for those periods. This results in an annualized after-tax yield of 3.18% for the three months ended March 31, 2006 and 2.89% for the year ended December 31, 2005.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of our outstanding shares, including shares held by Ben Franklin Financial, MHC, with a loan from Ben Franklin Financial, Inc., provided that if Ben Franklin Bank of Illinois’ tangible capital immediately following the stock issuance is less than 10% of its assets, then our employee stock ownership plan will purchase in the stock offering an amount of shares equal to only 3.43% of our outstanding shares. The loan will be repaid in substantially equal principal payments over a period of 15 years.

The pro forma tables give effect to the implementation of a stock-based incentive plan. We have assumed that the stock-based incentive plan will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock, including shares issued to Ben Franklin Financial, MHC, at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Ben Franklin Financial, MHC. However, any awards of restricted stock in excess of 1.96% of the outstanding shares, including shares issued to Ben Franklin Financial, MHC, currently would require prior approval of the Office of Thrift Supervision. In addition, if Ben Franklin Bank of Illinois’ tangible capital at the time of the adoption of the stock-based incentive plan is less than 10% of its assets, then the amount of restricted stock awards is not expected to exceed 1.47% of our outstanding shares.

We have assumed that the stock-based incentive plan will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Ben Franklin Financial, MHC). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.92 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 10.14% for the common stock based on an index of publicly traded mutual holding companies, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 4.86%. The plan of reorganization provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Ben Franklin Financial, MHC. However, any awards of options in excess of 4.90% of our outstanding shares, including shares issued to Ben Franklin Financial, MHC, would require prior approval of the Office of Thrift Supervision.

As discussed under “How We Intend to Use the Proceeds from the Offering,” Ben Franklin Financial, Inc. intends to retain not more than $3.2 million and to contribute the remaining net proceeds from the offering to Ben Franklin Bank of Illinois. Ben Franklin Financial, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Ben Franklin Financial, Inc.’s results of operations after the offering; or

•	changes in the market price of the common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Ben Franklin Financial, Inc., computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangibles and tax bad debt reserves in the event we are liquidated.

	At or For the Three Months Ended March 31, 2006 Based Upon the Sale at $10.00 Per Share of
	573,750 Shares at Minimum of Offering Range	675,000 Shares at Midpoint of Offering Range	776,250 Shares at Maximum of Offering Range	892,688 Shares at Adjusted Maximum of Offering Range(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$5,738	$6,750	$7,763	$8,927
Expenses	(695)	(695)	(695)	(695)

Estimated net proceeds	5,043	6,055	7,068	8,232
Common stock acquired by employee stock ownership plan(2)	(500)	(588)	(676)	(778)
Common stock acquired by stock-based incentive plan(3)	(250)	(294)	(338)	(389)
Ben Franklin Financial, MHC capitalization	(100)	(100)	(100)	(100)

Estimated net proceeds after adjustment for stock benefit plans capitalization to Ben Franklin Financial, MHC	$4,193	$5,073	$5,954	$6,965

For the three months ended March 31, 2006
Net income:
Historical(4)	$48	$48	$48	$48
Pro forma adjustments:
Income on adjusted net proceeds	33	40	47	56
Employee stock ownership plan(2)	(6)	(7)	(8)	(9)
Options granted under stock-based incentive plan(5)	(11)	(13)	(15)	(18)
Shares granted under stock-based incentive plan(3)	(8)	(10)	(11)	(13)

Pro forma net income	$56	$58	$61	$64

Net income per share:
Historical	$0.04	$0.03	$0.03	$0.03
Pro forma adjustments:
Income on net proceeds	0.03	0.03	0.03	0.03
Employee stock ownership plan(2)	0.00	0.00	0.00	0.00
Options granted under stock-based incentive plan(5)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based incentive plan(3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share(2)(3)(5)	$0.05	$0.04	$0.04	$0.04

Offering price to pro forma net income per share	50.00x	62.50x	62.50x	62.50x
Shares considered outstanding in calculating pro forma net income per share	1,225,853	1,442,180	1,658,507	1,907,283

At March 31, 2006
Stockholders’ equity:
Historical(4)	$8,356	$8,356	$8,356	$8,356
Estimated net proceeds	5,043	6,055	7,068	8,232
Less: Capitalization of Ben Franklin Financial, MHC	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan(2)	(500)	(588)	(676)	(778)
Common stock acquired by stock-based incentive plan(3)	(250)	(294)	(338)	(389)

Pro forma stockholders’ equity(6)	$12,549	$13,429	$14,310	$15,321

Stockholders’ equity per share:
Historical	$6.55	$5.57	$4.84	$4.21
Estimated net proceeds	3.95	4.04	4.10	4.15
Less: Capitalization of Ben Franklin Financial, MHC	(0.08)	(0.07)	(0.06)	(0.05)
Common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based incentive plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share(3) (6)	$9.83	$8.95	$8.29	$7.72

Offering price as percentage of pro forma stockholders’ equity per share	101.73%	111.73%	120.63%	129.53%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	1,275,000	1,500,000	1,725,000	1,983,750
Minority ownership	45.00%	45.00%	45.00%	45.00%

(Footnotes on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	It is assumed that 3.92% of the shares outstanding following the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Ben Franklin Financial, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Ben Franklin Bank of Illinois intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Ben Franklin Bank of Illinois’ total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Ben Franklin Bank of Illinois’ contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 49,980, 58,800, 67,620 and 77,763 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively; (iii) 833, 980, 1,127 and 1,296 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, (based on a fifteen year loan term) were committed to be released during the quarter ended March 31, 2006, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position 93-6; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. Employee stock ownership plan participants who elect to receive their benefit distributions in the form of our common stock may require us to purchase the common stock distributed at fair value if, under the Internal Revenue Code, the stock does not meet the standard of being readily tradable on an established securities market. Currently, we are unable to determine whether this standard will be met. If this contingent repurchase obligation does apply, it will reduce stockholders’ equity by an amount that represents the market value of all common stock held by the employee stock ownership plan and allocated to participants, without regard to whether it is likely that the shares would be distributed or that the recipients of the shares would be likely to exercise their right to require us to purchase the shares.

(3)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to Ben Franklin Financial, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Ben Franklin Financial, Inc., if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed to the plan by Ben Franklin Financial, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the three months ended March 31, 2006. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock or from treasury shares of Ben Franklin Financial, Inc., there would be a dilutive effect of up to 1.90% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based incentive plan are obtained from authorized but unissued shares.

(4)	Derived from Ben Franklin Bank of Illinois’ unaudited March 31, 2006 financial statements.

(5)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Ben Franklin Financial, MHC). In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.92 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.70% on the ownership interest of persons who purchase common stock in the offering.

(6)	The retained earnings of Ben Franklin Bank of Illinois will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”

	At or For the Year Ended December 31, 2005 Based Upon the Sale at $10.00 Per Share of
	573,750 Shares at Minimum of Offering Range	675,000 Shares at Midpoint of Offering Range	776,250 Shares at Maximum of Offering Range	892,688 Shares at Adjusted Maximum of Offering Range(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$5,738	$6,750	$7,763	$8,927
Expenses	695	695	695	695

Estimated net proceeds	5,043	6,055	7,068	8,232
Common stock acquired by employee stock ownership plan(2)	(500)	(588)	(676)	(778)
Common stock acquired by stock-based incentive plan(3)	(250)	(294)	(338)	(389)
Ben Franklin Financial, MHC capitalization	(100)	(100)	(100)	(100)

Estimated net proceeds after adjustment for stock benefit plans capitalization to Ben Franklin Financial, MHC	$4,193	$5,073	$5,954	$6,965

For the year ended December 31, 2005
Net income:
Historical(4)	$388	$388	$388	$388
Pro forma adjustments:
Income on adjusted net proceeds	121	147	172	201
Employee stock ownership plan(2)	(22)	(26)	(30)	(34)
Options granted under stock-based incentive plan(5)	(45)	(53)	(61)	(70)
Shares granted under stock-based incentive plan(3)	(33)	(39)	(45)	(51)

Pro forma net income	$409	$417	$424	$434

Net income per share:
Historical	$0.32	$0.27	$0.23	$0.20
Pro forma adjustments:
Income on net proceeds	0.10	0.10	0.10	0.11
Employee stock ownership plan(2)	(0.02)	(0.02)	(0.02)	(0.02)
Options granted under stock-based incentive plan(5)	(0.04)	(0.04)	(0.04)	(0.04)
Shares granted under stock-based incentive plan(3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(2)(3)(5)	$0.33	$0.28	$0.24	$0.22

Offering price to pro forma net income per share	30.30x	35.71x	41.67x	45.45x
Shares considered outstanding in calculating pro forma net income per share	1,228,352	1,445,120	1,661,888	1,911,171

At December 31, 2005
Stockholders’ equity:
Historical(4)	$8,334	$8,334	$8,334	$8,334
Estimated net proceeds	5,043	6,055	7,068	8,232
Less: Capitalization of Ben Franklin Financial, MHC	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan(2)	(500)	(588)	(676)	(778)
Common stock acquired by stock-based incentive plan(3)	(250)	(294)	(338)	(389)

Pro forma stockholders’ equity(6)	$12,527	$13,407	$14,288	$15,299

Stockholders’ equity per share:
Historical	$6.54	$5.56	$4.83	$4.20
Estimated net proceeds	3.95	4.04	4.10	4.15
Less: Capitalization of Ben Franklin Financial, MHC	(0.08)	(0.07)	(0.06)	(0.05)
Common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based incentive plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share(3)(6)	$9.82	$8.94	$8.28	$7.71

Offering price as percentage of pro forma stockholders’ equity per share	101.73%	111.73%	120.63%	129.53%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	1,275,000	1,500,000	1,725,000	1,983,750
Minority ownership	45.00%	45.00%	45.00%	45.00%

(Footnotes on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	It is assumed that 3.92% of the shares outstanding following the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Ben Franklin Financial, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Ben Franklin Bank of Illinois intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Ben Franklin Bank of Illinois’ total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Ben Franklin Bank of Illinois’ contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 49,980, 58,800, 67,620 and 77,763 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively; (iii) 3,332, 3,920, 4,508 and 5,184 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, (based on a fifteen year loan term) were committed to be released during the year ended December 31, 2005, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position 93-6; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. Employee stock ownership plan participants who elect to receive their benefit distributions in the form of our common stock may require us to purchase the common stock distributed at fair value if, under the Internal Revenue Code, the stock does not meet the standard of being readily tradable on an established securities market. Currently, we are unable to determine whether this standard will be met. If this contingent repurchase obligation does apply, it will reduce stockholders’ equity by an amount that represents the market value of all common stock held by the employee stock ownership plan and allocated to participants, without regard to whether it is likely that the shares would be distributed or that the recipients of the shares would be likely to exercise their right to require us to purchase the shares.

(3)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to Ben Franklin Financial, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Ben Franklin Financial, Inc., if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed to the plan by Ben Franklin Financial, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2005. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock or from treasury shares of Ben Franklin Financial, Inc., there would be a dilutive effect of up to 1.90% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based incentive plan are obtained from authorized but unissued shares.

(4)	Derived from Ben Franklin Bank of Illinois’ audited December 31, 2005 financial statements included elsewhere in this prospectus.

(5)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Ben Franklin Financial, MHC). In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.92 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.70% on the ownership interest of persons who purchase common stock in the offering.

(6)	The retained earnings of Ben Franklin Bank of Illinois will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF BEN FRANKLIN BANK OF ILLINOIS

This section is intended to help potential investors understand the financial performance of Ben Franklin Bank of Illinois through a discussion of the factors affecting our financial condition at March 31, 2006 and December 31, 2005 and our results of operations for the three months ended March 31, 2006 and 2005 and for the years ended December 31, 2005 and 2004. This section should be read in conjunction with the financial statements and notes to the financial statements that appear elsewhere in this prospectus.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including mortgage-backed and other securities) and other interest-earning assets primarily interest-earning deposits, and the interest paid on our interest-bearing liabilities, consisting primarily of savings and transaction accounts, certificates of deposit, and Federal Home Loan Bank of Chicago advances. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of deposit and loan origination services for other financial institutions, gains and losses on the sale of loans and securities and miscellaneous other income. Non-interest expense currently consists primarily of compensation and employee benefits, occupancy and equipment expenses, data processing, professional fees, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Anticipated Increase in Non-Interest Expense Due to Stock Benefit Plans

Following the completion of the reorganization and offering, we anticipate that our non-interest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the adoption of the stock-based incentive plan if approved by our stockholders.

Assuming that the adjusted maximum number of shares is sold in the offering:

•	the employee stock ownership plan will acquire 77,763 shares of common stock with a $777,600 loan that is expected to be repaid over 15 years, resulting in an annual expense (after-tax) of approximately $34,000 (assuming that the common stock maintains a value of $10.00 per share; the actual expense would be higher if the stock price is higher);

•

the stock-based incentive plan would grant options to purchase shares equal to 4.90% of the total outstanding shares, or 97,204 shares to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is zero; the expected option life is 10 years; the risk free interest rate is 4.86% (based on the 10-year Treasury rate) and the volatility rate on the common stock is 10.14% (based on an index of publicly traded mutual holding company institutions), the estimated grant-date fair value of the options utilizing the Black-Scholes option pricing model is $3.92 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (after-tax) associated with the stock options would be approximately $70,000; and

•	the stock-based incentive plan would award a number of restricted shares of common stock equal to 1.96% of the outstanding shares, 38,882 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares awarded under the stock-based incentive plan have a value of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (after-tax) associated with restricted shares awarded under the stock-based incentive plan would be approximately $51,000.

These estimates are subject to change. The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards issued under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock options issued under the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies:

Allowance for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Ben Franklin Bank of Illinois. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the value of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision based on changes in economic and real estate market conditions.

The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating special mention and classified loans from the remaining loans, and then categorizing each group by type of loan. Loans within each type exhibit common characteristics including terms, collateral type, and other risk characteristics. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

Business Strategy

During the period from 1998 until early 2003, Ben Franklin Bank of Illinois experienced poor operating results and other operating issues resulting, in part, from a Title I home improvement loan purchase program which was terminated in 1998. As a result of these issues, we restructured our board and management. In particular, since 2001, we have replaced four of our six directors and hired a new chief executive officer, a new chief financial officer, a new chief lending officer and a new chief commercial lending officer.

Since the date of our management and board restructuring, we have focused primarily on improving the execution of our community oriented retail banking strategy. Highlights of our current business strategy include the following:

•	Focus on Residential Lending. We have been and will continue to be primarily a one- to four-family residential lender. However, in order to reduce our interest rate risk, we are attempting to increase our portfolio of adjustable-rate one- to four-family residential loans and floating-rate home equity lines-of-credit. At the same time, we are currently limiting our originations of long-term fixed-rate loans for portfolio. Instead, we currently take applications for such loans for other lenders for a fee.

•	Increase Multi-Family and Commercial Real Estate Lending. In order to increase the yield of, and reduce the term to repricing of our loan portfolio, we are increasing our originations and, to a lesser extent, purchases of multi-family and commercial real estate loans.

•	Implement a Controlled Growth Strategy. Management believes that in order to offset the increased technology, compliance and other costs that are necessary to compete in today’s financial services market, we must increase our asset base. However, during recent years, such growth has been constrained due to our limited capital base and limited size of our lending staff. However, we have recently increased the size of our lending department and, in the future, intend to implement a controlled growth strategy, subject to market conditions and the maintenance of a reasonable level of profitability. In particular, we may consider acquiring or opening a new branch office in one of the faster growing areas in the northern or western suburbs of the Chicago area or perhaps an acquisition of another institution, although we have no specific plans or arrangements with respect to any such transaction at this time.

•	Manage Interest Rate Risk. We believe that it is difficult to achieve satisfactory levels of profitability in the financial services industry without assuming some level of interest rate risk. However, we believe that such risk must be carefully managed to avoid undue exposure to changes in interest rates. Accordingly, we seek to manage to the extent practical our interest rate risk.

•	Maintain Strong Asset Quality. We seek to maintain strong asset quality while following conservative underwriting criteria. We intend to continue to adhere to such standards even as we increase our non-residential real estate lending.

Comparison of Financial Condition at March 31, 2006 and December 31, 2005

Assets. Total assets at March 31, 2006 were $110.2 million compared to $107.8 million at December 31, 2005, an increase of $2.4 million or 2.2%. This increase reflects a $1.1 million increase in the loan portfolio balance and a $1.8 million increase in cash and cash equivalents.

The first three months of 2006 showed growth in our construction loan portfolio which increased $1.0 million or 18.9% to $6.3 million at March 31, 2006 compared to $5.3 million at

December 31, 2005. Similarly, our multi-family real estate, commercial real estate, and land loans increased by $902,000 or 3.2% to $29.3 million at March 31, 2006 compared to $28.4 million at December 31, 2005. These increases reflect our strategy of increasing our originations of loans with shorter durations and/or higher yields than traditional one- to four-family residential loans. These increases were offset by a net decrease in all remaining loans of $524,000 during the three months ended March 31, 2006 due to regular payments and payoffs and slower residential loan origination activity during the period. We expect to continue to increase the percentage of our real estate loan portfolio consisting of loans other than long-term fixed rate one- to four-family residential loans.

Securities balances decreased to $500,000 from December 31, 2005 to March 31, 2006 due to payments on mortgage-backed securities. The increase in other interest-earning assets reflects our decision to moderately increase liquidity in a rising interest rate environment pending reinvestment at higher rates.

Liabilities. Deposit balances increased by $3.0 million or 3.1% to $99.2 million at March 31, 2006 from $96.2 million at December 31, 2005. The increase was primarily due to a $3.7 million or 6.1% increase in certificates of deposit offset by a decrease in non-certificate deposit accounts of $575,000. The increase in certificates of deposit was due to promotional rates offered during the first quarter of 2006 to retain $16.4 million of maturing deposits, which resulted in additional funds deposited. The decrease in non-certificate deposits consisted of a decline in savings and demand accounts of $381,000 and $627,000, respectively, offset by an increase in money market accounts of $433,000. The decrease in non-certificate deposits reflects management’s decision to conservatively price our non-time deposit accounts as well as the increased attractiveness to customers of competitively priced certificates of deposit in a higher interest rate environment.

Equity. Total equity at March 31, 2006 increased $22,000 or 0.3% to $8.4 million from $8.3 million at December 31, 2005. The increase was the result of net income of $48,000 partially offset by an increase in the unrealized loss on securities available-for-sale of $26,000.

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

Assets. Total assets at December 31, 2005 were $107.8 million compared to $114.2 million at December 31, 2004. Total loans at December 31, 2005 declined $273,000 to $90.0 million from $90.3 million at December 31, 2004. During 2005, we continued our strategy of expanding our multi-family real estate, commercial real estate and land lending to increase yields and reduce asset duration. Our multi-family real estate, commercial real estate, and land loans increased $6.9 million to $28.4 million at December 31, 2005, and represented 30.7% of the loan portfolio, compared to $21.5 million and 23.2% of the loan portfolio at December 31, 2004. This increase was offset by decreases in our one- to four-family real estate loans of $4.6 million, home equity lines-of-credit of $1.1 million, and construction loans of $1.5 million due to normal amortization and payoffs and slower origination activity during a period of rising interest rates.

Securities balances declined during 2005 by $2.7 million to $7.2 million from $9.9 million in 2004 primarily due to payments on mortgage-backed securities. Cash and cash equivalents increased $1.1 million to $7.0 million at December 31, 2005 from $5.9 million at

December 31, 2004. This increase reflects our decision to increase our liquidity moderately in a rising interest rate environment pending reinvestment at higher rates.

Liabilities. Deposit balances decreased during 2005 by $2.1 million or 2.1% to $96.2 million at December 31, 2005 compared to $98.3 million at December 31, 2004. Non-certificate deposits decreased $6.8 million during 2005 with $5.0 million of that decrease from money market accounts as management withheld rate increases paid on these deposits and many customers shifted their liquid funds to certificates of deposit, which became more attractive in a higher interest rate environment. Certificates of deposit increased by $4.7 million as we priced these deposits competitively in a rising interest rate environment.

We reduced our borrowings at the Federal Home Loan Bank of Chicago by $5.0 million to $2.0 million at December 31, 2005 from $7.0 million at December 31, 2004 as part of our liquidity and capital strategy. Management determined that we could fund our operations in the current interest rate environment more effectively using deposits.

Equity. Total equity at December 31, 2005 increased $323,000 or 4.0% to $8.3 million from $8.0 million at December 31, 2004. The increase was the result of net income of $388,000 which was partially offset by an increase in the unrealized loss on securities available-for-sale of $65,000.

Comparison of Operating Results for the Three Months Ended March 31, 2006 and March 31, 2005

General. Net income decreased 58.6% to $48,000 for the three months ended March 31, 2006 compared to $116,000 for the three months ended March 31, 2005. The primary reasons for the decline were the higher interest rates paid on deposits during a period of rising short-term interest rates, significant certificates of deposit maturities and lower dividend income from Federal Home Loan Bank of Chicago stock due to redemptions and a lower dividend rate. These factors contributed to an increase in yield of 37 basis points on interest-earning assets offset by a 74 basis point increase in yield on interest-bearing liabilities.

Interest Income. Interest income increased $47,000 for the three months ended March 31, 2006 or 3.3% to $1.5 million from $1.4 million for the three months ended March 31, 2005. Interest income from loans increased $169,000 or 14.5% to $1.3 million for the three months ended March 31, 2006 from $1.2 million for the three months ended March 31, 2005 due primarily to an increase in yield. The average yield on loans for the three months ended March 31, 2006 increased to 5.98% compared to 5.27% for the three months ended March 31, 2005 due primarily to an increase in market rates and a change in the mix of our loan portfolio. The average loan balance increased $915,000 to $90.3 million for the three months ended March 31, 2006 compared to $89.3 million for the three months ended March 31, 2005.

The average balance of our multi-family real estate, commercial real estate and land loans increased $7.6 million or 36.2% to $28.7 million for the three months ended March 31, 2006. Average yield on such loans was 6.66% for the three months ended March 31, 2006 compared to 6.17% for the three months ended March 31, 2005. These factors resulted in an increase of interest income of $150,000. This was offset by a decrease in the average balance of the other remaining loans of $6.7 million to $61.6 million for the three months ended March 31, 2006. The average yield on such loans was 5.66% for the three months ended March 31, 2006 compared to 4.99% for the three months ended March 31, 2005, resulting in an increase of interest income of $19,000.

Interest income from securities decreased $157,000 or 65.1% to 84,000 for the three months ended March 31, 2006 from $241,000 for the three months ended March 31, 2005. Dividend income from Federal Home Loan Bank of Chicago stock declined $137,000 or 89.8% due to a reduction in the average balance and a reduction in the dividend rate paid from 5.50% for the three months ended March 31, 2005 to 3.00% for the three months ended March 31, 2006. The average balance of our securities decreased $5.2 million to $9.2 million for the three months ended March 31, 2006 compared to $14.4 million for three months ended March 31, 2005 including the average balance of Federal Home Loan Bank of Chicago stock which decreased $2.7 million or 56.6%. This reduction reflects our disposition of Federal Home Loan Bank of Chicago stock not needed to support borrowings as well as to pay down our mortgage-backed securities. The yield on securities for the three months ended March 31, 2006 was 3.66% compared to 6.72% for the three months ended March 31, 2005 due primarily to the lower dividend rate paid on Federal Home Loan Bank of Chicago stock.

Interest from other interest-earning assets for the three months ended March 31, 2006 increased $35,000 or 109.4% to $67,000 from $32,000 for the three months ended March 31, 2005 due to higher balances and higher interest rates. The average balance for the three months ended March 31, 2006 was $6.1 million with an average yield of 4.40%. For the three months ended March 31, 2005, the average balance was $5.5 million with an average yield of 2.35%. This increase in balance reflects our decision to moderately increase liquidity in a rising interest rate environment pending reinvestment at higher rates.

Interest Expense. Interest expense for the three months ended March 31, 2006 was $712,000, an increase of $154,000 or 27.6% from $558,000 for the three months ended March 31, 2005. Interest expense on deposit accounts increased $206,000 or 42.7% to $689,000 for the three months ended March 31, 2006 from $483,000 for the prior year period due primarily to an increase in average cost to 2.94% for the three months ended March 31, 2006 compared to 2.03% for the prior year period. This increase was due to an increase in general interest rates, a highly competitive market for certificates of deposit combined with a high number of our certificates of deposit maturing following the first quarter of 2005. The average balance of deposit accounts was $95.1 million for the three months ended March 31, 2006 compared to $96.6 million for the three months ended March 31, 2005. For the three months ended March 31, 2006, average certificates of deposit increased $5.3 million to $61.6 million from $56.3 million for the three months ended March 31, 2005 and average non-certificates of deposit decreased $6.8 million to $33.5 million for the three months ended March 31, 2006 from $40.3 million for the three months ended March 31, 2005. The changes in deposit balances were the result of our decision to withhold rate increases on non-time deposit accounts and customer preference for higher yielding instruments in a higher interest rate environment.

Interest expense on Federal Home Loan Bank of Chicago advances was $23,000 for the three months ended March 31, 2006, a decrease of $52,000 or 69.3% from $75,000 from the prior year period. The average balance of advances outstanding during the three months ended

March 31, 2006 was $2.0 million compared to $5.1 million for the three months ended March 31, 2005. During the first quarter of 2005, we repaid $5.0 million of our Federal Home Loan Bank of Chicago advances and extended the remaining $2.0 million advance for five years. The average cost for advances decreased to 4.64% for the three months ended March 31, 2006 from 6.00% for the three months ended March 31, 2005.

Net Interest Income. Net interest income for the three months ended March 31, 2006 was $777,000 compared to $884,000 for the prior year period, a decrease of $107,000 or 12.1%. The average yield on interest-earning assets for the three months ended March 31, 2006 was 5.68% compared to 5.31% for the three months ended March 31, 2005. The average cost of interest-bearing liabilities increased to 2.97% for the three months ended March 31, 2006 from 2.23% for the three months ended March 31, 2005. The net interest rate spread decreased to 2.71% for the three months ended March 31, 2006 compared to 3.08% for the three months ended March 31, 2005. In view of the possibility of continued increases in short term interest rates and the significant number of our certificates of deposit which will mature this year, we may experience further margin compression during 2006.

Provision for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred losses in the loan portfolio at the balance sheet date. Our analysis includes a review of identified problem loans for which a specific allowance is required as well as a general allowance for the remainder of the portfolio.

A provision of $1,000 for loan losses was recorded for the three months ended March 31, 2006 compared to a provision for loan losses of $6,000 for the three months ended March 31, 2005. While our methodology takes into account higher risk factors for multi-family real estate, commercial real estate and land lending, other factors including our experience with our borrowers and community, our underwriting standards and the repayment performance of our portfolio loans may offset these risks. The 2006 provision reflects the continued low level of non-performing and past due loans in our portfolio, as well as continued growth in the commercial real estate loan portfolio.

Non-interest Income. Non-interest income remained relatively unchanged from a year ago. For the three months ended March 31, 2006, non-interest income was $43,000 compared to $41,000, a 4.9% increase from the three months ended March 31, 2005.

Non-interest Expense. For the three months ended March 31, 2006, non-interest expense totaled $746,000 compared to $744,000 for the prior year period, a 0.3% increase. Compensation and benefits expense increased $12,000 or 2.8% for the three months ended March 31, 2006 from the three months ended March 31, 2005 due to normal salary increases. All other components of non-interest expense decreased $10,000 or 3.1%.

Income Tax Provision. The provision for income taxes was $25,000 for the three months ended March 31, 2006 compared to $59,000 for the prior year period. The decrease in the provision was due to the decrease in pretax income of $102,000.

Comparison of Operating Results for the Years Ended December 31, 2005 and December 31, 2004

General. Net income increased $177,000 or 83.9% to $388,000 for the year ended December 31, 2005 compared to $211,000 for the year ended December 31, 2004. The primary reasons for this increase were rising interest rates during 2005 which resulted in a 63 basis point increase in yield on interest-earning assets resulting from higher interest rates and an increase in loans other than one- to four-family residential loans. This increase was offset in part by a 17 basis point increase in interest-bearing deposits and other borrowed funds, primarily from the repricing of maturing certificates of deposit in a higher interest rate environment. Non-interest income declined in 2005 by $46,000 or 19.0% to $196,000 from $242,000 in 2004 due to lower service fee and other fee income. Non-interest expense increased for the year ended December 31, 2005 by $66,000 or 2.2% to $3.0 million from $2.9 million for the year ended December 31, 2004 primarily due to compensation and benefit expense.

Interest Income. Interest income for the year ended December 31, 2005 increased $360,000 or 6.7% to $5.8 million from $5.4 million for the year ended December 31, 2004. Interest income from loans increased $850,000 or 20.4% to $5.0 million for 2005 from $4.2 million in 2004. This increase was due to an increase in average loan balances and an increase in loan yields resulting from higher market rates and an increased emphasis on higher yielding multi-family real estate, commercial real estate and land loans. Our average loan balance increased $5.0 million or 5.9% in 2005 to $90.0 million from $85.0 million in 2004. The increase in loan activity was primarily due to a $6.3 million or 34.9% increase in the average balance of the multi-family real estate, commercial real estate and land portfolios to $24.5 million for 2005 compared to $18.2 million for 2004. This was offset by a decrease in the average balance of the other remaining loans in our portfolio of $1.3 million to $65.5 million in 2005 compared to $66.8 million for 2004. The average yield on loans for the year ended December 31, 2005 was 5.57% compared to 4.90% for the prior year as higher market interest rates resulted in originations at higher rates and caused our variable rate loans to reprice at higher rates. The change in our loan portfolio mix also contributed to the increase in yield.

Interest income from securities declined $616,000 or 51.5% to $581,000 for the year ended December 31, 2005 from $1.2 million for the year ended December 31, 2004. The average balance of securities for the year ended December 31, 2005 was $11.3 million compared to $24.5 million for the prior year due to the disposition of Federal Home Loan Bank of Chicago stock and the pay down of mortgage-backed securities. Our Federal Home Loan Bank of Chicago stock dividends decreased $530,000 or 66.9% to $262,000 for 2005 from $792,000 in 2004 due to an average balance decrease of $9.8 million or 78.3% related to the redemption of excess stock as well as a continual decline in the dividend rate paid on such stock from 6.50% in the first quarter of 2004 to 3.75% in the fourth quarter of 2005. Despite the decrease in Federal Home Loan Bank of Chicago dividends, the yield on our securities for the year ended December 31, 2005 was 5.13% compared to 4.89% for the year ended December 31, 2004 as a result of the increase in interest rates.

For the year ended December 31, 2005, interest from other interest-earning assets increased $126,000 to $169,000 from $43,000 for the year ended December 31, 2004 due to higher balances. During this period of rising interest rates, management increased liquidity somewhat pending reinvestment into higher yielding loans and other investments. The average balance increased during 2005 by $1.6 million to $5.4 million from $3.8 million in 2004. For the year ended December 31, 2005, the yield on interest-earning deposits increased to 3.14% from 1.16% in the prior year reflecting changes in general interest rates.

Interest Expense. Interest expense for the year ended December 31, 2005 was $2.3 million, a decrease of $19,000 or 0.8% from the prior year. Interest expense on deposit accounts increased $276,000 to $2.2 million for the year ended December 31, 2005 from $1.9 million for the year ended December 31, 2004. The increase in the average cost of deposits to 2.30% in 2005 from 1.92% in 2004 was due to an increase in market rates. The average balance of deposit accounts was $95.9 million in 2005, a decrease of $4.5 million or 4.5% from $100.4 million the prior year. A decrease in the average balance of checking and money market accounts of $4.5 million or 15.1% accounted for the overall decline in the balance of deposit accounts in 2005. This decline resulted from our decision to withhold rate increases on non-certificate deposit accounts and customer preference for higher yielding certificates of deposit in a higher interest rate environment.

Interest expense on Federal Home Loan Bank of Chicago advances was $145,000 for the year ended December 31, 2005, a decrease of $295,000 or 67.0% from $440,000 for the prior year. During 2005, we paid off $5.0 million of the $7.0 million advance that matured and extended the balance for five years. The average cost for Federal Home Loan Bank of Chicago advances decreased to 5.26% for the year ended December 31, 2005 from 6.28% for the prior year as we paid down our higher cost borrowings.

Net Interest Income. Net interest income for the year ended December 31, 2005 increased $379,000 or 12.5% to $3.4 million from $3.0 million for the prior year. The average yield on interest-earning assets for 2005 was 5.40% compared to 4.77% for the prior year. The average cost of interest-bearing liabilities increased to 2.38% in 2005 from 2.21% in 2004. The result was a net interest rate spread of 3.02% for the year ended December 31, 2005 compared to 2.56% for the prior year.

Provision for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred losses in the loan portfolio at the balance sheet date. Our analysis includes a review of identified problem loans for which a specific allowance is required as well as a general allowance for the remainder of the portfolio.

A provision of $17,000 for loan losses was recorded for the year ended December 31, 2005 compared to a provision for loan losses of $19,000 for the year ended December 31, 2004. The provision for the year ended December 31, 2005 reflected the continued low level of non-performing and past due loans in our portfolio, as well as continued growth in the commercial real estate loan portfolio.

Non-interest Income. Non-interest income declined $46,000 or 19.0% to $196,000 for the year ended December 31, 2005 compared to $242,000 for the prior year. Fees for deposit and loan related services were $130,000 for the year ended December 31, 2005 compared to $175,000 for the prior year, a 25.7% decline. This reduction was primarily due to a $20,000 decline in fees received from providing origination services for other financial institutions. It was also due to lower overall residential lending and a $25,000 reduction in fees from prepayment penalties and service charges from deposit related activity. These declines were offset by a $23,000 increase in the gain on sale of loans. Other income for the year ended December 31, 2004 also included nonrecurring income of $35,000 related to a legal judgment.

Non-interest Expense. Non-interest expense totaled $3.0 million for the year ended December 31, 2005, an increase of $66,000 or 2.2% from $2.9 million for the prior year. The largest component of non-interest expenses, compensation and benefits expense, increased $44,000 or 2.7% primarily due to an increase in salaries of $42,000 due to the hiring of a lending officer and normal salary increases. All other components of non-interest expense increased $22,000 or 1.7%.

Income Tax Provision. The provision for income taxes was $200,000 for the year ended December 31, 2005 compared to $108,000 for the prior year. The increase in the provision was due to the increase in pretax income of $269,000.

Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated, as well as balances and average yields and costs as of March 31, 2006. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the tables as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

			Three Months Ended March 31,
	At March 31, 2006		2006			2005
	Outstanding Balance(1)	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Cost	Average Outstanding Balance	Interest	Yield/ Cost
	(Dollars in thousands)
Assets:
One- to four-family	$47,838	5.06%	$47,838	$597	4.99%	$52,508	$634	4.83%
Multi-family, commercial real estate and land	28,473	6.35	28,658	470	6.66	21,037	320	6.17
Construction	3,907	9.90	3,244	88	10.94	4,637	79	6.92
Commercial business	2,730	8.07	2,260	46	8.31	1,658	25	6.07
Home equity lines-of-credit	8,092	7.43	8,102	134	6.73	9,370	109	4.71
Other	60	7.53	152	3	6.73	129	2	6.17

Total loans	91,100	5.97	90,254	1,338	5.98	89,339	1,169	5.27
Securities	8,900	3.80	9,158	84	3.66	14,381	241	6.72
Other interest-earning assets	7,694	4.71	6,149	67	4.40	5,472	32	2.35

Total interest-earning assets	107,694	5.70	105,561	$1,489	5.68	109,192	$1,442	5.31
Non-interest-earning assets	2,553		2,782			3,325

Total assets	$110,247		$108,343			$112,517

Liabilities and retained earnings:
Savings deposits	$11,034	0.85	$11,246	$23	0.84	$12,637	$25	0.80
Money market/NOW accounts	22,537	1.56	22,288	83	1.50	27,640	80	1.17
Certificates of deposit	63,868	4.16	61,571	583	3.84	56,284	378	2.73

Total deposits	97,439	3.18	95,105	689	2.94	96,561	483	2.03
FHLB advances	2,000	4.58	2,000	23	4.64	5,078	75	6.00

Total interest-bearing liabilities	99,439	3.21	97,105	712	2.97	101,639	558	2.23
Non-interest-bearing deposits	1,801		1,862			1,825
Other liabilities	651		1,172			981

Total liabilities	101,891		100,139			104,445
Total equity	8,356		8,204			8,072

Total liabilities and equity	$110,247		$108,343			$112,517

Net interest income				$777			$884

Net interest rate spread		2.49%			2.71%			3.08%

Net interest-earning assets	$8,256		$8,456			$7,553

Net interest margin					2.95%			3.24%

Average of interest-earning assets to interest-bearing liabilities		108.30%			108.71%			107.43%

(1)	Net of allowance for loan losses, loans in process, loan costs and discounts and premiums.

	Years Ended December 31,
	2005			2004
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
	(Dollars in thousands)
Assets:
One- to four-family	$50,402	$2,460	4.88%	$53,804	$2,544	4.73%
Multi-family, commercial real estate, and land	24,542	1,564	6.37	18,200	1,077	5.92
Construction	3,828	340	8.87	2,612	142	5.42
Commercial business	1,973	141	7.13	1,331	73	5.50
Home equity lines-of-credit	9,119	500	5.49	8,944	323	3.61
Other	141	9	6.45	75	5	5.98

Total loans	90,005	5,014	5.57	84,966	4,164	4.90
Securities	11,336	581	5.13	24,476	1,197	4.89
Other interest-earning assets	5,375	169	3.14	3,765	43	1.16

Total interest-earning assets	106,716	$5,764	5.40	113,207	$5,404	4.77

Non-interest-earning assets	3,044			4,623

Total assets	$109,760			$117,830

Liabilities and retained earnings:
Savings deposits	$12,364	$103	0.83	$13,095	$103	0.79
Money market/NOW accounts	25,305	322	1.27	29,815	338	1.13
Certificates of deposit	58,197	1,779	3.06	57,456	1,487	2.59

Total deposits	95,866	2,204	2.30	100,366	1,928	1.92
FHLB advances	2,759	145	5.26	7,000	440	6.28

Total interest-bearing liabilities	98,625	2,349	2.38	107,366	2,368	2.21
Non-interest-bearing liabilities	1,760			1,614
Other liabilities	1,148			996

Total liabilities	101,533			109,976
Total equity	8,227			7,854

Total liabilities and equity	$109,760			$117,830

Net interest income		$3,415			$3,036

Net interest rate spread			3.02%			2.56%

Net interest-earning assets	$8,091			$5,841

Net interest margin			3.20%			2.68%

Average of interest-earning assets to interest-bearing liabilities			108.20%			105.44%

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Ben Franklin Bank of Illinois’ interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Three Months Ended March 31, 2006 vs. 2005			Years Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans:
One- to four-family	$(58)	$21	$(37)	$(163)	$79	$(84)
Multi-family, commercial real estate, and land	123	27	150	400	87	487
Construction	(29)	38	9	84	114	198
Commercial business	11	10	21	42	26	68
Home equity lines-of-credit	(17)	42	25	6	171	177
Other	1	—	1	4	—	4

Total loans	31	138	169	373	477	850
Securities	(70)	(87)	(157)	(671)	55	(616)
Interest-earning deposits	4	31	35	25	101	126

Total interest-earning assets	(35)	82	47	(273)	633	360

Interest-bearing liabilities:
Savings deposits	(3)	1	(2)	(5)	5	—
Money market/NOW accounts	(17)	20	3	(54)	38	(16)
Certificates of deposit	38	167	205	19	273	292

Total deposits	18	188	206	(40)	316	276
FHLB Advances	(38)	(14)	(52)	(233)	(62)	(295)

Total interest-bearing liabilities	(20)	174	154	(273)	254	(19)

Change in net interest income	$(15)	$(92)	$(107)	$—	$379	$379

Management of Market Risk

Our asset/liability management strategy attempts to manage the impact on net interest income, our primary source of earnings, of changes in interest rates.

Historically, we have relied on funding longer term higher interest-earning assets with shorter term lower interest-bearing deposits to earn a favorable net interest rate spread. As a result, we have been vulnerable to adverse changes in interest rates. Over the past several years, management has implemented an asset/liability strategy to manage, subject to our profitability goals, our interest rate risk. Among the techniques we are currently using to manage interest rate risk are: (i) increasing our holdings of adjustable-rate one- to four-family residential loans; (ii) limiting our originations of long-term fixed-rate one- to four-family residential mortgage loans for portfolio; and (iii) expanding our multi-family, commercial real estate, and home equity loans as they generally reprice more quickly than residential mortgage loans. Management also employs strategies to lengthen the duration of our liabilities primarily through the promotion of longer-term certificates of deposit.

While this strategy has helped reduce our interest rate exposure, it does pose risks. For instance, the prepayment options embedded in adjustable-rate one- to four-family residential loans which allows for early repayment at the borrower’s discretion may result in prepayment before the loan reaches the fully indexed rate. Conversely, in a falling interest rate environment, borrowers may refinance to fixed rate loans to lock in the then lower rates. In addition, multi-family and commercial real estate lending generally present higher credit risks than residential one- to four-family lending.

Our board of directors is responsible for the review and oversight of management’s asset/liability strategies. Our Asset/Liability Committee is charged with developing and implementing an asset/liability management plan. This committee meets monthly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize the Office of Thrift Supervision net portfolio value model, which is prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates. In addition, on a monthly basis, the committee and the board review an analysis of the gaps between the terms to repricing of our assets and liabilities at different time intervals as an early indicator of the potential impact a mismatch between interest-earning assets and interest-bearing liabilities may have on our net interest income.

Depending on market conditions, we often place more emphasis on enhancing net interest margin rather than matching the interest rate sensitivity of our assets and liabilities. In particular, we believe that the increased net interest income resulting from a mismatch in the maturity of our asset and liabilities portfolios can, during periods of stable or declining interest rates, provide high enough returns to justify increased exposure to sudden and unexpected increases in interest rates. As a result of this philosophy, our results of operations and the economic value of our equity will remain vulnerable to increases in interest rates and to declines in the difference between long- and short-term interest rates.

An important measure of interest rate risk is the amount by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items changes in the event of a range of assumed changes in market interest rates. We have utilized the Office of Thrift

Supervision net portfolio value model (“NPV”) to provide an analysis of estimated changes in our NPV under the assumed instantaneous changes in the United States treasury yield curve. The financial model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of the NPV. Set forth below is an analysis of the changes that would occur to our NPV as of March 31, 2006 in the event of designated changes in the United States treasury yield curve.

Change in Interest Rates (basis points)(2)	Estimated NPV(3)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets(1)
				NPV Ratio(4)	Change in Basis Points
		Amount	Percent
	(Dollars in thousands)
+300	$8,692	$(3,318)	(28)%	8.05%	(255)
+200	9,950	(2,060)	(17)	9.06	(154)
+100	11,081	(929)	(8)	9.92	(68)
0	12,010	—	—	10.60	—
-100	12,631	621	5	11.02	42
-200	12,831	821	7	11.10	50

(1)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(2)	Assumes an instantaneous uniform change in interest rates at all maturities.

(3)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(4)	NPV Ratio represents NPV divided by the present value of assets.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Our primary source of funds are deposits and the proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predicable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We generally manage the pricing of our deposits to be competitive within our market and to increase core deposit relationships.

Our cash flows are comprised of three primary classifications: (i) cash flows from operating activities, (ii) investing activities, and (iii) financing activities. Net cash flows from operating activities were $(287,000) for the three months ended March 31, 2006 and $757,000 for the year ended December 31, 2005. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from maturation and sales of securities. Net cash flows from investing activities were $(711,000) for the three months ended March 31, 2006 and $7.4 million for the year ended December 31, 2005. Net cash from financing activities consisted primarily of activity in deposits, borrowings, and escrow accounts. Net cash flows from financing activities were $2.8 million for the three months ended March 31, 2006 and $(7.0) million for the year ended December 31, 2005. The changes in net cash flows from investing and financing activities over the periods were primarily due to the repayment of advances and redemption of Federal Home Loan Bank of Chicago stock.

Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At March 31, 2006, cash and short-term investments totaled $8.9 million. We may also utilize the sale of securities available-for-sale, federal funds purchased, Federal Home Loan Bank of Chicago advances and other borrowings as sources of funds.

At March 31, 2006, we had outstanding commitments to originate loans of $1.0 million. We anticipate that we will have sufficient funds available to meet our current loan commitments. Loan commitments have, in recent periods, been funded through liquidity and normal deposit flows. Certificates of deposit scheduled to mature in one year or less from March 31, 2006 totaled $34.4 million. Management believes, based on past experience, that a significant portion of such deposits will remain with us. Based on the foregoing, in addition to our level of core deposits and capital, we consider our liquidity and capital resources sufficient to meet our outstanding short-term and long-term needs.

Liquidity management is both a daily and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits, federal funds sold, and short and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If we require funds beyond our ability to generate them internally, we have additional borrowing capacity with the Federal Home Loan Bank of Chicago. It is anticipated that immediately upon completion of the reorganization and offering, Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois’ liquid assets will be increased. See “How We Intend to Use the Proceeds from the Offering.”

We are subject to various regulatory capital requirements. At March 31, 2006, we were in compliance with all applicable capital requirements. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and “Pro Forma Data” and Note 8 of the Notes to our Financial Statements.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 10 of the Notes to our Financial Statements.

For fiscal year 2005, we did not engage in any off-balance-sheet transactions other than loan origination commitments in the normal course of our lending activities.

Recent Accounting Pronouncements

In December 2004, SFAS No. 123R, Share-Based Payments, was issued. SFAS No. 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This Statement is effective, (i) for public entities that do not file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, (ii) for public entities that file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, (iii) for nonpublic entities—as of the beginning of the first annual reporting period that begins after December 15, 2005. Because Ben Franklin Financial, Inc. has never issued stock nor adopted a stock-based incentive plan, management is currently unable to evaluate the impact on the results of operations or financial condition of this standard.

In May 2005, FAS No. 154, Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3, was issued. FAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This Statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. This Statement is effective for fiscal years that begin after December 15, 2005. Management does not believe the adoption of SFAS No. 154 will have a material impact on the results of operations or financial condition of Ben Franklin Financial, Inc.

In February 2006, SFAS No. 155, Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140, was issued. FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes, among other things, the accounting for certain derivatives embedded in other financial instruments. The primary objective of this Statement with respect to Statement 133 is to simplify accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the interim guidance in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” which provides that beneficial interests in securitized financial assets are not subject to the provisions of Statement 133. The primary objective of this Statement with respect to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, is to eliminate a restriction on the passive derivative instruments that a qualifying special-purpose entity (SPE) may hold. This Statement is effective for fiscal years that begin after

September 15, 2006. Management does not believe the adoption of SFAS No. 155 will have a material impact on the results of operations or financial condition of Ben Franklin Financial, Inc.

In March 2006, SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140, was issued. FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. This Statement is effective for fiscal years that begin after September 15, 2006. Management does not believe the adoption of SFAS No. 156 will have a material impact on the results of operations or financial condition of Ben Franklin Financial, Inc.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF BEN FRANKLIN FINANCIAL, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Ben Franklin Bank of Illinois. We may retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Ben Franklin Bank of Illinois employee stock ownership plan. We will contribute the remaining net proceeds to Ben Franklin Bank of Illinois as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Ben Franklin Financial, Inc., as the holding company of Ben Franklin Bank of Illinois, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Ben Franklin Financial, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Ben Franklin Bank of Illinois. Initially, Ben Franklin

Financial, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Ben Franklin Bank of Illinois. At the present time, we intend to employ only persons who are officers of Ben Franklin Bank of Illinois to serve as officers of Ben Franklin Financial, Inc. We will however, use the support staff of Ben Franklin Bank of Illinois from time to time. These persons will not be separately compensated by Ben Franklin Financial, Inc. Ben Franklin Financial, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF BEN FRANKLIN BANK OF ILLINOIS

General

Our principal business consists of attracting retail deposits from the general public in our market and investing those deposits, together with funds generated from operations and to a lesser extent borrowings in one- to four-family residential mortgage loans and, to a lesser extent, multi-family real estate loans, commercial real estate loans, construction and land loans, home equity lines-of-credit and other loans. We also invest in mortgage-backed and other securities. Our revenues are derived principally from the interest on loans and securities, loan origination, brokerage and servicing fees and fees levied on deposit accounts. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

Our website address is www.benfrankbank.com. Information on our website should not be considered a part of this prospectus.

Competition

We face intense competition within our market area both in making loans and attracting deposits. The Chicago metropolitan area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of March 31, 2006 our market share of deposits represented less than 1% of deposits in Cook County, Illinois.

Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to develop and build profitable customer relationships across all lines of business while maintaining our role as a community bank.

Market Area

We conduct business through our main office located at 14 N. Dryden Place, Arlington Heights, Illinois and branch offices located at 360 E. Northwest Highway, Arlington Heights, Illinois and at 3148 Kirchoff Road, Rolling Meadows, Illinois. We are in the process of relocating into a new home office facility in the same strip mall where our current home office is presently located. This effort is being undertaking in connection with a redevelopment of the strip mall. When our new home office facility is completed (which we anticipate will occur in early 2007), we intend to consolidate the operations of our Northwest Highway office, which is located three blocks away, into our new home office facility.

Our offices are located in relatively affluent suburban communities located approximately 15 miles to the northwest of Chicago, Illinois. Over the last 20 years, these communities have experienced per capita income levels which are well above the state and national averages. However, we believe that Arlington Heights and, to a lesser extent, Rolling Meadows may be classified as “mature” suburbs and that more rapid growth is occurring further to the northwest of Chicago.

Lending Activities

The principal lending activity of Ben Franklin Bank of Illinois is originating and acquiring one- to four-family residential mortgage loans, commercial real estate loans, multi-family real estate loans, home equity lines-of-credit, construction and land loans, and other loans. Since 2002, we have expanded our multi-family and commercial real estate lending in an effort to diversify our overall loan portfolio, increase the yield of our loans and shorten asset duration. In addition, over the same period, we have increased the size of our lending unit, and in 2005, hired a new Chief Lending Officer.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	March 31, 2006		December 31,
			2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate:
One- to four-family	$47,790	50.83%	$48,820	52.72%	$53,441	57.46%
Multi-family	15,511	16.50	15,219	16.43	12,865	13.83
Commercial	12,718	13.52	12,504	13.50	8,521	9.16
Construction	6,349	6.75	5,259	5.68	6,744	7.25
Land	1,087	1.16	691	0.75	163	0.18

Total real estate	83,455	88.76	82,493	89.08	81,734	87.88
Consumer and other loans:
Home equity lines-of-credit	8,061	8.57	8,263	8.92	9,393	10.10
Commercial business	2,458	2.61	1,748	1.89	1,823	1.96
Other	60	0.06	104	0.11	56	0.06

Total consumer and other loans	10,579	11.24	10,115	10.92	11,272	12.12

Total loans	94,034	100.00%	92,608	100.00%	93,006	100.00%
Premiums and net deferred loan costs	46		70		128
Loans in process	(2,470)		(2,187)		(2,387)
Allowance for loan losses	(510)		(509)		(492)

Total loans, net	$91,100		$89,982		$90,255

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2005. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Loans are presented net of loans in process.

	One- to Four-Family		Multi-Family, Commercial Real Estate, and Land		Construction		Home Equity Lines-of-Credit and Other		Commercial Business		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2006	$2,189	5.93%	$3,226	7.93%	$2,709	10.19%	$945	7.19%	$883	7.97%	$9,952	8.04%
2007	1,945	5.61	2,471	5.78	464	7.85	1,485	7.26	107	5.80	6,472	6.22
2008	1,870	5.51	8,209	5.76	—	—	1,892	7.20	320	4.77	12,291	5.92
2009 to 2010	3,850	5.49	6,002	6.12	—	—	804	7.30	—	—	10,656	5.98
2011 to 2015	8,919	5.33	8,405	6.15	—	—	3,241	6.97	438	9.00	21,003	5.99
2016 to 2020	7,033	5.13	—	—	—	—	—	—	—	—	7,033	5.13
2020 and beyond	23,014	4.85	—	—	—	—	—	—	—	—	23,014	4.85

Total	$48,820	5.13%	$28,313	6.20%	$3,173	9.85%	$8,367	7.13%	$1,748	7.51%	$90,421	5.86%

Loans in process											2,187

Total gross loans											$92,608

The following table sets forth our fixed- and adjustable-rate loans at December 31, 2005 that are contractually due after December 31, 2006. Loans are presented net of loans in process.

	Due After December 31, 2006
	Fixed	Adjustable	Total
	(In thousands)
Real Estate:
One- to four-family	$12,770	$33,861	$46,631
Multi-family, commercial real estate and land	15,551	9,536	25,087
Construction	—	464	464

Total real estate loans	28,321	43,861	72,182

Consumer and other loans:
Home equity lines-of-credit and other	7,371	51	7,422
Commercial business	427	438	865

Total consumer and other loans	7,798	489	8,287

Total	$36,119	$44,350	$80,469

Loan Approval Procedures and Authority. Pursuant to federal law, the aggregate amount of loans that Ben Franklin Bank of Illinois is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Ben Franklin Bank of Illinois’ unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At March 31, 2006, based on the 15% limitation, Ben Franklin Bank of Illinois’ loans-to-one-borrower limit was approximately $1.3 million. On the same date, Ben Franklin Bank of Illinois had no borrowers with outstanding balances in excess of this amount. As of March 31, 2006, the largest dollar amount outstanding to one borrower, or group of related borrowers, was $1.1 million and was secured by single-family and multi-family real estate. These loans were all performing in accordance with their terms at March 31, 2006.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations.

Under our loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to an officer for approval. An officer then reviews these materials and verifies that the requested loan meets our underwriting guidelines described below.

Our senior officers have approval authority for real estate loans of up to $350,000 and home equity loans of up to $250,000. Real estate loans and home equity loans above those amounts require the approval of our President. Our senior officers have approval authority for secured commercial loans up to $300,000, construction loans up to $350,000 and secured consumer loans of up to $250,000. Secured commercial loans, construction loans and secured consumer loans above those amounts require approval of our President. Real estate loans over

$500,000, home equity, secured commercial and secured consumer loans over $400,000, and construction loans over $500,000 each require the approval of our Board Loan Committee. Loans in excess of $1.0 million require approval by our board of directors. In addition, all loans are ratified by our board of directors.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. We also require flood insurance to protect the property securing our interest when the property is located in a flood plain. In addition, we require escrow for property taxes, insurance and flood insurance (where appropriate) on our conventional one- to four-family residential loans. For loans exceeding an 80% loan-to-value ratio, we require private mortgage insurance in amounts intended to reduce our exposure to 80% or less.

One- to Four-Family Residential Real Estate Lending. The cornerstone of our lending program has long been the origination or purchase of long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At March 31, 2006, $47.8 million, or 50.8% of our gross loan portfolio consisted of permanent loans on one- to four-family residences. At that date, our average outstanding one- to four-family residential loan balance was $132,000 and our largest outstanding residential loan had a principal balance of $486,000. Virtually all of the residential loans we originate are secured by properties located in our market area. See “—Originations, Sales and Purchases of Loans.”

Due to consumer demand, many of our recent originations are 15- to 30-year fixed-rate loans secured by one- to four-family residential real estate. We generally originate our fixed-rate one- to four-family residential loans in accordance with secondary market standards to permit their sale. At March 31, 2006, we had $1.9 million of fixed-rate residential loans with original contractual maturities of 10 years or less, $7.5 million of fixed-rate residential loans with original contractual maturities between 10 and 20 years and $4.2 million of fixed-rate residential loans with original contractual maturities in excess of 21 years in our portfolio.

We monitor the volume and rate of our fixed-rate one- to four-family residential mortgage loans to ensure compliance with our asset/liability management policy. As a result, during recent years, we have sold most of our long-term fixed-rate one- to four-family residential loan production. Depending on asset/liability management considerations and market conditions, we also may take applications for long-term residential fixed-rate residential loans made by larger national mortgage lenders in order to earn fee income and maintain a relationship with our customers. Currently, we are satisfying the customer demand for fixed-rate loans by taking applications for such loans for other lenders.

In order to reduce the term to repricing of our loan portfolio, we also originate and purchase adjustable-rate one- to four-family residential mortgage loans. Our current adjustable-rate mortgage loans carry interest rates which adjust annually at a margin (generally 295 basis points) over the yield on one-year U.S. Treasury securities. Such loans carry terms to maturity of up to 30 years. The adjustable-rate mortgage loans currently offered by us generally provide for a 200 basis point annual interest rate change cap and a lifetime cap of 600 basis points over the initial rate. The initial interest rate on such loans is often fixed for a period of up to seven years. Substantially all of our one- to four-family residential mortgage loan originations are secured by properties located in our market area.

Over the past three years, we have found it difficult to acquire adjustable-rate one- to four-family residential mortgage loans in quantities sufficient to meet asset/liability management objectives. Accordingly, we have purchased pools of such loans from local institutions. As of March 31, 2006, $27.1 million of our one- to four-family residential loans were acquired from other institutions.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Also, many of our adjustable-rate one- to four-family residential loans have fixed rates of interest for an initial period of up to seven years. As a result, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates. At March 31, 2006, $34.3 million, or 71.6% of our one- to four-family residential loans, had adjustable rates of interest.

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Residential mortgage loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our residential mortgage loans customarily include due-on-sale clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. We currently originate residential mortgage loans for our portfolio with loan-to-value ratios of up to 80% for owner-occupied one- to four-family homes and up to 75% for non-owner occupied homes.

We are currently refining our one- to four-family residential loan products and upgrading our residential loan department (including our servicing function) and hope to increase our activity in this area in the future.

Multi-Family Real Estate Lending. During recent years, we have increased our multi-family real estate lending. Most of our originated loans are located in our primary market area. At March 31, 2006, we had $15.5 million in multi-family real estate loans, representing 16.5% of the gross loan portfolio.

The multi-family real estate loans we originate generally have a maximum term of 10 years and are secured by apartment buildings located within the greater Chicago area. The interest rates on these loans are generally fixed for an initial period of three to five years and then adjust every one to five years based on the relevant Constant Maturity Treasury Bill Index, plus a margin. These loans are generally made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the property with a projected debt service coverage ratio of at least 120%. Most of our multi-family loans have principal balances of less than $1.0 million.

Appraisals on properties securing multi-family real estate loans are performed by an outside independent appraiser designated by us at the time the loan is made. All appraisals on multi-family real estate loans are reviewed by our management. Our underwriting procedures include considering the borrower’s expertise and require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. Where feasible, we seek to obtain personal guarantees on these loans.

The borrower’s financial information on multi-family loans is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require such borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the principals of our corporate borrowers. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable.

At March 31, 2006, our largest multi-family loan had a balance of $1.0 million and was secured by a twelve-unit apartment building. At March 31, 2006, this loan was performing in accordance with its terms.

Multi-family real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired. At March 31, 2006, we had no multi-family loans which were 90 days or more delinquent.

We intend to continue to stress permanent multi-family lending in the future.

Commercial Real Estate Lending. In recent years, we have sought to increase our commercial real estate loans. Commercial real estate loans are secured by office buildings, mixed-use and other commercial properties. At March 31, 2006, we had $12.7 million in commercial real estate loans, representing 13.5% of our gross loan portfolio.

Our commercial real estate loans generally have interest rates which are fixed for the first five years and then adjust at one to five year intervals thereafter. While such loans may have amortization schedules of up to 25 years, most of such loans have maturities of ten years or less. The maximum loan-to-value ratio of our commercial real estate loans is generally 75%. At March 31, 2006, our largest commercial real estate loan totaled $996,000 and was secured by an office building. At March 31, 2006, this loan was performing in accordance with its terms.

Set forth below is information regarding our commercial real estate loans at March 31, 2006.

Type of Loan	Number of Loans	Balance
	(Dollars in thousands)
Office	6	$3,311
Industrial	3	1,774
Retail	6	3,297
Mixed use	9	3,438
Other	3	898

Total	27	$12,718

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 120% of the monthly debt service. All commercial real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from commercial real estate borrowers although we will consider waiving this requirement based upon the loan-to-value ratio of the proposed loan.

Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate. At March 31, 2006, we had $421,000 of non-performing commercial real estate loans.

We intend to continue to stress commercial real estate lending in the future.

Construction and Land Lending. We make construction loans to individuals for the construction of their primary or secondary residences and loans to builders and developers for the construction of one- to four- and multi-family residential units. We also make a limited amount of land loans to developers, primarily for the purpose of developing residential subdivisions. At March 31, 2006, our construction loans totaled $6.3 million representing 6.8% of the gross loan portfolio and our land loans totaled $1.1 million representing 1.2% of the gross loan portfolio.

Loans to individuals for the construction of their residences typically run for up to 12 months and then convert to permanent loans. These construction loans have rates and terms comparable to one- to four-family residential loans offered by us. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 80%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans.

At March 31, 2006, our largest outstanding residential construction loan commitment was for $1.0 million of which $537,000 was outstanding. This loan was performing according to its terms at March 31, 2006.

The application process includes a submission to Ben Franklin Bank of Illinois of accurate plans, specifications and costs of the project to be constructed or developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building). Our construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. Outside independent licensed appraisers inspect the progress of the construction of the dwelling before disbursements are made.

We also make loans to builders and developers “on speculation” to finance the construction of residential property where an independent appraisal shows that a ready market exists for the property as completed. Such loans generally have adjustable interest rates based upon the prime rate as published in the Wall Street Journal with terms from six months to two years. The proceeds of the loan are advanced during construction based upon the percentage of completion as determined by an inspection. The loan amount normally does not exceed 80% of projected completed value for homes that have been pre-sold to the ultimate occupant. For loans to builders for the construction of homes not pre-sold, which may carry a higher risk, the loan-to-value ratio is generally limited to 75%. Whether we are willing to provide permanent takeout financing to the purchaser of the home is determined independently of the construction loan by a separate underwriting process. At March 31, 2006, we had construction loans with outstanding aggregate balances of $1.7 million secured by one- to four-family residential property built on speculation.

We also make construction loans for commercial development projects such as multi-family, apartment and small retail and office buildings. These loans generally have an interest-only phase during construction then convert to permanent financing. Disbursements of construction loan funds are at our discretion based on the progress of construction. The maximum loan-to-value ratio limit applicable to these loans is generally 75%. At March 31, 2006, we had construction loans with an outstanding aggregate balance of $2.3 million and $1.8 million of undrawn commitments which were secured by multi-family residential or commercial property.

We also make loans to builders and developers for the development of one- to four-family lots in our market area. All of our land loans have been originated with adjustable rates of interest tied to the prime rate of interest and have terms of five years or less. Land loans are generally made in amounts up to a maximum loan-to-value ratio of 65% on raw land and up to 75% on developed building lots based upon an independent appraisal. When feasible, we obtain personal guarantees for our land loans.

The table below sets forth, by type of security property, the number and amount of our construction and land loans at March 31, 2006, all of which are secured by properties located in our market area.

	Number of Loans	Loans in Process	Net Principal Balance	Non- Performing or of Concern
	(Dollars in thousands)
One- to four-family construction	5	$607	$1,653	$—
Multi-family construction	5	1,762	2,327	—
Residential land	4	—	1,087	—

Total construction and land loans	14	$2,369	$5,067	$—

Construction and land lending generally affords us an opportunity to receive higher origination and other loan fees. In addition, such loans are generally made for relatively short terms. Nevertheless, construction and land lending to persons other than owner-occupants is generally considered to involve a higher level of credit risk than one- to four-family residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on construction projects, real estate developers and managers. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. Our risk of loss on a construction or land loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage. When loan payments become due, the cash flow from the property may not be adequate to service the debt. In such cases, we may be required to modify the terms of the loan.

Home Equity Lending. We originate variable-rate home equity lines-of-credit and, to a lesser extent, fixed- and variable-rate loans secured by a lien on the borrower’s primary residence. Our home equity products are limited to 80% of the property value less any other mortgages. We use the same underwriting standards for home equity lines-of-credit and loans as we use for one- to four-family residential mortgage loans. Our home equity line-of-credit product carries an interest rate tied to the prime rate published in the Wall Street Journal with a margin that ranges from plus 50 basis points to minus 50 basis points. The product has a rate ceiling of 17.5%. We currently offer home equity loans with terms that amortize over a period of up to ten years. Our home equity lines-of-credit provide for an initial draw period of up to seven years, with monthly payments of interest calculated on the outstanding balance. At the end of the initial seven years, the line may be paid in full or restructured at our then current home equity program.

At March 31, 2006, Ben Franklin Bank of Illinois had $8.1 million or 8.6% of gross loans in home equity loans and outstanding advances under home equity lines and an additional $12.2 million of funds committed, but not advanced, under the home equity lines-of-credit. We are currently refining our home equity line-of-credit product and hope to expand our originations of this product in the future.

Commercial Business Loans. From time to time, we originate or purchase secured or unsecured loans to professionals, sole proprietorships and small businesses for commercial, corporate and business purposes. Commercial business lending products include term loans, revolving lines of credit and leases. We also make commercial business loans under certain programs of the U.S. Small Business Administration. Our commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture.

Commercial business loans are made with terms usually less than five years with either variable or fixed rates of interest. Variable rates are based on the prime rate plus a margin. Fixed-rate commercial business loans are set at a margin above prime rate. At March 31, 2006, Ben Franklin Bank of Illinois had $2.5 million of commercial business loans outstanding, representing 2.6% of the gross loan portfolio.

When making commercial business loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial business loans are generally secured by accounts receivable, inventory and equipment. Depending on the amount of the loan and the collateral used to secure the loan, commercial business loans are made in amounts of up to 80% of the value of the collateral securing the loan.

Commercial business loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

At March 31, 2006, our largest commercial business loan relationship was a $687,000 loan with a commercial leasing company. At March 31, 2006, this loan was performing in accordance with its terms. We intend to remain an active commercial business lender in the future.

Consumer Lending. To date, our consumer lending apart from home equity lines-of-credit has been quite limited. However, we may increase our consumer lending including automobile lending in the future. Consumer loans, may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At March 31, 2006, we had no consumer loans that were non-performing. However, in view of the possible increase in the amount and scope of our consumer lending activities, there can be no assurance that delinquencies in our consumer loan portfolio will not increase in the future.

Originations, Purchases and Sales of Loans

We originate real estate and other loans through marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys. We currently offer incentives to employees for loan referrals. We also employ commissioned loan originators to assist in the process of obtaining loans.

We sell loans based on asset/liability, risk-sharing and regulatory considerations. For instance, we often sell participation interests in our large, multi-family and commercial real estate loans in order to diversify our risk. At March 31, 2006, we serviced $4.7 million of commercial mortgage loans and $175,000 of residential mortgage loans for others.

We purchase loans from third parties to supplement loan production. In particular, we may purchase loans of a type which are not available to us with favorable terms in our own market area. For instance, during 2004, in accordance with our asset/liability policy, we purchased several large pools of adjustable-rate one- to four-family residential loans. In addition, we have purchased on a regular basis participations in income-producing property and other loans. We generally use the same underwriting and approval standards in evaluating loan purchases as we do in originating loans. At March 31, 2006, approximately $35.6 million of our loan portfolio was serviced by others.

The following table shows our loan origination, purchase, sale and principal repayment activity during the periods indicated. Loans are presented net of loans in process.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004
	(In thousands)
Total loans at beginning of period	$89,982	$90,255	$90,255	$80,279
Loans originated:
Real estate:
One- to four-family	849	1,217	7,309	2,907
Multi-family	436	4,200	8,113	6,489
Commercial	837	922	5,169	4,986
Construction	2,178	1,834	2,539	1,214
Land	—	—	916	163
Consumer and other loans:
Commercial business	820	260	1,569	2,432
Other	9	6	85	109

Total loans originated	5,129	8,439	25,700	18,300
Loans purchased(1)	—	—	3,819	17,993

Deduct:
Principal repayments	2,557	5,984	22,805	24,584
Loan sales(2)	1,228	2,516	5,778	2,344
Home equity lines-of-credit net	201	(11)	1,131	(868)
Net other	25	53	78	257
Net loan activity	1,118	(103)	(273)	9,976

Total loans at end of period	$91,100	$90,152	$89,982	$90,255

(1)	Consists of adjustable-rate loans on single-family residences located within the Chicago metropolitan area.

(2)	Consists of individual fixed-rate loans in single-family residences and participation interests in commercial real estate.

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required payment on a loan, we attempt to cause the delinquency to be cured by contacting the borrower. A late notice is generated and is sent to all mortgage loans 15 days delinquent and to all consumer loans 10 days delinquent. The borrower is contacted by the collections officer 20 days after the due date of all loans. Another late notice along with any required demand letters as set forth in the loan contract are sent 30 days after the due date. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date.

If the delinquency is not cured by the 60th day, the customer is normally provided 30 days written notice that the account will be referred to counsel for collection and foreclosure, if necessary. If it becomes necessary to foreclose, the property is sold at public sale and we may bid on the property to protect our interest.

All loan charge-offs are recommended by the collections officer and approved by either our President or the Chief Loan Officer. Our procedure for repossession and sale of collateral are subject to various requirements under Illinois state consumer protection laws.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure it is classified foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	Loans Delinquent For							Total
	30-59 Days		60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount		Number	Amount
	(Dollars in thousands)
At March 31, 2006
Real estate:
One- to four-family	—	$—	—	$—	—	$—		—	$—
Multi-family	—	—	—	—	1	421	(1)	1	421
Commercial	1	589	—	—	—	—		1	589
Construction	—	—	—	—	—	—		—	—
Land	—	—	—	—	—	—		—	—
Consumer and other loans:
Home equity lines-of-credit	1	125	—	—	—	—		1	125
Commercial business	—	—	—	—	—	—		—	—
Other	—	—	—	—	—	—		—	—

Total	2	$714			$1	$421		3	$1,135

At December 31, 2005
Real estate:
One- to four-family	—	$—	—	$—	—	$—		—	$—
Multi-family	—	—	—	—	—	—		—	—
Commercial	—	—	—	—	—	—		—	—
Construction	1	910	—	—	—	—		1	910
Land	—	—	—	—	—	—		—	—
Consumer and other loans:
Home equity lines-of-credit	1	74	—	—	—	—		1	74
Commercial business	—	—	—	—	—	—		—	—
Other	—	—	—	—	—	—		—	—

Total	2	$984	—	$—	—	$—		2	$984

(1)	This loan was repaid in full subsequent to March 31, 2006.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified or special mention assets at the dates indicated were as follows:

	At March 31, 2006	At December 31,
		2005	2004
		(In thousands)
Substandard	$—	$—	$—
Doubtful	—	—	—
Loss	—	—	—
Special mention	—	—	342

Total classified and special mention assets	$—	$—	$342

Non-Performing Assets. We cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At March 31, 2006	At December 31,
		2005	2004
(Dollars in thousands)
Non-accrual loans:
Real estate:
One- to four-family	$—	$—	$—
Multi-family	—	—	—
Commercial	—	—	—
Construction	—	—	—
Land	—	—	—
Consumer and other loans:

Home equity lines-of-credit	—	—	—
Commercial business	—	—	—
Other	—	—	—
Total consumer and other loans	—	—	—

Total non-accrual loans	$—	$—	$—

Loans greater than 90 days delinquent and still accruing:
Real estate:
One- to four-family	$—	$—	$—
Multi-family	421 (1)	—	—
Commercial	—	—	—
Construction	—	—	—
Land	—	—	—

Total real estate loans	$421	$—	$—

Consumer and other loans:
Home equity lines-of-credit	—	—	—
Commercial business	—	—	—
Other	—	—	—
Total consumer and other loans	—	—	—

Total non-performing loans	$421	$—	$—

Foreclosed assets:
One- to four-family	$—	$—	$—
Multi-family	—	—	—
Commercial	—	—	—
Construction	—	—	—
Land	—	—	—
Consumer	—	—	—
Business assets	—	—	—

Total foreclosed assets	—	—	—

Total non-performing assets	$421	$—	$—

Ratios:
Non-performing loans to total loans	0.46%	—%	—%
Non-performing assets to total assets	0.38%	—%	—%

(1)	This loan was repaid in full subsequent to March 31, 2006.

At March 31, 2006, there were no other loans or other assets that are not disclosed on the table or disclosed as classified or special mention, where known information about the possible credit problems of borrowers caused us to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for identified problem loans; (2) a general valuation allowance on certain identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on Certain Identified Problem Loans. We also establish a general allowance for loans classified as special mention or substandard that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as special mention or substandard to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review our allowance for loan losses. Such agency may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2006	2005	2005	2004
	(Dollars in thousands)
Balance at beginning of period	$509	$492	$492	$473

Total charge-offs	—	—	—	—

Total recoveries	—	—	—	—

Provision for loan losses	1	6	17	19

Balance at end of year	$510	$498	$509	$492

Ratios:
Net charge-offs to average loans outstanding (annualized)	—%	—%	—%	—%
Allowance for loan losses to non-performing loans at end of period	121.14%	NM (1)	NM (1)	NM (1)
Allowance for loan losses to total loans at end of period	0.56%	0.55%	0.56%	0.54%

(1)	Ratio not meaningful because there were no non-performing loans during such periods.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2006			At December 31,
				2005			2004
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real Estate:
One- to four-family	$49	$47,790	50.83%	$51	$48,820	52.72%	$69	$53,441	57.46%
Multi-family	135	15,511	16.50	142	15,219	16.43	176	12,865	13.83
Commercial	156	12,718	13.52	179	12,504	13.50	72	8,521	9.16
Construction	55	6,349	6.75	41	5,259	5.68	83	6,744	7.25
Land	19	1,087	1.16	13	691	0.75	3	163	0.18

Total Real Estate	414	83,455	88.76	426	82,493	89.08	403	81,734	87.88

Consumer and other:
Home equity lines-of-credit	34	8,061	8.57	36	8,263	8.92	47	9,393	10.10
Commercial business	61	2,458	2.61	46	1,748	1.89	41	1,823	1.96
Other	1	60	0.06	1	104	0.11	1	56	0.06

Total consumer and other	96	10,579	11.24	83	10,115	10.92	89	11,272	12.12

Total loans	$510	$94,034	100.00%	$509	$92,608	100.00%	$492	$93,006	100.00%

At March 31, 2006, our allowance for loan losses represented 0.56% of total gross loans and 121.1% of nonperforming loans. The allowance for loan losses increased to $510,000 at March 31, 2006 from $509,000 at December 31, 2005, due to the provision for loan losses of $1,000.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. We utilize mortgage-backed and other securities in our asset/liability management. In making investment decisions, management considers, among other things, our yield and interest rate objectives, our interest rate risk and credit risk position, our loan volume, and our liquidity and cash flow. In the future, we may, subject to market conditions, reduce the percentage or our assets consisting of securities and increase the percentage of our assets consisting of loans. However, following the completion of the offering, we anticipate a short-term increase in our securities pending reinvestment into loans.

We maintain minimum levels of liquid assets to ensure we have adequate cash to fund anticipated needs. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Cash flow projections are reviewed and updated regularly to assure that adequate liquidity is maintained. Our level of liquidity is a result of management’s asset/liability strategy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ben Franklin Bank of Illinois—Management of Market Risk.”

Mortgage-Backed Securities. We invest in mortgage-backed pass-through securities in order to supplement loan production and achieve our asset/liability management goals. All of these securities owned by us are issued, insured or guaranteed either directly or indirectly by a federal agency, a government sponsored enterprise or are rated “AA” or higher. The Government National Mortgage Association (“GNMA”) is a corporation wholly owned by the United States Government and, as a result, all securities issued by it are backed by the full faith and credit of the United States. In contrast, the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”) are government sponsored enterprises, the obligations of which are neither backed by, nor explicitly guaranteed by, the United States government.

While a federal agency, a government sponsored enterprise guarantee or a high credit rating may indicate a relatively high degree of protection against default, such guarantees and ratings do not protect the securities from declines in value based on changes in interest rates or prepayment speeds. Reflecting our policy of maintaining a substantial portfolio of investments having short to medium terms to repricing or maturity, our mortgage-backed pass-through securities portfolio at March 31, 2006 included $3.6 million of adjustable-rate mortgage-backed securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ben Franklin Bank of Illinois—Management of Market Risk.”

Mortgage-Backed Securities Portfolio Composition. The following table sets forth the composition of our mortgage-backed securities portfolio at the dates indicated.

	At March 31, 2006		At December 31,
			2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Mortgage-backed securities available for sale:
Pass-through securities:
FNMA	$4,110	$3,999	$4,338	$4,253	$5,729	$5,699
FHLMC	1,123	1,082	1,132	1,103	1,169	1,162
GNMA	1,591	1,582	1,814	1,807	2,994	3,008

Total mortgage-backed securities available for sale	$6,824	$6,663	$7,284	$7,163	$9,892	$9,869

Mortgage-Backed Securities Activity. The following table sets forth mortgage-backed securities purchases, sales and principal repayments for the periods indicated.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004
	(In thousands)
Total at beginning of period	$7,284	$9,892	$9,892	$11,980
Mortgage-backed securities purchased:
Pass-through	—	—	—	2,682
Principal repayments	(447)	(646)	(2,546)	(3,306)
Sales	—	—	—	(1,374)
(Amortization) Accretion	(13)	(16)	(62)	(90)

Net activity	(460)	(662)	(2,608)	(2,088)

Total at end of period	$6,824	$9,230	$7,284	$9,892

Mortgage-Backed Securities Portfolio Maturities and Yields. The following table sets forth the contractual maturities and weighted average yields of our mortgage-backed securities portfolio at March 31, 2006. Mortgage-backed securities are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan prepayments.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities available for sale:
Pass-through securities:
FNMA	$—	—%	$—	—%	$—	—%	$4,110	3.98%	$4,110	$3,999	3.98%
FHLMC	—	—	—	—	—	—	1,123	4.35	1,123	1,082	4.35
GNMA	—	—	—	—	—	—	1,591	3.85	1,591	1,582	3.85

Total mortgage-backed securities available for sale	$—	—%	$—	—%	$—	—%	$6,824	4.01%	$6,824	$6,663	4.01%

Federal agency and government sponsored enterprise mortgage-backed securities carry a yield generally lower than that of the corresponding type of residential loan due to a guarantee fee and the retention of a servicing spread by the loan servicer. Accordingly, if the proportion of our assets consisting of mortgage-backed securities increases, our asset yields would likely be somewhat adversely affected. We will evaluate mortgage-backed securities purchases in the future based on its asset/liability objectives, market conditions and alternative investment opportunities.

Other Securities. During recent years, our investment in securities other than mortgage- backed securities, cash and cash equivalents, and Federal Home Loan Bank of Chicago stock have been quite limited. However, in the future, depending on asset/liability management considerations and market considerations, we may determine to invest in other securities including U.S. treasury and agency securities, corporate debt securities and, to a lesser extent, corporate equity securities.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Chicago advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not accepted brokered deposits in the past, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is impacted by the competitive market in which we operate which includes numerous financial institutions of varying sizes offering a wide range of products. We often use promotional rates to meet asset/liability and market segment goals.

The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on our experience, we believe that statement savings, demand and NOW accounts may be somewhat more stable sources of deposits than certificates of deposits. However, it can be difficult to attract and maintain such deposits at favorable interest rates under current market conditions.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At March 31, 2006			At December 31,
				2005			2004
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Demand and NOW deposits	$9,249	9.32%	0.60%	$9,876	10.27%	0.79%	$10,585	10.77%	0.65%
Money market deposits	15,089	15.20	1.97	14,656	15.24	1.81	19,683	20.03	1.34
Regular and other savings	11,034	11.12	0.85	11,415	11.87	0.84	12,491	12.71	0.79

Total transaction and savings accounts	35,372	35.64	1.26	35,947	37.38	1.22	42,759	43.51	1.01
Certificates of deposit	63,868	64.36	4.16	60,213	62.62	3.63	55,512	56.49	2.67

Total deposits	$99,240	100.00%	3.13%	$96,160	100.00%	2.73%	$98,271	100.00%	1.95%

The following table sets forth our deposit activities for the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004
	(In thousands)
Beginning balance	$96,160	$98,271	$98,271	$100,017
Net deposits (withdrawals) before interest credited	2,376	(1,197)	(4,165)	(3,608)
Interest credited	704	439	2,054	1,862

Net increase (decrease) in deposits	3,080	(758)	(2,111)	(1,746)

Ending balance	$99,240	$97,513	$96,160	$98,271

As of March 31, 2006, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $10.9 million. The following table sets forth the maturity of these certificates as of March 31, 2006.

At March 31, 2006
(In thousands)
Three months or less	$1,091
Over three months through six months	207
Over six months through one year	4,293
Over one year	5,269

Total	$10,860

The following table sets forth our time deposits classified by interest rate as of the dates indicated.

	At March 31, 2006	At December 31,
		2005	2004
	(In thousands)
INTEREST RATE:
Less than 2%	$228	$645	$10,141
2.00% - 2.99%	3,271	8,981	34,769
3.00% - 3.99%	24,223	34,541	4,856
4.00% - 4.99%	25,260	15,614	4,067
5.00% - 5.99%	10,886	329	368
6.00% and over	—	103	1,311

Total	$63,868	$60,213	$55,512

The following table sets forth the amount and maturities of our time deposits at March 31, 2006.

	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
INTEREST RATE:
Less than 2%	$228	$—	$—	$—	$228	0.36%
2.00% - 2.99%	3,083	131	57	—	3,271	5.12
3.00% - 3.99%	15,227	7,879	975	142	24,223	37.93
4.00% - 4.99%	15,809	7,240	256	1,955	25,260	39.55
5.00% - 5.99%	31	10,855	—	—	10,886	17.04
6.00% and over	—	—	—	—	—	—

Total	$34,378	$26,105	$1,288	$2,097	$63,868	100.00%

Borrowings. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of our capital stock in the Federal Home Loan Bank of Chicago and certain of our mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.

From time to time during recent years, we have utilized short-term borrowings to fund loan demand. We have also used borrowings where market conditions permit to purchase securities of a similar duration in order to increase our net interest income by the amount of the spread between the asset yield and the borrowing cost. Finally, from time to time, we have obtained advances with terms of three years or more to extend the term of our liabilities.

Our borrowings currently consist solely of advances from the Federal Home Loan Bank of Chicago. At March 31, 2006, we had access to additional Federal Home Loan Bank advances of up to $30.0 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances with terms of one year or less at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2006	2005	2005	2004
	(Dollars in thousands)
Balance at end of period	$2,000	$2,000	$2,000	$7,000
Average balance during period	2,000	5,078	2,759	7,000
Maximum outstanding at any month end	2,000	7,000	7,000	7,000
Weighted average interest rate at end of period	4.58%	4.58%	4.58%	6.18%
Average interest rate during period	4.64	6.00	5.26	6.28

Properties

As of March 31, 2006, the net book value of our properties was $430,000. The following is a list of our offices:

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Main Office:
14 N. Dryden Place, Arlington Heights, Illinois	Leased	1976	8,345	$—
Branch Offices:
3148 Kirchoff Road, Rolling Meadows, Illinois	Leased	1991	3,300	—
360 E. Northwest Highway, Arlington Heights, Illinois	Owned	2001	2,625	430

We plan to build a new main office in a better location within the strip mall in which we now operate. Unlike our current main office, our new main office will accommodate drive up facilities. When the renovation is completed later this year, we will close our 360 E. Northwest Highway branch office located three blocks away and consolidate its activities into our new main office.

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Our depositor and customer records are maintained by an outside data processing firm. The net book value of our data processing and computer equipment at March 31, 2006 was $104,000.

Subsidiary and Other Activities

Ben Franklin Bank of Illinois has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2006, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Ben Franklin Bank of Illinois will enter into an agreement with Ben Franklin Financial, Inc. and Ben Franklin Financial, MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of March 31, 2006, we had 28 full-time employees and one part-time employee. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL, STATE AND LOCAL TAXATION

Federal Taxation

General. Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Ben Franklin Bank of Illinois’ tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Ben Franklin Financial, Inc. or Ben Franklin Bank of Illinois.

Method of Accounting. For federal income tax purposes, Ben Franklin Bank of Illinois currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the “1996 Act”), Ben Franklin Bank of Illinois was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. Ben Franklin Bank of Illinois was required to use the specific charge off method in computing its bad debt deduction beginning with its 1997 federal tax return. Savings institutions were required to recapture any excess reserves established after December 31, 1987. The reserve balance as of December 31, 1987 is referred to as the base year reserve.

Taxable Distributions and Recapture. Prior to the 1996 Act, federal tax bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if the thrift institution failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules.

At March 31, 2006, our total federal and Illinois pre-1988 base year tax bad debt reserve was approximately $397,000. Under current law, pre-1988 federal base year reserves remain subject to recapture if a thrift institution makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a thrift or bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of AMT may be used as credits against regular tax liabilities in future years. Ben Franklin Bank of Illinois has not been subject to the AMT and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry federal back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2006, Ben Franklin Bank of Illinois had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Ben Franklin Financial, Inc. may exclude from its income 100% of dividends received from Ben Franklin Bank of Illinois as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and owns more than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State and Local Taxation

Illinois State Taxation. Ben Franklin Financial, Inc., and Ben Franklin Bank of Illinois will be required to file Illinois income tax returns and pay tax at a stated tax rate of 7.30% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations. As of March 31, 2006, Ben Franklin Bank of Illinois had State of Illinois net operating losses of approximately $1.6 million which are being carried forward and available to reduce future taxable income. These carryforwards expire in 2021.

SUPERVISION AND REGULATION

General

Ben Franklin Bank of Illinois is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Ben Franklin Bank of Illinois also is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the twelve regional banks in the Federal Home Loan Bank System. Ben Franklin Bank of Illinois also is regulated, to a lesser extent, by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Ben Franklin Bank of Illinois and prepares reports for the consideration of its board of directors on any operating deficiencies. Ben Franklin Bank of Illinois’ relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Ben Franklin Bank of Illinois’ mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois, and their operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Ben Franklin Bank of Illinois may originate mortgage loans secured by residential and commercial real estate, commercial business loans and consumer loans, and it may invest in certain types of debt securities and certain other assets. Certain types of lending, such as commercial and consumer loans, are subject to an aggregate limit calculated as a specified percentage of Ben Franklin Bank of Illinois’ capital assets. Ben Franklin Bank of Illinois also may establish subsidiaries that may engage in activities not otherwise permissible for Ben Franklin Bank of Illinois, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest CAMELS rating) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

At March 31, 2006, Ben Franklin Bank of Illinois’ capital exceeded all applicable requirements.

Loans to One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2006, Ben Franklin Bank of Illinois was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, Ben Franklin Bank of Illinois is subject to a qualified thrift lender, or “QTL,” test. Under the QTL test, Ben Franklin Bank of Illinois must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Ben Franklin Bank of Illinois also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At March 31, 2006, Ben Franklin Bank of Illinois qualified under the thrift lender test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings institution is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could result in denial of certain corporate applications, such as branches or mergers, or restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Ben Franklin Bank of Illinois received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term “affiliate” for these purposes generally means any company that controls or is under common control with an institution or a financial subsidiary or depository institution subsidiary of an institution. Ben Franklin Financial, Inc. will be an affiliate of Ben Franklin Bank of Illinois. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Ben Franklin Bank of Illinois’ authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Ben Franklin Bank of Illinois’ capital. In addition, Ben Franklin Bank of Illinois’ board of directors must approve extensions of credit in excess of certain limits.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If the Director does not take action, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” the performance of which must be guaranteed by any company controlling the savings bank up to specified limits. In addition, numerous mandatory supervisory actions become immediately applicable to the savings bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2006, Ben Franklin Bank of Illinois met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts at Ben Franklin Bank of Illinois are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Ben Franklin Bank of Illinois’ deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments and the Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments.

On February 15, 2006, federal legislation to reform federal deposit insurance was signed into law. This new legislation requires, among other things, an increase in the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years), and the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves. If the Deposit Insurance Fund’s reserves exceed the designated reserve ratio, the Federal Deposit Insurance Corporation is required to pay out all or, if the reserve ratio is less than 1.5%, a portion of the excess as a dividend to insured depository institutions based on the percentage of insured deposits held on December 31, 1996 adjusted for subsequently paid premiums. Insured depository institutions that were in existence on December 31, 1996 and paid assessments prior to that date (or their successors) are entitled to a one-time credit against future assessments based on their past contributions to the Bank Insurance Fund or Savings Association Insurance Fund.

Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund and the Savings Association Insurance Fund into a single fund called the Deposit Insurance Fund. As a result of merger, the Bank Insurance Fund and the Savings Association Insurance Fund were abolished. The merger of the Bank Insurance Fund and the Savings Association Insurance Fund into the Deposit Insurance Fund does not affect the authority of the Financing Corporation to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the Financing Corporation in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the Financing Corporation are due to mature in 2017 through 2019. For the quarter ended March 31, 2006, the Financing Corporation assessment was equal to 128 basis points for each $100 in domestic deposits maintained at the institution.

On July 11, 2006, the Federal Deposit Insurance Corporation proposed rules that would change how it imposes deposit insurance assessments. Under the proposed rule, a depository institution would be subject to a minimum annual assessment rate of between 2 and 4 basis points based on the total deposits held by the institution. If enacted, this increased assessment will increase our non-interest expense.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Ben Franklin Bank of Illinois is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Chicago, Ben Franklin Bank of Illinois is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of March 31, 2006, Ben Franklin Bank of Illinois was in compliance with this requirement.

Federal Reserve System

The Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal (NOW) and regular checking accounts. At March 31, 2006, Ben Franklin Bank of Illinois was in compliance with these reserve requirements.

The USA PATRIOT Act

The USA Patriot Act of 2001 gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA Patriot Act also requires the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, if we engage in a merger or other acquisition, our controls designed to combat money laundering would be considered as part of the application process. We have established policies, procedures and systems designed to comply with these regulations.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the Securities and Exchange Commission, under the Securities Exchange Act of 1934.

The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

We expect to incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Holding Company Regulation

General. Upon completion of the reorganization, Ben Franklin Financial, MHC and Ben Franklin Financial, Inc. will be nondiversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Ben Franklin Financial, MHC and Ben Franklin Financial, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Ben Franklin Financial, Inc. and Ben Franklin Financial, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Ben Franklin Financial, Inc. and Ben Franklin Financial, MHC will generally not be subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Ben Franklin Financial, Inc. may engage in the following activities: (i) investing in the stock of a savings bank; (ii) acquiring a mutual savings bank through the merger of such savings bank into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings bank; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or savings banks share their home offices; (v) furnishing or performing management services for a savings bank subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings bank subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director of the Office of Thrift Supervision. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including Ben Franklin Financial, Inc. and Ben Franklin Financial, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

Waivers of Dividends by Ben Franklin Financial, MHC. Office of Thrift Supervision regulations require Ben Franklin Financial, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Ben Franklin Financial, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:

(i)	the waiver would not be detrimental to the safe and sound operation of the subsidiary savings bank; and

(ii)	the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members.

We anticipate that Ben Franklin Financial, MHC will waive any dividends paid by Ben Franklin Financial, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Ben Franklin Financial, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Ben Franklin Financial, MHC converts to stock form.

Conversion of Ben Franklin Financial, MHC to Stock Form. Office of Thrift Supervision regulations permit Ben Franklin Financial, MHC to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Ben Franklin Financial, Inc. (the “New Holding Company”), Ben Franklin Financial, MHC’s corporate existence would end, and certain depositors of Ben Franklin Bank of Illinois would receive the right to subscribe for shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Ben Franklin Financial, MHC (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant to an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Ben Franklin Financial, Inc. immediately prior to the Conversion Transaction. The total number of shares of common stock held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

Any Conversion Transaction would require the approval of a majority of the outstanding shares of common stock of Ben Franklin Financial, Inc. held by Minority Stockholders and by two thirds of the total outstanding shares of common stock of Ben Franklin Financial, Inc. Any Conversion Transaction also would require the approval of a majority of the eligible votes of members of Ben Franklin Financial, MHC.

Federal Securities Laws

Ben Franklin Financial, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Ben Franklin Financial, Inc. common stock will be registered with the Securities and Exchange

Commission under the Securities Exchange Act of 1934. Ben Franklin Financial, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Ben Franklin Financial, Inc. may be resold without registration. Shares purchased by an affiliate of Ben Franklin Financial, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Ben Franklin Financial, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Ben Franklin Financial, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Ben Franklin Financial, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Ben Franklin Financial, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

MANAGEMENT

Shared Management Structure

The directors of Ben Franklin Financial, Inc. will be those same persons who are the directors of Ben Franklin Bank of Illinois. In addition, each executive officer of Ben Franklin Financial, Inc. will also be an executive officer of Ben Franklin Bank of Illinois. Although there are no present plans to do so, both Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Ben Franklin Bank of Illinois. These individuals may receive additional compensation for their services to Ben Franklin Financial, Inc.

Directors of Ben Franklin Financial, Inc.

The board of directors of Ben Franklin Financial, Inc. will initially consist of six members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Dziedzic and Raino. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors DeCelles and Perkins. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Directors Reninger and Sjogren. We intend that a majority of our directors will be independent as defined under the rules of the NASDAQ Capital Market.

Executive Officers of Ben Franklin Financial, Inc.

The following individuals will be the executive officers of Ben Franklin Financial, Inc. and will hold the offices set forth below opposite their names.

Name	Age(1)	Position
C. Steven Sjogren	60	President and Chief Executive Officer
Glen A. Miller	48	Vice President and Chief Financial Officer
Robin L. Jenkins	51	Senior Vice President and Chief Lending Officer
Angie Plesiotis	41	Vice President and Chief Operations Officer

(1)	As of March 31, 2006.

The executive officers of Ben Franklin Financial, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.

Directors of Ben Franklin Bank of Illinois

Composition of our Board. We have six directors. Directors of Ben Franklin Bank of Illinois will be elected annually by Ben Franklin Financial, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of March 31, 2006, and the calendar years when they began serving as directors:

Directors	Age	Position	Director Since
C. Steven Sjogren	60	Chairman of the Board, President and Chief Executive Officer	2001
Robert E. DeCelles	73	Director	1996
Bernadine V. Dziedzic	66	Director	1998
John R. Perkins	61	Director	2002
Nicholas J. Raino	73	Director	2001
James M. Reninger	60	Director	2001

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

C. Steven Sjogren has been the Chairman, President and Chief Executive Officer of Ben Franklin Bank of Illinois since 2002. During 2001, he served as the Interim Director of the Burpee Natural History Museum. Mr. Sjogren has extensive banking experience and served as President and Chief Executive Officer of HomeBanc, Rockford, Illinois from 1981 until 1998 and Regional President of FirstStar Bank until 2000.

Robert E. DeCelles is currently retired. He was a senior property supervisor with Community Specialist, Inc. from 2002 to 2006. He was employed in the real estate management and development industries for most of his career. From 1999 to 2002, Mr. DeCelles was the

President and Chief Executive Officer of Ben Franklin Bank of Illinois. Mr. DeCelles currently serves as Trustee of the S.E.I.U. Local No. 1 Welfare and Pension Fund.

Bernadine V. Dziedzic is currently the compliance officer and corporate secretary for Ben Franklin Bank of Illinois. She has been with Ben Franklin Bank of Illinois since 1998.

John R. Perkins has been Treasurer of Perkins & Associates, LLC, Rockford, Illinois, which provides structured legal settlements for personal injury, wrongful death and workers compensation claims since 2005. Previously, he was a private investor. Mr. Perkins has approximately 25 years of banking experience in various positions and served as Executive Vice President of HomeBanc, Rockford, Illinois until 1998 and as Senior Vice President of FirstStar Bank from 1998 until 2000. He is a certified public accountant.

Nicholas J. Raino has been Chairman of the Board of Dale, Smith & Associates, an advertising and marketing firm specializing in financial institutions since 1972. Mr. Raino has served on the boards of three other depository institutions, two of which were publicly traded.

James M. Reninger has been an owner of Whitfield & Reninger, Ltd., a public accounting firm located in Arlington Heights since 1996. He is a certified public accountant with over 30 years experience.

Executive Officers Who Are Not Directors

Glen A. Miller has been the Vice President and Chief Financial Officer of Ben Franklin Bank of Illinois since 2001. Previously, he was the Assistant Vice President, Financial Reporting and Analysis with Liberty Federal Bank, located in Hinsdale, Illinois from 1997 to 2001.

Robin L. Jenkins has been the Senior Vice President and Chief Lending Officer of Ben Franklin Bank of Illinois since 2006. Prior to joining Ben Franklin Bank of Illinois, he was Vice President of Mortgage Banking for Norstates Bank.

Angie Plesiotis has been the Chief Operations Officer and Vice President of Ben Franklin Bank of Illinois since 2000. Previously, she was Assistant Vice President and Branch Manager at St. Paul Federal Bank.

Meetings of the Board of Directors and Committees

Our board of directors meets on a monthly basis and may hold additional special meetings. During the year ended December 31, 2005, the board of directors of Ben Franklin Bank of Illinois held twelve regular meetings and two special meetings.

Committees of Ben Franklin Financial, Inc.

Ben Franklin Financial, Inc. will have standing Audit, Nominating and Compensation Committees.

The Audit Committee will be responsible for supervising Ben Franklin Financial, Inc.’s accounting, financial reporting and financial control processes. Generally, the Audit Committee will oversee management’s efforts with respect to the quality and integrity of our financial information and reporting functions and the adequacy and effectiveness of our system of internal accounting and financial controls. The Audit committee will also review the independent audit process and the qualifications of the independent registered public accounting firm. We intend that each member of the Audit Committee will be deemed “independent” as defined under the rules of NASDAQ. The Audit Committee will be comprised of Directors Reninger, Perkins, Raino and DeCelles. Beginning in 2006, the Audit Committee will have sole responsibility for engaging our registered public accounting firm. At this time, we expect Director Reninger will be an “Audit Committee financial expert” as defined by SEC regulations.

The Nominating Committee will meet annually in order to nominate candidates for membership on the board of directors. The Nominating Committee will initially be comprised of Directors Perkins and Reninger. This committee is expected to be comprised of the board members who are not standing for election.

The Compensation Committee will establish Ben Franklin Financial, Inc.’s compensation policies and will review compensation matters. The Compensation Committee will be comprised of Directors Perkins, Raino and Reninger. It is expected that the Compensation Committee will consist only of non-employee directors.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Ben Franklin Financial, Inc. will adopt several policies to govern the activities of both Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	convening executive sessions of independent directors; and

•	the board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Ben Franklin Bank of Illinois pays each director a fee of $600 for each meeting attended and a fee of $125 for each committee meeting attended. Employee directors do not receive fees for committee meetings attended.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the year ended December 31, 2005, certain information as to the total remuneration paid by Ben Franklin Bank of Illinois to its Chief Executive Officer, as well as to the other executive officer of Ben Franklin Bank of Illinois who received salary and bonus in excess of $100,000.

Name and Principal Position	Year	Annual Compensation(1)				All Other Compensation
		Salary($)	Bonus($)	Other Annual Compensation ($)(2)	LTIP Payouts
C. Steven Sjogren, President and Chief Executive Officer	2005	$150,000	$10,000	—	—	$12,500	(3)
Glen A. Miller, Vice President and Chief Financial Officer	2005	$95,534	$5,000	—	—	$3,016	(4)

(1)	Summary compensation information is excluded for the years ended December 31, 2004 and December 31, 2003, as Ben Franklin Bank of Illinois was not a public company during those periods.

(2)	Does not include the aggregate amount of perquisites or other benefits, which was less than 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

(3)	Consists of $7,700 received in board fees and $4,800 in matching contributions under the Ben Franklin Bank of Illinois SIMPLE IRA.

(4)	Amount represents matching contributions under the Ben Franklin Bank of Illinois SIMPLE IRA.

Benefit Plans

Employment Agreements. Ben Franklin Bank of Illinois plans to enter into similar employment agreements with each of Messrs. Sjogren and Miller. Each of these agreements will have an initial term of up to three years. Commencing on the date of consummation of the reorganization and continuing on each anniversary of such date thereafter, the agreements for Messrs. Sjogren and Miller will be renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreements. Under the agreements, the initial base salaries for Messrs. Sjogren and Miller are expected to be $150,000 and $95,534, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive’s employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his executive position, or if the executive is also a director for the Bank, the failure to nominate or re-nominate the executive as a director, (ii) a material change in the nature or scope of the executive’s authority resulting in a reduction of the responsibility, scope, or importance of executive’s position, (iii) relocation of executive’s office by more than 45 miles, (iv) a material reduction in the benefits or perquisites paid to the executive unless such reduction is employer-wide, (vi) the liquidation or dissolution of Ben Franklin Bank of Illinois, or (vi) a material breach of the employment agreement by Ben Franklin Bank of Illinois, then the executive would be entitled to a severance payment in the form of a cash lump sum equal to (a) the remaining base salary and bonus that the executive would have earned under the agreement if the executive had continued employment through the end of the term of the agreement and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining term of the agreement, plus (b) the value of the amount that would have been contributed to any employee benefit plan for the benefit of the executive during the remaining period of the agreement (but note that Internal Revenue Code Section 409A may require that the payment cannot be made until six months after termination of employment, if the executive is a “key employee” under IRS rules). In addition, the executive would be entitled, at no expense to the executive, to the continuation of medical coverage for the remaining period of the agreement. In the event of a change in control of Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc., for the purposes of calculating benefits under the above agreements, the remaining term of the agreements should be deemed to be three years.

Not withstanding the above, any severance payments (including payments made in the event of a change in control) to which executive would be entitled, to the extent necessary to comply with Office of Thrift Supervision regulations, shall not exceed three times his average annual compensation over the most recent five taxable years. In addition, in the event payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, payments under the employment agreements with Ben Franklin Bank of Illinois would be reduced in order to avoid this result. Assuming these agreements were in effect and the executives were terminated in connection with a change in control as of January 1, 2006, Messrs. Sjogren and Miller would have received aggregate severance payments of approximately $441,000 and $285,000, respectively, based upon their current levels of compensation.

Under each employment agreement, if an executive becomes disabled or incapacitated within the meaning of the Ben Franklin Bank of Illinois’ long-term disability plan, or if no such plan exists, to the extent the executive is unable to perform his duties for a period of 6 consecutive months, Ben Franklin Bank of Illinois shall continue to pay his salary for one year following termination of employment due to disability and, thereafter, 66 2/3% of his base salary for all subsequent years until the earliest of: (i) his recovery from the disability; (ii) death; (iii) attainment of age 65; or (iv) 36 months following the date of termination following disability. In the event of executive’s death, his estate or beneficiaries will be paid executive’s base salary for one year from executive’s death. Upon retirement at age 65 or such later date determined by the board, executive will receive only those benefits to which he is entitled under any retirement plan of Ben Franklin Bank of Illinois to which he is a party.

Upon termination of the executive’s employment other than in connection with a change in control, disability, or as result of the expiration of the agreement’s term following a notice of non-renewal, the executive agrees not to compete with Ben Franklin Bank of Illinois for a period of one year following termination of employment in any town, city, or county in which there is currently a branch of Ben Franklin Bank of Illinois or any subsidiary of Ben Franklin Financial, Inc., or in which Ben Franklin Bank of Illinois, or a subsidiary has filed an application for regulatory approval to establish an office.

Ben Franklin Bank of Illinois also anticipates entering into generally similar agreements with terms of one year with each of Mr. Jenkins and Ms. Plesiotis.

SIMPLE IRA Savings Plan. Ben Franklin Bank of Illinois maintains a SIMPLE IRA Savings Plan. The SIMPLE IRA Savings Plan is a retirement plan in which the employer establishes a SIMPLE IRA (an individual retirement account or annuity) for each eligible employee. Employees that are at least 21 years of age and have earned at least $5,000 in each of the two prior years are eligible to participate in the SIMPLE IRA Savings Plan and to have a SIMPLE IRA established for them. Under the SIMPLE IRA Savings Plan, participants are permitted to make salary reduction contributions up to $10,000 per year (this limit increases by $2,500 for participants aged 50 or older). The employer has the option of making (i) matching contributions on each participant’s salary reduction contributions equal to 3% (this amount can be less than 3% but greater than 1% under limited circumstances) of each participant’s compensation or (ii) non-elective contributions of 2% of compensation for each eligible employee. All contributions under the SIMPLE IRA Savings Plan are 100% vested at all times. Withdrawals of contributions are generally permitted at any time, but are subject to a 10% excise tax if withdrawn prior to attainment of age 59 1/2. If such withdrawal is made within 2 years of beginning participation in the SIMPLE IRA, this excise tax increases to 25%. As part of the reorganization and offering, participants in the SIMPLE IRA Savings Plan will be permitted to use their SIMPLE IRA account balances to purchase shares of stock of Ben Franklin Financial, Inc. stock for their accounts. However, because the SIMPLE IRA Savings Plan is not a tax-qualified employer retirement plan under the Internal Revenue Code, participants will not receive certain special tax treatment on the stock they purchase in the offering.

Future Stock Benefit Plans

Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. Initially, employees who are employed on the offering date will be eligible to participate in the plan. Thereafter, employees who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with Ben Franklin Bank of Illinois will be eligible to participate. As part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from Ben Franklin Financial, Inc. and use those funds to purchase a number of shares equal to 3.92% of the common stock issued in the reorganization (including shares issued to Ben Franklin Financial, MHC). Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Ben Franklin Bank of Illinois discretionary contributions to the employee stock ownership plan over a period of 15 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will vest at the rate of 20% per year beginning after two years of credited service, so that a participant who has six years of credited service will be fully vested in his or her account balance under the plan, with credit given to participants for up to two years of credited service with Ben Franklin Bank of Illinois’ mutual predecessor prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Ben Franklin Bank of Illinois’ contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances.

Stock-Based Incentive Plan. Following the offering, we intend to adopt a stock-based incentive plan that will provide for grants of stock options and restricted common stock awards for up to 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to Ben Franklin Financial, MHC) provided that if Ben Franklin Bank of Illinois’ tangible capital at the time of adoption of the stock-based incentive plan is less than 10% of its assets then the amount of options and restricted shares may not exceed 1.47% of our outstanding shares. Without prior Office of Thrift Supervision approval, the number of options granted and shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Ben Franklin Financial, MHC.

The stock-based incentive plan will not be established sooner than six months after the stock offering and would require the approval of a majority of the outstanding shares of Ben Franklin Financial, Inc. eligible to be cast, as well as by a majority of the votes eligible to be cast by stockholders other than Ben Franklin Financial, MHC if the stock-based incentive plan is implemented within one year after the stock offering. However, on July 20, 2006, the Office of Thrift Supervision published proposed amendments to its rules to (i) require a vote of minority stockholders on most plans similar to the stock-based incentive plan only in the first year following a stock issuance and (ii) clarify that the vote required during the first year is a majority of the votes cast. If this rule is adopted as proposed and we do not implement a stock-based incentive plan until at least one year following the offering, stockholder approval of such plan would not be required under Office of Thrift Supervision rules. Even if this proposal is adopted in its current form, since our charter requires stockholder approval of any stock issuance to management, we may seek stockholder approval of any stock-based inventive plan adopted more than one year following the completion of the offering with Ben Franklin Financial, MHC permitted to vote its shares for the adoption of the stock-based incentive plan.

Under applicable regulations, unless we obtain a waiver from the Office of Thrift Supervision (or we adopt our stock-based incentive plan more than one year following the completion of the offering and the Office of Thrift Supervision adopts the proposed rules which would eliminate the above restrictions for plans adopted more than one year following a minority stock offering) the following additional restrictions would apply to our stock-based incentive plan if it were implemented within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	no non-employee director may receive more than 5% of the options and restricted awards authorized under the plan;

•	no officer or employee may receive more than 25% of the options and restricted awards authorized under the plan;

•	options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc.

Under current Office of Thrift Supervision policy, the foregoing restrictions would also apply to stock-based incentive plans implemented more than one year after the stock offering unless a waiver of the restriction is obtained from the Office of Thrift Supervision. If we adopt a stock-based incentive plan more than one year following the offering and these restrictions continue to apply, we may request a waiver of any one or more of the foregoing restrictions, including restrictions on the total amount and types of awards.

Ben Franklin Financial, Inc. may obtain the shares needed for this plan by issuing additional authorized shares of common stock or from treasury shares obtained through stock repurchases. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair value of options and shares of common stock on the original grant date. Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards would not be vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights with respect to restricted stock awards. When an award becomes vested, the recipient generally must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount.

Transactions with Certain Related Persons

In the ordinary course of business, Ben Franklin Bank of Illinois makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees. At March 31, 2006, we had no loans outstanding to directors or executive officers.

Additionally, neither Ben Franklin Financial, Inc. nor Ben Franklin Bank of Illinois have made loans to, or have engaged in material transactions with, promoters. Ben Franklin Financial, Inc. has no intention of engaging in any material transactions with promoters in the future.

Participation By Management in the Offering

The following table sets forth information regarding intended common stock purchases by each of the directors of Ben Franklin Bank of Illinois and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order.

directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any restricted stock awards or stock option grants which, in any case, may be made no earlier than six months after the completion of the reorganization and offering. The directors and executive officers have indicated their intention to purchase in the offering an aggregate of $860,000 of common stock, equal to 15.0%, 12.7%, 11.1% and 9.6% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

Name	Aggregate Purchase Price(1)	Number of Shares(1)	Percent at Midpoint
C. Steven Sjogren	$200,000	20,000	3.0%
Robert E. DeCelles	100,000	10,000	1.5
Bernadine V. Dziedzic	100,000	10,000	1.5
John R. Perkins	100,000	10,000	1.5
Nicholas J. Raino	100,000	10,000	1.5
James M. Reninger	100,000	10,000	1.5
All directors and executive officers as a group	$860,000	86,000	12.7%

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who or entity which would be considered an associate of the named individuals under the Plan of Reorganization.

THE REORGANIZATION AND THE STOCK OFFERING

The board of directors of Ben Franklin Bank of Illinois and the Office of Thrift Supervision have approved the plan subject to the plan’s approval by members at a Special Meeting of Members, and subject to the satisfaction of certain other conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

General

On June 28, 2006, the board of directors unanimously adopted and on August 3, 2006, the board of directors amended and restated the plan pursuant to which we will reorganize from a federally-chartered mutual savings bank into a two-tier federal mutual holding company structure. The plan has been approved by the Office of Thrift Supervision subject to, among other things, approval of the plan by our members as of the voting record date. A special meeting of members has been called for this purpose, to be held on September 26, 2006. The reorganization will be completed as follows, or in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan and applicable laws and regulations:

(i)	Ben Franklin Bank of Illinois will organize an interim stock bank as a wholly-owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim stock bank as a wholly-owned subsidiary (“Interim Two”);

(iii)	Interim One will organize Ben Franklin Financial, Inc. as a wholly-owned subsidiary;

(iv)	Ben Franklin Bank of Illinois will amend its charter to be in the form of a federal stock savings bank charter, at which time it will become a stock savings bank (the “Stock Bank”), and Interim One will exchange its charter for a federal mutual holding company charter to become Ben Franklin Financial, MHC;

(v)	simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

(vi)	all of the stock constructively issued by the Stock Bank will be transferred to Ben Franklin Financial, MHC in exchange for membership interests in Ben Franklin Financial, MHC; and

(vii)	Ben Franklin Financial, MHC will contribute the Stock Bank’s stock to Ben Franklin Financial, Inc., and the Stock Bank will become a wholly owned subsidiary of Ben Franklin Financial, Inc.

Concurrently with the reorganization, Ben Franklin Financial, Inc. will offer for sale up to 45% of its common stock representing up to 45% of the pro forma market value of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois.

We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Ben Franklin Bank of Illinois’ business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

The following is a summary of the material aspects of the plan, the subscription offering, and the community offering. The plan should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert Ben Franklin Bank of Illinois to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings banks. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Ben Franklin Financial, MHC to stock form. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings bank and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

The board of directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than Ben Franklin Financial, MHC to own a majority of the common stock of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois. A majority of our voting stock will be owned by Ben Franklin Financial, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Ben Franklin Financial, MHC will be able to elect all the members of Ben Franklin Financial, Inc.’s board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that Ben Franklin Financial, MHC will not take action adverse to the interests of stockholders, other than the mutual holding company. For example, Ben Franklin Financial, MHC could prevent the sale of control of Ben Franklin Financial, Inc., or defeat a candidate for the board of directors of Ben Franklin Financial, Inc. or other proposals put forth by stockholders.

The reorganization does not preclude the conversion of Ben Franklin Financial, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Ben Franklin Financial, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of Ben Franklin Financial, MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Ben Franklin Bank of Illinois

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Ben Franklin Bank of Illinois as of the effective date of the reorganization will continue to have such rights solely with respect to Ben Franklin Financial, MHC so long as they continue to hold deposit accounts with Ben Franklin Bank of Illinois. In addition, all persons who become depositors of Ben Franklin Bank of Illinois subsequent to the reorganization will have such liquidation rights with respect to Ben Franklin Financial, MHC.

Deposit Accounts and Loans. Under the plan, each depositor of Ben Franklin Bank of Illinois at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Ben Franklin Bank of Illinois will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in Ben Franklin Bank of Illinois immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, deposit account holders of Ben Franklin Bank of Illinois will no longer have voting rights in Ben Franklin Bank of Illinois, but will have voting rights in Ben Franklin Financial, MHC. Following the completion of the reorganization and offering, voting rights in Ben Franklin Financial, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Ben Franklin Financial, Inc. stockholders. Although Ben Franklin Financial, Inc. will have the power to issue shares of capital stock to persons other than Ben Franklin Financial, MHC, as long as Ben Franklin Financial, MHC is in existence, Ben Franklin Financial, MHC will be required to own a majority of the voting stock of Ben Franklin Financial, Inc., and consequently will be able to control the outcome of matters put to a vote of stockholders. Ben Franklin Financial, Inc. may issue any amount of non-voting stock to persons other than Ben Franklin Financial, MHC, and Ben Franklin Financial, Inc. must own 100% of the voting stock of Ben Franklin Bank of Illinois.

Tax Effects of the Reorganization

We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to tax matters that are material to the reorganization. The opinion is based, among other things, on factual representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the reorganization. Luse Gorman Pomerenk & Schick, P.C.’s opinion provides as follows:

1.	The conversion of Ben Franklin Bank of Illinois’ charter from a mutual savings bank charter to a stock bank charter will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”), and no gain or loss will be recognized by Ben Franklin Bank of Illinois in either its mutual form (the “Mutual Bank”) or stock form (the “Stock Bank”) as a result.

2.	Stock Bank’s holding period in the assets received from the Mutual Bank will include the period during which such assets were held by the Mutual Bank.

3.	The Stock Bank’s basis in the assets of Ben Franklin Bank of Illinois will be the same as the basis of such assets in the hands of the Mutual Bank immediately prior to the reorganization.

4.	Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in Mutual Bank.

5.	The Stock Bank will succeed to and take into account the Mutual Bank’s earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

6.	For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank’s tax year will not end merely as a result of the conversion of the Mutual Bank to stock form and Stock Bank will not be required to obtain a new employer identification number.

7.

No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Ben Franklin Financial, MHC, in exchange for their deposit accounts in

Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

8.	It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Ben Franklin Financial, Inc. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

9.	The basis of the deposit accounts in Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in the Ben Franklin Financial, MHC to be received by the eligible account holders and supplemental eligible account holders and other members of Mutual Bank will be zero.

10.	The exchange of Stock Bank common stock constructively received by eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Ben Franklin Financial, MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code.

11.	Eligible account holders, supplemental eligible account holders and other members will recognize no gain or loss upon the transfer of Stock Bank common stock (which they constructively received in the conversion of the Mutual Bank to stock form) to Ben Franklin Financial, MHC solely in exchange for membership interests in Ben Franklin Financial, MHC.

12.	Eligible account holders, supplemental eligible account holders and other members’ basis in the Ben Franklin Financial, MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange for such interests.

13.	Ben Franklin Financial, MHC will recognize no gain or loss upon receipt of property from eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Ben Franklin Financial, MHC.

14.

Ben Franklin Financial, MHC’s basis in the property received from eligible account holders, supplemental eligible account holders and other members (which basis is -0-) will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other members immediately prior to the transaction.

15.	Ben Franklin Financial, MHC’s holding period for the property received from eligible account holders, supplemental account holders and other members will include the period during which such property was held by such persons.

16.	Ben Franklin Financial, MHC and the persons who purchased common stock of Ben Franklin Financial, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Ben Franklin Financial, Inc. in exchange for stock in Ben Franklin Financial, Inc.

17.	Ben Franklin Financial, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Ben Franklin Financial, Inc. common stock.

18.	Ben Franklin Financial, MHC’s basis in the Ben Franklin Financial, Inc. common stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock exchanged for such stock.

19.	Ben Franklin Financial, MHC’s holding period in the Ben Franklin Financial, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

20.	Ben Franklin Financial, Inc.’s basis in the Stock Bank stock received from Ben Franklin Financial, MHC will be the same as the basis of such property in the hands of Ben Franklin Financial, MHC.

21.	Ben Franklin Financial, Inc.’s holding period for the Stock Bank stock received from Ben Franklin Financial, MHC will include the period during which such property was held by Ben Franklin Financial, MHC.

22.	It is more likely than not that the basis of the Ben Franklin Financial, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised.

The opinion addresses all material federal income tax consequences of the reorganization. The tax opinion as to items 8 and 22 above is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. The federal and state tax opinions, respectively, referred to in this prospectus are filed as exhibits to the registration statement. See “Where You Can Find More Information.”

The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described in this prospectus.

We also have received an opinion from Crowe Chizek and Company LLC that the Illinois State income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

Offering of Common Stock

Under the plan of reorganization, up to 776,250 shares (subject to increase to 892,688 shares) of Ben Franklin Financial, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 12:00 noon, Central Standard Time, on September 19, 2006, unless otherwise extended by Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on November 3, 2006, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by November 3, 2006, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Ben Franklin Bank of Illinois of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Ben Franklin Bank of Illinois’ notice, the funds submitted will be refunded to the subscriber with interest at Ben Franklin Bank of Illinois’ current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Ben Franklin Bank of Illinois’ current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Ben Franklin Bank of Illinois, as of the close of business on March 31, 2005 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$100,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $97.4 million.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Ben Franklin Bank of Illinois in the one-year period preceding March 31, 2005 are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Ben Franklin Bank of Illinois, such as the employee stock ownership plan, will receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 3.92% of the shares of common stock issued in the reorganization (including shares issued to Ben Franklin Financial, MHC). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering. If the employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from Ben Franklin Financial, Inc.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on June 30, 2006, will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$100,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $99.0 million.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Ben Franklin Bank of Illinois who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on July 31, 2006, will receive nontransferable subscription rights to purchase $100,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by Ben Franklin Financial, Inc. in a community offering to members of the general public to whom Ben Franklin Financial, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Cook County, Illinois. Subject to the maximum purchase limitations, these persons may purchase up to $100,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, Ben Franklin Financial, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in Cook County, Illinois whose order is accepted by Ben Franklin Bank of Illinois and, thereafter, to the extent any shares remain available, to cover orders of other members of the general public. In the event orders for common stock in each of these categories exceed the number of shares available for sale within such category, orders shall first be filled so that each person may receive 1,000 shares, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $100,000 or 10,000 shares of common stock.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Ben Franklin Financial, Inc. owned or controlled by persons other than Ben Franklin Financial, MHC at the close of the reorganization and offering shall be less than 50% of Ben Franklin Financial, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $100,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $300,000 of the common stock offered in the offering, except that: (i) Ben Franklin Financial, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Ben Franklin Financial, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Ben Franklin Financial, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Ben Franklin Financial, Inc., or Ben Franklin Bank of Illinois that are attributable to such person shall not be counted.

D.

The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Ben Franklin Financial, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’

equity of Ben Franklin Financial, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Ben Franklin Financial, Inc., or Ben Franklin Bank of Illinois that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Ben Franklin Financial, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Ben Franklin Financial, Inc., at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Ben Franklin Financial, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Ben Franklin Financial, Inc., at the conclusion of the offering

G.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Ben Franklin Financial, Inc., by all stock benefit plans of Ben Franklin Financial, Inc., or Ben Franklin Bank of Illinois, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Ben Franklin Financial, Inc., held by persons other than the Ben Franklin Financial, MHC.

H.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Ben Franklin Financial, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the outstanding shares of common stock held by persons other than the Ben Franklin Financial, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Ben Franklin Financial, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the stockholders’ equity of Ben Franklin Financial, Inc., held by persons other than the Ben Franklin Financial, MHC at the conclusion of the offering.

J.

Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc. (“NASD”). Ben Franklin Financial, Inc., and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The board of directors of Ben Franklin Financial, Inc., has the right in its sole discretion to reject any order submitted by a person whose representations the board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the board.

For purposes of the plan of reorganization, the members of the board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Ben Franklin Financial, MHC, Ben Franklin Financial, Inc. or Ben Franklin Bank of Illinois or a majority-owned subsidiary of Ben Franklin Financial, Inc. or Ben Franklin Bank of Illinois, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505 a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Ben Franklin Financial, MHC, Ben Franklin Financial, Inc. or Ben Franklin Bank of Illinois or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

•	a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13-D or Schedule 13-G with any regulatory agency will be deemed to be acting in concert.

The boards of directors of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois may, in their sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation up to 5.0% of the shares being offered in the offering or decrease it to 0.10% of the shares offered in the offering. Requests to purchase shares of Ben Franklin Financial, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois, with the approval of the Office of Thrift Supervision and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc. and except as described below. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain reporting requirements upon purchase of these securities.

Restrictions on Transferability of Subscription Rights

Subscription rights are nontransferable. Ben Franklin Bank of Illinois may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc.

Prospectus Delivery and Procedure for Purchasing Common Stock

To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Keefe, Bruyette & Woods, Inc. is obligated to deliver a prospectus and an order form by any means other than the United States Postal Service.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date.

Full payment by check, money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original order form. We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form.

If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc. All prospective purchasers must send payment directly to Ben Franklin Bank of Illinois, where such funds will be held in a segregated savings account at Ben Franklin Bank of Illinois or, at our discretion, another federally insured depository institution, and not released until the offering is completed or terminated.

To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000 and a success fee equal to 1.25% of the dollar amount of the shares of common stock sold in the subscription and community offerings with a minimum of $100,000. The success fee will be reduced by the management fee. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families or shares purchased by our tax-qualified employee benefit plans currently estimated to total 49,980 shares, 67,620 shares, and 77,763 shares at the minimum, maximum and adjusted maximum of the offering range, respectively. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses associated with its marketing effort (including legal fees), up to a maximum of $65,000. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of Ben Franklin Financial, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial, LC. will receive a fee of $32,500. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial, LC.’s liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in the prospectus, including the financial statements. RP Financial, LC. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Ben Franklin Bank of Illinois and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Ben Franklin Bank of Illinois;

•	a comparative evaluation of the operating and financial statistics of Ben Franklin Bank of Illinois with those of other publicly traded subsidiaries of holding companies;

•	the aggregate size of the offering;

•	the impact of the reorganization and offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of Ben Franklin Financial, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

On the basis of the foregoing, RP Financial, LC. advised us that as of June 16, 2006, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $12.8 million to a maximum of $17.3 million, with a midpoint of $15.0 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 45% of the shares issued should be held by purchasers in the offering and 55% should be held by Ben Franklin Financial, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Ben Franklin Financial, Inc. will issue will range from 1,275,000 shares to 1,725,000 shares, with a midpoint of 1,500,000 shares, and the number of shares sold in the offering will range from 573,750 shares to 776,250 shares, with a midpoint of 675,000 shares.

The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the three months ended March 31, 2006 and the year ended December 31, 2005, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $19.8 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 1,983,750 shares. Under such circumstances the number of shares sold in the offering will be increased to 892,688 shares and the number of shares held by Ben Franklin Financial, MHC will be increased to 1,091,062 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Offering of Common Stock-Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by Ben Franklin Bank of Illinois, nor did RP Financial, LC. value independently the assets or liabilities of Ben Franklin Bank of Illinois. The independent valuation considers Ben Franklin Bank of Illinois as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $19.8 million or a decrease in the pro forma market value to less than $12.8 million, then Ben Franklin Financial, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision in order to complete the reorganization and offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or September 26, 2008.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Ben Franklin Financial, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Ben Franklin Financial, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Ben Franklin Bank of Illinois and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to Ben Franklin Bank of Illinois and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Ben Franklin Financial, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision’s approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision; or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

Expiration Date. The offering will terminate at 12:00 noon, Central Standard Time on September 19, 2006 unless extended by us for up to 45 days following the expiration of the stock offering, which is November 3, 2006, or, if approved by the Office of Thrift Supervision, for an additional period after November 3, 2006 (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than November 3, 2006, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Ben Franklin Bank of Illinois, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by Ben Franklin Bank of Illinois prior to 12:00 noon, Central Standard Time on September 19, 2006. Each person ordering shares of common stock is required to represent that they are purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance plan and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) check or money order or (ii) authorization of withdrawal from a deposit account maintained with Ben Franklin Bank of Illinois. Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Ben Franklin Bank of Illinois will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Funds received prior to the completion of the offering will be held in a segregated account at Ben Franklin Bank of Illinois or, in our discretion, at another federally insured depository institution. Subscription funds will bear interest at our passbook savings rate, which is currently 0.75% per annum. Subscribers’ checks will be transmitted to the segregated account referred to above by no later than noon of the next business day where they will be invested in investments that are permissible under SEC Rule 15c2-4. If the offering is terminated, subscription funds will be returned promptly, with interest. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community or syndicated community offering at any time prior to the 48 hours before completion of the offering. This payment may be made by wire transfer.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Ben Franklin Bank of Illinois. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Ben Franklin Bank of Illinois can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at Ben Franklin Bank of Illinois should contact the Stock Information Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond November 3, 2006.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Ben Franklin Financial, Inc.’s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

Purchases of outstanding shares of common stock of Ben Franklin Financial, Inc. by directors, executive officers, or any person who was an executive officer or director of Ben Franklin Bank of Illinois after adoption of the plan of reorganization, and their associates during the three-year period following the reorganization and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Ben Franklin Financial, Inc.’s outstanding common stock or to the purchase of shares of common stock under the stock option plan.

Ben Franklin Financial, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Ben Franklin Financial, Inc. may be resold without registration. Shares purchased by an affiliate of Ben Franklin Financial, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Ben Franklin Financial, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Ben Franklin Financial, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Ben Franklin Financial, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Ben Franklin Financial, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Ben Franklin Bank of Illinois, the plan of reorganization may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Ben Franklin Bank of Illinois’ members. Amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the board of directors of Ben Franklin Bank of Illinois at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. Completion of the reorganization requires the approval of the plan of reorganization by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting of Members. The plan of reorganization shall be terminated if the reorganization and offering are not completed within 24 months from the date on which the members of Ben Franklin Bank of Illinois approve the plan of reorganization and may not be extended by Ben Franklin Bank of Illinois or the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (847) 398-0990 ext.253 from 10:00 a.m. to 4:00 p.m., Central Standard Time, Monday through Friday.

RESTRICTIONS ON THE ACQUISITION OF BEN FRANKLIN FINANCIAL, INC.

AND BEN FRANKLIN BANK OF ILLINOIS

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Ben Franklin Financial, Inc., Ben Franklin Bank of Illinois or their respective capital stock are described below. Also discussed are certain provisions in Ben Franklin Financial, Inc.’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire Ben Franklin Financial, Inc.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, a person is deemed conclusively to have acquired control of a savings institution by, among other things, acquiring more than 25% of any class of voting stock of the institution or controlling the election of a majority of the directors of an institution. Moreover, a person is presumed to have acquired control, subject to rebuttal, by acquiring more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Ben Franklin Financial, Inc. or Ben Franklin Bank of Illinois without Office of Thrift Supervision’s prior approval.

Charter and Bylaws of Ben Franklin Financial, Inc.

The following discussion is a summary of provisions of the charter and bylaws of Ben Franklin Financial, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of Ben Franklin Financial, Inc. is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of Ben Franklin Financial, Inc. for a three year term. A classified board promotes continuity and stability of management of Ben Franklin Financial, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the stock offering, Ben Franklin Financial, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Ben Franklin Financial, Inc.” Although these shares could be used by the board of directors of Ben Franklin Financial, Inc. to make it more difficult or to discourage an attempt to obtain control of Ben Franklin Financial, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Ben Franklin Financial, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. Ben Franklin Financial, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of Ben Franklin Financial, Inc.’s directors. No cumulative voting rights means that Ben Franklin Financial, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Ben Franklin Financial, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Ben Franklin Financial, Inc.’s board of directors.

Restrictions on Acquisitions of Shares. Ben Franklin Bank of Illinois’ charter provides that for a period of five years from the closing of the stock issuance no person, other than Ben Franklin Financial, Inc. and Ben Franklin Financial, MHC, may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Ben Franklin Bank of Illinois. This provision does not apply to any tax-qualified employee benefit plan of Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Ben Franklin Financial, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote. The inclusion of this provision in Ben Franklin Bank of Illinois’ charter is deemed to restrict the acquisition and voting of shares of Ben Franklin Financial, Inc.

Procedures for Stockholder Nominations. Ben Franklin Financial, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Ben Franklin Financial, Inc. at least five days before the date of the annual meeting. Management believes that it is in the best interests of Ben Franklin Financial, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of Ben Franklin Financial, Inc.’s charter and bylaws described above, benefit plans of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with the stock offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Ben Franklin Bank of Illinois might conclude are not in the best interests of Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF BEN FRANKLIN FINANCIAL, INC.

General

Ben Franklin Financial, Inc. is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of serial preferred stock. Each share of Ben Franklin Financial, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan or reorganization and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Ben Franklin Financial, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of Ben Franklin Financial, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Ben Franklin Financial, Inc. currently expects that it will have a maximum of up to 1,725,000 shares of common stock outstanding after the stock offering, of which up to 776,250 shares will be held by persons other than Ben Franklin Financial, MHC. The board of directors can, without stockholder approval, issue additional shares of common stock, although Ben Franklin Financial, MHC, so long as it is in existence, must own a majority of Ben Franklin Financial, Inc.’s outstanding shares of common stock. Ben Franklin Financial, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Ben Franklin Financial, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Ben Franklin Financial, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Ben Franklin Financial, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Ben Franklin Financial, Inc. out of funds legally available therefor. Dividends from Ben Franklin Financial, Inc. will depend, in large part, upon receipt of dividends from Ben Franklin Bank of Illinois, because Ben Franklin Financial, Inc. initially will have no source of income other than dividends from Ben Franklin Bank of Illinois, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to Ben Franklin Financial, Inc.’s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Pursuant to our charter, Ben Franklin Financial, Inc. is authorized to issue preferred stock. If Ben Franklin Financial, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the stock offering, the holders of common stock of Ben Franklin Financial, Inc. will possess exclusive voting rights in Ben Franklin Financial, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Ben Franklin Financial, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Ben Franklin Bank of Illinois, Ben Franklin Financial, Inc., as holder of Ben Franklin Bank of Illinois’ capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Ben Franklin Bank of Illinois, including all deposit accounts and accrued interest thereon, all assets of Ben Franklin Bank of Illinois available for distribution. In the event of liquidation, dissolution or winding up of Ben Franklin Financial, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Ben Franklin Financial, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of Ben Franklin Financial, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Ben Franklin Financial, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Ben Franklin Financial, Inc.’s authorized preferred stock will be issued in the stock offering. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Ben Franklin Financial, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company, Cranford, New Jersey, will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Ben Franklin Bank of Illinois and Ben

Franklin Financial, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The Illinois state income tax consequences of the reorganization and offering have been passed upon for Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. by Crowe Chizek and Company LLC, Oak Brook, Illinois. Luse Gorman Pomerenk & Schick, P.C. and Crowe Chizek and Company LLC have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Malizia Spidi & Fisch, P.C.

EXPERTS

The financial statements of Ben Franklin Bank of Illinois as of and for the years ended December 31, 2005 and 2004, have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Ben Franklin Bank of Illinois and Ben Franklin Financial, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

Ben Franklin Financial, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Ben Franklin Bank of Illinois has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

A copy of the charter and bylaws of Ben Franklin Financial, Inc. is available without charge from Ben Franklin Bank of Illinois.

REGISTRATION REQUIREMENTS

In connection with the offering, Ben Franklin Financial, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Upon this registration, Ben Franklin Financial, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Ben Franklin Financial, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

BEN FRANKLIN BANK OF ILLINOIS

Arlington Heights, Illinois

FINANCIAL STATEMENTS

Separate financial statements for Ben Franklin Financial, Inc. have not been included in this prospectus because Ben Franklin Financial, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or rebated notes.

F-1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ben Franklin Bank of Illinois

Arlington Heights, Illinois

We have audited the accompanying statements of financial condition of Ben Franklin Bank of Illinois as of December 31, 2005 and 2004, and the related statements of income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ben Franklin Bank of Illinois as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

Oak Brook, Illinois

March 25, 2006

F-2.

BEN FRANKLIN BANK OF ILLINOIS

STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)

	(Unaudited) March 31, 2006	December 31
		2005	2004
ASSETS
Cash and due from banks	$1,186	$1,718	$2,595
Interest-bearing deposit accounts	2,564	1,121	1,071
Federal funds sold	5,130	4,200	2,275

Cash and cash equivalents	8,880	7,039	5,941
Securities available-for-sale	6,663	7,163	9,869
Loans receivable, net of allowance for loan losses of $510 at March 31, 2006 (unaudited); $509 at December 31, 2005; $492 at December 31, 2004	91,100	89,982	90,255
Federal Home Loan Bank stock	2,077	2,077	6,515
Premises and equipment, net	636	658	790
Accrued interest receivable	513	489	436
Other assets	378	361	422

Total assets	$110,247	$107,769	$114,228

LIABILITIES AND EQUITY
Liabilities
Demand-noninterest-bearing	$1,801	$1,609	$1,502
Demand-interest-bearing	7,448	8,267	9,083
Savings	11,034	11,416	12,491
Money Market	15,089	14,656	19,683
Certificates of deposit	63,868	60,212	55,512

Total deposits	99,240	96,160	98,271
Advances from Federal Home Loan Bank	2,000	2,000	7,000
Advances from borrowers for taxes and insurance	375	616	532
Other liabilities	276	659	414

Total liabilities	101,891	99,435	106,217
Commitments and contingent liabilities	—	—	—
Equity
Retained earnings, substantially restricted	8,458	8,410	8,022
Accumulated other comprehensive loss	(102)	(76)	(11)

Total equity	8,356	8,334	8,011

Total liabilities and equity	$110,247	$107,769	$114,228

See accompanying notes to financial statements.

F-3.

BEN FRANKLIN BANK OF ILLINOIS

STATEMENTS OF INCOME

(Dollars in thousands)

	(Unaudited) Three Months Ended March 31		Years Ended December 31
	2006	2005	2005	2004
Interest and dividend income
Loans	$1,338	$1,169	$5,014	$4,164
Securities	84	241	581	1,197
Federal funds sold	53	24	140	32
Interest-bearing deposit accounts and other	14	8	29	11

	1,489	1,442	5,764	5,404
Interest expense
Deposits	689	483	2,204	1,928
Federal Home Loan Bank advances	23	75	145	440

	712	558	2,349	2,368

Net interest income	777	884	3,415	3,036
Provision for loan losses	1	6	17	19

Net interest income after provision for loan losses	776	878	3,398	3,017
Noninterest income
Service fee income	37	32	130	175
Gain on sale of loans	—	1	34	11
Loss on sale of securities	—	—	—	(1)
Other	6	8	32	57

	43	41	196	242
Noninterest expenses
Compensation and employee benefits	438	426	1,697	1,653
Occupancy expenses	134	140	563	554
Data processing services	61	61	248	243
Professional fees	28	27	115	110
Regulatory fees	24	25	99	104
Other	61	65	284	276

	746	744	3,006	2,940

Income before income taxes	73	175	588	319
Provision for income taxes	25	59	200	108

Net income	$48	$116	$388	$211

See accompanying notes to financial statements.

F-4.

BEN FRANKLIN BANK OF ILLINOIS

STATEMENTS OF EQUITY

(Dollars in thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income (Loss)
Balance at January 1, 2004	$7,811	$(49)	$7,762
Comprehensive income:
Net income	211	—	211	$211
Change in unrealized loss on securities available-for-sale, net of taxes	—	38	38	38

Total comprehensive income				$249

Balance at December 31, 2004	8,022	(11)	8,011
Comprehensive income:
Net income	388	—	388	$388
Change in unrealized loss on securities available-for-sale, net of taxes	—	(65)	(65)	(65)

Total comprehensive income				$323

Balance at December 31, 2005	8,410	(76)	8,334
Comprehensive income
Net income	48	—	48	$48
Change in unrealized loss on securities available-for-sale, net of taxes	—	(26)	(26)	(26)

Total comprehensive income				$22

Balance at March 31, 2006 (unaudited)	$8,458	$(102)	$8,356

See accompanying notes to financial statements.

F-5.

BEN FRANKLIN BANK OF ILLINOIS

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	(Unaudited) Three Months Ended March 31		Years Ended December 31
	2006	2005	2005	2004
Cash flows from operating activities
Net income	$48	$116	$388	$211
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	38	40	171	173
Amortization of premiums and discounts	13	30	50	256
Provision for loan losses	1	6	17	19
Loss on sale of securities	—	—	—	1
Loans originated for sale	(1,228)	(2,515)	(5,744)	(2,333)
Proceeds from the sale of loans	1,228	2,516	5,778	2,344
Gain on sale of loans	—	(1)	(34)	(11)
FHLB stock dividends	—	(152)	(262)	(792)
Changes in:
Deferred loan costs	25	33	105	77
Accrued interest receivable	(24)	(15)	(53)	(21)
Deferred income taxes	(8)	(307)	(268)	12
Other assets	3	237	285	288
Other liabilities	(383)	314	324	(780)

Net cash from operating activities	(287)	302	757	(556)
Cash flows from investing activities
Proceeds from sales of securities available-for-sale	—	—	—	2,374
Proceeds from calls and maturities of securities available-for-sale	—	—	—	2,200
Purchase of securities available-for-sale	—	—	—	(2,682)
Principal repayments on mortgage-backed securities	447	646	2,546	3,306
Net (increase) decrease in loans	(1,142)	49	3,980	7,747
Purchase of loans	—	—	(3,819)	(17,993)
Redemption of Federal Home Loan Bank stock	—	4,700	4,700	7,000
Capital expenditures	(16)	(20)	(39)	(12)

Net cash from investing activities	(711)	5,375	7,368	1,940
Cash flows from financing activities
Net increase (decrease) in deposits	3,080	(759)	(2,111)	(1,746)
Net change in advances from FHLB	—	(5,000)	(5,000)	—
Net change in advances from borrowers for taxes and insurance	(241)	(190)	84	90

Net cash from financing activities	2,839	(5,949)	(7,027)	(1,656)

Net change in cash and cash equivalents	1,841	(272)	1,098	(272)
Cash and cash equivalents at beginning of year	7,039	5,941	5,941	6,213

Cash and cash equivalents at end of year	$8,880	$5,669	$7,039	$5,941

Supplemental disclosures of cash flow information
Interest paid	$746	$556	$2,299	$2,344
Income taxes paid	368	59	159	37

See accompanying notes to financial statements.

F-6.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ben Franklin Bank of Illinois (the Bank) is a federally chartered mutual savings bank and a member of the Federal Home Loan Bank (FHLB) system. The Bank maintains insurance on savings accounts with the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation.

Nature of Business: The Bank provides a full line of financial services to customers in the Cook County, Illinois area. Ben Franklin Bank of Illinois grants residential and consumer loans, substantially all of which are secured by specific items of collateral, including residences and consumer assets.

Basis of Presentation for Interim Financial Statements: The financial statements of the Bank at March 31, 2006 and for the three months ended March 31, 2006 and 2005 have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) for interim financial information and predominant practices followed by the financial services industry, and are unaudited. In the opinion of the Bank’s management, all adjustments consisting of normal recurring accruals necessary for a fair presentation of the financial condition and results of operations for the interim periods included herein have been made.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with (GAAP) and with general practices within the thrift industry requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period.

Loans Held For Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower aggregate cost or market, as determined by outstanding commitments from investors on an individual loan by loan basis. Sales in the secondary market are recognized when full acceptance and funding has been received. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Loans are sold with limited recourse consisting of customary representations and warranties. Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold. As of March 31, 2006 (unaudited), December 31, 2005 and 2004, there were no loans held for sale.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

(Continued)

F-7.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest receivable on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Securities: Securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Bank may decide to sell those securities for changes in market interest rates, liquidity needs, changes in yields on alternative investments, and for other reasons. They are carried at fair value. Unrealized gains and losses on securities available-for-sale are charged or credited to a valuation allowance, which is included as a separate component of equity.

Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Recognition of Interest Income on Loans: Interest income on mortgage and installment loans is recognized over the term of the loans based on the principal balance outstanding. Unearned interest on home improvement loans is amortized into income by the interest method.

Loan Origination Fees and Related Costs: Loan origination fees, net of certain direct loan origination costs, are deferred. The net deferred fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Buildings are depreciated using the straight-line method with useful lives of approximately 30 years. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the improvements or the remaining term of the leases, whichever is shorter. The Bank is currently amortizing leasehold improvements over approximately 10 years. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years. The cost and accumulated depreciation of assets retired or sold are eliminated from the financial statements, and the gain or loss on disposition is credited or charged to operations when incurred.

(Continued)

F-8.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Rights: Servicing rights represent the allocated value of servicing rights retained on loans sold. Servicing assets are expensed in proportion to and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to loan type and investor. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Other Real Estate Owned: Real estate acquired through foreclosure and similar proceedings is carried at fair value less estimated costs to sell. Losses on disposition, including expenses incurred in connection with the disposition, are charged to operations.

Income Taxes: The provision for income taxes is based on an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Allowance for Loans Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged to the allowance when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors.

Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

A loan is impaired when full payment under the terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

(Continued)

F-9.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flow: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Credit losses associated with off-balance sheet commitments are reflected as a liability and are based on estimated collateral values, economic conditions, and other factors. Such financial instruments are recorded when they are funded.

Loan commitment fees received for a commitment to originate or purchase a loan are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.

New Accounting Standards: In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 123R, Share-Based Payment. As a result of the conversion discussed in Note 14, this statement would be effective for all employee awards granted, modified or settled after June 30, 2006. As of the effective date, compensation expense related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement 123. Adoption of this standard could impact the amount of salary expense incurred for future financial statements reporting if the Bank had a stock award program in place after the proposed statement becomes effective.

(Continued)

F-10.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2005, FAS No. 154, Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3, was issued. FAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This Statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. This statement is effective for fiscal years that begin after December 15, 2005. Management does not believe the adoption of SFAS No. 154 will have a material impact on the results of operations or financial condition of the Bank.

In February 2006, SFAS No. 155, Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140, was issued. FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes, among other things, the accounting for certain derivatives embedded in other financial instruments. The primary objective of this Statement with respect to Statement 133 are to: a. Simplify accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the interim guidance in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interest in Securitized Financial Assets,” which provides that beneficial interests in securitized financial assets are not subject to the provisions of Statement No. 133. The primary objective of this Statement with respect to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets Extinguishments of Liabilities, is to eliminate a restriction on the passive derivative instruments that a qualifying special-purpose entity (SPE) may hold. This statement is effective for fiscal years that begin after September 15, 2006. Management does not believe the adoption of SFAS No. 155 will have material impact on the results of operations or financial condition of the Bank.

In March 2006, FASB issued Statement 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FASB Statement 140 establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assts and servicing liabilities at fair value. This statement is effective for fiscal years that begin after September 15, 2006. Management does not believe the adoption of SFAS 156 will have a material impact on the results of operations or financial condition of the Bank.

(Continued)

F-11.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE

The fair value of securities available-for-sale (consisting of mortgage backed securities) and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

March 31, 2006 (Unaudited)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
FNMA	$3,999	$1	$(113)
FHLMC	1,082	—	(41)
GNMA	1,582	1	(9)

Total	$6,663	$2	$(163)

December 31, 2005
FNMA	$4,253	$—	$(85)
FHLMC	1,103	—	(29)
GNMA	1,807	2	(10)

Total	$7,163	$2	$(124)

December 31, 2004
FNMA	$5,699	$7	$(37)
FHLMC	1,162	—	(7)
GNMA	3,008	19	(5)

Total	$9,869	$26	$(49)

Proceeds from securities available-for-sale sold during the periods ended March 31, 2006 (unaudited) and December 31, 2005 and 2004 amounted to $0, $0, and $2,374,000, respectively, with a gross loss of $3,000 and a gross gain of $2,000 realized in 2004.

(Continued)

F-12.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 – SECURITIES AVAILABLE-FOR-SALE (Continued)

Securities available-for-sale with unrealized losses as of March 31, 2006 (unaudited) not recognized in income are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
FNMA	$1,006	$(19)	$2,904	$(94)	$3,910	$(113)
FHLMC	—	—	1,082	(41)	1,082	(41)
GNMA	656	(3)	633	(6)	1,289	(9)

Total temporarily impaired	$1,662	$(22)	$4,619	$(141)	$6,281	$(163)

Securities available-for-sale with unrealized losses as of December 31, 2005 not recognized in income are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
FNMA	$1,067	$(15)	$3,092	$(70)	$4,159	$(85)
FHLMC	—	—	1,103	(29)	1,103	(29)
GNMA	642	(6)	445	(4)	1,087	(10)

Total temporarily impaired	$1,709	$(21)	$4,640	$(103)	$6,349	$(124)

Securities available-for-sale with unrealized losses as of December 31, 2004 not recognized in income are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
FNMA	$—	$—	$4,354	$(37)	$4,354	$(37)
FHLMC	1,162	(7)	—	—	1,162	(7)
GNMA	—	—	766	(5)	766	(5)

Total temporarily impaired	$1,162	$(7)	$5,120	$(42)	$6,282	$(49)

The unrealized losses have not been recognized into income because the issuers’ securities are of high credit quality (rated AA or higher), management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity dates and/or market rates decline.

(Continued)

F-13.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 3 - LOANS RECEIVABLE

Loans receivable at March 31, 2006 (unaudited) and December 31 are summarized as follows:

	(Unaudited) March 31 2006	December 31
		2005	2004
First mortgage loans
Secured by one-to-four-family residences	$47,790	$48,820	$53,441
Secured by multi-family residences	15,511	15,219	12,865
Secured by commercial real estate	12,718	12,504	8,521
Secured by land	1,087	691	163
Construction loans	6,349	5,259	6,744

Total first mortgage loans	83,455	82,493	81,734
Consumer and other loans
Home equity line of credit	8,061	8,263	9,393
Commercial loans	2,458	1,748	1,823
Other consumer loans	60	104	56

Total consumer and other loans	10,579	10,115	11,272
Premiums and net deferred loan origination costs	46	70	128
Loans in process	(2,470)	(2,187)	(2,387)
Allowance for loan losses	(510)	(509)	(492)

	$91,100	$89,982	$90,255

Loans serviced for others total approximately $4,900,000, $3,500,000, $3,700,000, and $1,100,000 at March 31, 2006 (unaudited) March 31, 2005 (unaudited) and December 31, 2005 and 2004, respectively.

As of March 31, 2006 (unaudited) and December 31, 2005 and 2004 there were no loans outstanding to principal officers, directors and other affiliates.

Activity in the allowance for loan losses is as follows:

	(Unaudited) Three Months Ended March 31		Years Ended December 31
	2006	2005	2005	2004
Balance at beginning of year	$509	$492	$492	$473
Provision for loan losses	1	6	17	19
Loans charged off	—	—	—	—
Recoveries of loans previously charged off	—	—	—	—

	$510	$498	$509	$492

(Continued)

F-14.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 3 - LOANS RECEIVABLE (Continued)

There were no individually impaired loans related to Statement of Financial Accounting Standards No. 114 outstanding as of March 31, 2006 (unaudited) and December 31, 2005 or 2004.

Nonperforming loans were as follows:

	(Unaudited) March 31 2006	December 31
		2005	2004
Loans past due over 90 days still on accrual	$421	$—	$—
Nonaccrual loans	—	—	—

Loans past due over 90 days consist of one loan which was repaid subsequent to March 31, 2006 (unaudited).

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest consists of the following:

	(Unaudited) March 31 2006	December 31
		2005	2004
Loans	$484	$457	$398
Securities	29	32	38

	$513	$489	$436

(Continued)

F-15.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	(Unaudited) March 31 2006	December 31
		2005	2004
Land	$225	$225	$225
Building	318	318	318
Furniture and fixtures	875	859	820

	1,418	1,402	1,363
Accumulated depreciation	(782)	(744)	(573)

	$636	$658	$790

NOTE 6 - DEPOSITS

Deposit accounts with balances greater than $100,000 totaled approximately $14,615,000, $13,497,000, and $13,840,000 at March 31, 2006 (unaudited) and December 31, 2005 and 2004. Deposits greater than $100,000 are not insured.

The scheduled maturities of certificates of deposit are as follows:

	(Unaudited) March 31, 2006	December 31, 2005
2006	$34,378	$39,196
2007	26,105	17,207
2008	1,288	1,563
2009	1,999	1,986
2010	98	261

	$63,868	$60,213

(Continued)

F-16.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 6 - DEPOSITS (Continued)

Interest expense on deposits is summarized as follows:

	(Unaudited) Three Months Ended March 31		Years Ended December 31
	2006	2005	2005	2004
Demand-interest-bearing	$15	$17	$72	$70
Money market	68	63	250	268
Savings	23	25	103	103
Certificates of deposit	583	378	1,779	1,487

	$689	$483	$2,204	$1,928

Deposits from principal officers, directors and other affiliates total approximately $322,000, $343,000 and $373,000 at March 31, 2006 (unaudited) and December 31, 2005 and 2004, respectively.

NOTE 7 - ADVANCES FROM FHLB

Secured advances from the FHLB of Chicago are summarized as follows:

Maturity Date	Type	Call Date	Interest Rate	(Unaudited) March 31 2006	December 31
					2005	2004
February 28, 2005	Fixed Rate	Quarterly	6.18%	$—	$—	$7,000
March 22, 2010	Fixed Rate	N/A	4.58%	$2,000	$2,000	$—

The Bank has adopted a collateral pledge agreement whereby the Bank has agreed to keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 142% of the outstanding secured advances from the FHLB. All FHLB stock is also pledged to secure these advances.

(Continued)

F-17.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 8 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital as defined in the regulations to risk-weighted assets as defined and of Tier I capital to adjusted assets as defined. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. The Bank was categorized as well capitalized at March 31, 2006 (unaudited) and December 31, 2005 and 2004. There are no conditions or events since that notification that management believes have changed the institution’s category.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If undercapitalized, asset growth and expansion are limited and plans for capital restoration are required.

The following is a reconciliation of the Bank’s capital under accounting principles generally accepted in the United States of America (GAAP) to regulatory capital:

	(Unaudited) March 31	December 31
	2006	2005	2004
GAAP capital	$8,356	$8,334	$8,011
Deferred tax asset limitation	(125)	(126)	—
Unrealized loss on securities available-for-sale	102	76	11

Tier I capital	8,333	8,284	8,022
Allowance for loan losses	510	509	492

Total capital	$8,843	$8,793	$8,514

(Continued)

F-18.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 8 - REGULATORY MATTERS (Continued)

At year end, actual capital levels and minimum required levels were:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2006 (Unaudited)
Total capital (to risk-weighted assets)	$8,843	11.5%	$6,155	8.0%	$7,694	10.0%
Tier 1 (core) capital (to risk-weighted assets)	8,333	10.8	3,077	4.0	4,616	6.0
Tier 1 (core) capital (to adjusted total assets)	8,333	7.6	4,411	4.0	5,514	5.0

December 31, 2005
Total capital (to risk-weighted assets)	$8,793	11.7%	$6,038	8.0%	$7,548	10.0%
Tier 1 (core) capital (to risk-weighted assets)	8,284	11.0	3,019	4.0	4,529	6.0
Tier 1 (core) capital (to adjusted total assets)	8,284	7.7	4,310	4.0	5,388	5.0

December 31, 2004
Total capital (to risk-weighted assets)	$8,514	11.3%	$6,020	8.0%	$7,524	10.0%
Tier 1 (core) capital (to risk-weighted assets)	8,022	10.7	3,010	4.0	4,515	6.0
Tier 1 (core) capital (to adjusted total assets)	8,022	7.0	4,570	4.0	5,712	5.0

NOTE 9 - EMPLOYEE BENEFITS

The Bank maintains a Savings Incentive Matching Plan for Employees (SIMPLE) covering substantially all employees. Participants may elect to make tax-deferred contributions to the plan up to $10,000 per calendar year. Annually, the Bank makes dollar-for-dollar matching contributions based on amounts contributed by participants up to a maximum of 3% of compensation per participant. The Bank made contributions totaling $23,000 and $25,000 during 2005 and 2004, respectively. No contribution has been made in the period ended March 31, 2006 (unaudited).

(Continued)

F-19.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 10 - INCOME TAXES

The provision for income taxes consists of the following:

	(Unaudited) Three Months Ended March 31		Years Ended December 31
	2006	2005	2005	2004
Current	$33	$366	$468	$96
Deferred	(8)	(307)	(268)	12

	$25	$59	$200	$108

The income tax provision differs from the amounts determined by applying the statutory U.S. federal income tax rate as a result of the following items:

	(Unaudited) Three Months Ended March 31				Years Ended December 31
	2006		2005		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax provision computed at the statutory rate	$25	34.0%	$59	34.0%	$200	34.0%	$108	34.0%
State tax and other	—	.2	—	—	—	—	—	(.1)

	$25	34.2%	$59	34.0%	$200	34.0%	$108	33.9%

The net deferred tax liability consists of the following:

	(Unaudited) March 31	December 31
	2006	2005	2004
Deferred tax assets
Accumulated depreciation	$198	$86	$68
Bad debts	93	197	191
Deferred loan fees	24	20	15
Net operating loss carryforwards	76	79	126
Unrealized loss on securities available-for-sale	53	39	6
Deferred tax liabilities
FHLB stock dividends and other	(200)	(199)	(485)

Net asset (liability)	$244	$222	$(79)

State net operating losses of approximately $1,600,000 are being carried forward and will be available to reduce future taxable income. These carryforwards expire through 2021.

(Continued)

F-20.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 11 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE- SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to make loans and fund unused lines of credit and loans in process. The Bank’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of these instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded on the statement of financial condition. These financial instruments are summarized as follows:

	(Unaudited) March 31 2006	Contractual Amount December 31

		2005	2004
Financial instruments whose contract amounts represent credit risk
Unused lines of credit	$12,166	$13,937	$15,812
Commitments to make loans	1,000	3,145	2,694

The contractual amount of fixed rate commitments to make loans at March 31, 2006 (unaudited) and December 31, 2005 and 2004 were $0, $1,422,000, and $1,034,000. Commitments to make loans are generally made for 60 days or less. The fixed rate loan commitments at March 31, 2006 have rates ranging from 6.40% to 6.75%. Financial instruments that potentially subject the Bank to concentrations of credit risk include deposit accounts in other financial institutions. At March 31, 2006 (unaudited), the Bank had interest-bearing deposits amounting to $2,239,000 with the Federal Home Loan Bank of Chicago and non-interest-bearing deposits of $865,000 with JP Morgan Chase. The Bank also had federal funds sold to JP Morgan Chase of $5,130,000. At December 31, 2005, the Bank had interest-bearing deposits amounting to $799,000 with the Federal Home Loan Bank of Chicago and non-interest-bearing deposits of $1,378,000 with JP Morgan Chase. The Bank also had federal funds sold to JP Morgan Chase of $4,200,000.

The Bank currently leases its main bank facility under a noncancelable one-year operating lease. The Bank currently leases its branch facility under a noncancelable five-year operating lease that matures on November 30, 2009. Minimum rental commitments under the leases are as follows as of March 31, 2006 (unaudited):

2006	$77
2007	76
2008	77
2009	71

$301

(Continued)

F-21.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 11 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE- SHEET RISK (Continued)

Rent expense for the three months ended March 31, 2006 and 2005 (unaudited) was approximately $39,000 and $38,000, respectively, and for the years ended December 31, 2005 and 2004 was approximately $157,000 and $155,000, respectively.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Bank’s financial instruments are as follows:

	(Unaudited) March 31, 2006		December 31, 2005		December 31, 2004
	Approximate Carrying Value	Estimated Fair Value	Approximate Carrying Value	Estimated Fair Value	Approximate Carrying Value	Estimated Fair Value
Financial assets
Cash and cash equivalents	$8,880	$8,880	$7,039	$7,039	$5,941	$5,941
Securities available-for-sale	6,663	6,663	7,163	7,163	9,869	9,869
Loans receivable, net	91,100	90,286	89,982	89,211	90,255	90,596
FHLB stock	2,077	2,077	2,077	2,077	6,515	6,515
Accrued interest receivable	513	513	489	489	436	436

Financial liabilities
Demand, money market, and savings	$(35,372)	$(35,372)	$(35,948)	$(35,948)	$(42,759)	$(42,759)
Certificates of deposits	(63,868)	(63,156)	(60,212)	(59,643)	(55,512)	(55,453)
FHLB advances	(2,000)	(1,953)	(2,000)	(1,976)	(7,000)	(7,050)
Accrued interest payable	(85)	(85)	(119)	(119)	(69)	(69)

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instrument are presented below.

The estimated fair value for cash and cash equivalents; FHLB stock; accrued interest receivable; Demand, money market, and savings deposits; and accrued interest payable are considered to approximate their carrying values. The estimated fair values for securities available-for-sale are based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on estimates of the rates the Bank would charge for similar loans at March 31, 2006 (unaudited) and December 31, 2005 and 2004, applied for the time period until estimated payment. The estimated fair value of certificates of deposit is based on estimates of the rate the Bank would pay on such deposits at March 31, 2006 (unaudited) and December 31, 2005 and 2004, applied for the time period until maturity. The fair value of FHLB advances is based on current rates for similar financing. Loan commitments are not included in the table above as their estimated fair value is immaterial.

(Continued)

F-22.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

While the above estimates are based on management’s judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of these items on March 31, 2006 (unaudited) and December 31, 2005, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at March 31, 2006 (unaudited) and December 31, 2005 and 2004 should not necessarily be considered to apply at subsequent dates.

NOTE 13 - COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

	(Unaudited) Three Months Ended March 31		Years Ended December 31
	2006	2005	2005	2004
Unrealized holding gains and losses on securities available-for-sale	$(40)	$(89)	$(99)	$59
Less reclassification adjustments for gains and losses recognized in income	—	—	—	1

	(40)	(89)	(99)	58
Tax effect	14	31	34	(20)

Other comprehensive income (loss)	$(26)	$(58)	$(65)	$38

NOTE 14 - ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION (UNAUDITED)

The Board of Directors of the Bank has adopted a Plan of Reorganization and Stock Issuance (the “Plan”) to (i) reorganize the Bank into a mutual holding company, Ben Franklin Financial, MHC, (the “MHC”) and (ii) form a new subsidiary holding company, Ben Franklin Financial, Inc., a federal corporation (the “Holding Company”), as a direct subsidiary to hold 100% of the stock of the Bank. Concurrently with the reorganization, the Holding Company will offer and sell shares of its common stock in a public offering representing up to 45% of its shares that will be outstanding after the offering. The common stock will be offered on a priority basis to eligible deposits with the remaining shares offered to the public in a community offering or a syndicated community offering, or a combination thereof. Upon completion of the stock offering, the MHC will continue to own at least a majority of the common stock.

(Continued)

F-23.

BEN FRANKLIN BANK OF ILLINOIS

NOTES TO FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 14 - ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION (UNAUDITED) (Continued)

The plan must be approved by the Office of Thrift Supervision.

The Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Bank as determined by an independent appraisal. The Bank may not pay dividends to the Stock Holding Company if the dividends would cause the Bank to fall below the “well capitalized” capital threshold.

Offering costs have been deferred and will be deducted from the proceeds of the shares sold in the offering. If the offering is not completed, all costs will be charged to expense. At March 31, 2006 (unaudited), $5,300 of offering costs had been incurred and deferred. No offering costs had been incurred as of December 31, 2005.

F-24.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Ben Franklin Financial, Inc.

Proposed Holding Company for Ben Franklin Bank of Illinois

Up to 776,250 Shares of Common Stock

(Subject to Increase to up to 892,688 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

August 14, 2006

Until the later of November 13, 2006 or 90 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.